UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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PARKER-HANNIFIN CORPORATION

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PARKER-HANNIFIN CORPORATION

6035 Parkland Boulevard—Cleveland, Ohio 44124-4141

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OCTOBER 27, 2010

TO OUR SHAREHOLDERS:

You are cordially invited to attend the annual meeting of the shareholders of Parker-Hannifin Corporation. The meeting will be held at our headquarters located at 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, on Wednesday, October 27, 2010, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect Robert G. Bohn, Linda S. Harty, William E. Kassling, Robert J. Kohlhepp, Klaus-Peter Müller, Candy M. Obourn, Joseph M. Scaminace, Wolfgang R. Schmitt, Åke Svensson, Markos I. Tambakeras, James L. Wainscott, and Donald E. Washkewicz as Directors for a term expiring at the Annual Meeting of Shareholders in 2011;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2011;

3.	To approve the Parker-Hannifin Corporation 2010 Performance Bonus Plan;

4.	To consider and vote upon a shareholder proposal to amend the Code of Regulations to separate the roles of Chairman of the Board and Chief Executive Officer; and

5.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on August 31, 2010 are entitled to vote at the meeting. Your vote is important, so if you do not expect to attend the meeting, or if you do plan to attend but wish to vote by proxy, please mark, date, sign and return the enclosed proxy card promptly in the envelope provided or vote electronically via the internet or by telephone in accordance with the instructions on the enclosed proxy card. Please turn to the back page of this Proxy Statement for directions to attend the annual meeting.

Thank you for your support of Parker-Hannifin Corporation.

By Order of the Board of Directors

Thomas A. Piraino, Jr.
Secretary

September 27, 2010

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to be held on October 27, 2010.

This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and our 2010 Annual Report, are available free of charge on our investor relations website (www.phstock.com).

i

PARKER-HANNIFIN CORPORATION

6035 Parkland Boulevard—Cleveland, Ohio 44124-4141

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Shareholders scheduled to be held on October 27, 2010, and at all adjournments thereof. Only shareholders of record at the close of business on August 31, 2010 will be entitled to vote at the meeting. On August 31, 2010, 161,376,085 Common Shares were outstanding and entitled to vote at the meeting. Each share is entitled to one vote. This Proxy Statement and the form of proxy are being mailed to shareholders on or about September 27, 2010.

GOVERNANCE DOCUMENTS

Our Code of Conduct, Board of Directors Guidelines on Significant Corporate Governance Issues and Independence Standards for Directors are posted and available on the Corporate Governance page of our investor relations website at www.phstock.com. Shareholders may request copies of these documents, free of charge, by writing to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary, or by calling (216) 896-3000.

BOARD OF DIRECTORS

ANNUAL ELECTIONS; CUMULATIVE VOTING.

In October 2007, our shareholders approved an amendment to our Code of Regulations to provide for the annual election of our entire Board of Directors. The amendment has been phased in over a three-year period ending with this Annual Meeting of Shareholders. As a result of the amendment, each Director elected at this Annual Meeting of Shareholders, and at each subsequent Annual Meeting of Shareholders, will hold office until the next Annual Meeting of Shareholders and until his or her successor is elected.

Our shareholders have cumulative voting rights in the election of Directors if any shareholder gives notice in writing to our President, any of our Vice Presidents or our Secretary not less than 48 hours before the time fixed for holding the meeting that cumulative voting at such election is desired. The fact that such notice has been given must be announced upon the convening of the meeting by our Chairman of the Board, our Secretary or by or on behalf of the shareholder giving such notice. In such event, each shareholder has the right to cumulate votes and give one nominee the number of votes equal to the number of Directors to be elected multiplied by the number of votes to which the shareholder is entitled, or to distribute votes on the same principle among two or more nominees, as the shareholder determines. If voting at the election held during this Annual Meeting of Shareholders is cumulative, the persons named on the enclosed proxy card will vote Common Shares represented by valid proxies on a cumulative basis for the election of the nominees set forth in the “Election of Directors” section beginning on page 10 of this Proxy Statement, allocating the votes of such Common Shares in accordance with their judgment.

ELECTIONS AND RETIREMENTS.

As permitted under our Code of Regulations, our Board of Directors elected Robert G. Bohn and Åke Svensson to our Board of Directors in August 2010, each for a term expiring at this Annual Meeting of Shareholders. Giulio Mazzalupi, a Director since 1999, will retire at this Annual Meeting of Shareholders in accordance with our Board of Directors Guidelines on Significant Corporate Governance Issues, which require the retirement of outside Directors at age 70.

MEETINGS AND ATTENDANCE; EXECUTIVE SESSIONS.

During fiscal year 2010, there were five meetings of our Board of Directors. Each Director attended at least 75% of the meetings held by our Board of Directors and the Committees of our Board of Directors on which he or she served.

We hold a regularly scheduled meeting of our Board of Directors in conjunction with our Annual Meeting of Shareholders. Directors are expected to attend the Annual Meeting of Shareholders absent an appropriate reason. All of the members of our Board of Directors at the time of our 2009 Annual Meeting of Shareholders attended that meeting, except for Klaus-Peter Müller, who had an unavoidable conflict.

In accordance with the listing standards of the New York Stock Exchange, our non-management Directors are scheduled to meet regularly in executive sessions without management and, if required, our independent Directors will meet at least once annually. Additional meetings of our non-management Directors may be scheduled from time to time when our non-management Directors determine that such meetings are desirable. Our non-management Directors met four times during fiscal year 2010.

NUMBER; CURRENT TERM; RELATIONSHIPS.

Our Board of Directors presently consists of 13 members. The current term of each member of our Board of Directors expires in October 2010. None of our Directors are related to each other and no arrangements or understandings exist pursuant to which any Director was selected as a Director or Director nominee.

DIRECTOR INDEPENDENCE.

Our Board of Directors Guidelines on Significant Corporate Governance Issues require at least a majority of our Directors to be “independent” as defined in the listing standards established by the New York Stock Exchange. Our Board of Directors has also adopted standards for director independence, which are set forth in our Independence Standards for Directors.

We strongly favor a governance structure that includes an independent Board of Directors. Of the 13 current members of our Board of Directors, 12 are independent based on our Board of Directors’ consideration of the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors. In addition, each of the Audit Committee, the Corporate Governance and Nominating Committee, the Finance Committee and the Human Resources and Compensation Committee of our Board of Directors is composed entirely of independent directors. As a result, our independent directors directly oversee critical matters such as our remuneration policy for executive officers, our corporate governance guidelines, policies and practices, our corporate finance strategies and initiatives, the integrity of our financial statements and our internal controls over financial reporting.

Our Board of Directors has affirmatively determined that the following 12 individuals who currently serve as Directors or who served as Directors during any part of fiscal year 2010 are independent: Robert G. Bohn, Linda S. Harty, William E. Kassling, Robert J. Kohlhepp, Giulio Mazzalupi, Klaus-Peter Müller, Candy M. Obourn, Joseph M. Scaminace, Wolfgang R. Schmitt, Åke Svensson, Markos I. Tambakeras and James L. Wainscott.

Among other things, our Board of Directors does not consider a Director to be independent unless it affirmatively determines that the Director has no material relationship with us either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Our Board of Directors annually reviews and determines which of its members are independent based on the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors. During the course of such review, our Board of Directors broadly considers all facts and circumstances which it deems relevant, including any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships between us and any of our Directors. In fiscal year 2010, after considering the facts and circumstances applicable to each Director, our Board of Directors determined that the following relationships required further analysis to confirm that the following Directors are independent:

1.	Each of Ms. Harty and Messrs. Bohn and Kohlhepp serves as an officer of a company that has an existing customer or supplier relationship with us. Our Board of Directors nevertheless concluded that each of these Directors is independent because, among other things, none of them receive direct or indirect personal benefits as a result of their relationships and our payments to or from each of these companies fell below the thresholds set forth in the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors.

2.	Mr. Müller serves as Chairman of the Supervisory Board of Commerzbank AG, with which we have a commercial banking relationship. Our Board of Directors nevertheless concluded that Mr. Müller is independent because, among other things, he receives no direct or indirect personal benefits as a result of the relationship, we do not have an exclusive banking relationship with Commerzbank AG in Germany, and the amount of our indebtedness to Commerzbank AG is insignificant when compared to the purchase and sale thresholds set forth in the independence standards of the New York Stock Exchange and our Independence Standards for Directors.

CURRENT LEADERSHIP STRUCTURE.

Our Board of Directors currently employs a “dual leadership” structure in which our Chief Executive Officer serves as Chairman of the Board and, pursuant to our Board of Directors Guidelines on Significant Corporate Governance Issues, the Chair of the Corporate Governance and Nominating Committee of our Board of Directors, an independent Director, serves as Lead Director. Our Lead Director is elected solely by the independent members of our Board of Directors and holds a position separate and independent from our Chairman of the Board. The Charter of the Corporate Governance and Nominating Committee provides that the Chair of the Corporate Governance and Nominating Committee has a term limit of three years.

The specific authorities, duties and responsibilities of our Lead Director are described in our Board of Directors Guidelines on Significant Corporate Governance Issues. Among other things, our Lead Director presides over and supervises the conduct of all meetings of our independent Directors, calls meetings of our non-management, independent Directors, and prepares and approves all agendas and schedules for meetings of our Board of Directors.

Our Board of Directors has had a Lead Director since April 2004. Our Board of Directors believes that having a Lead Director who is elected by our independent Directors ensures that our Board of Directors will at all times have an independent Director in a leadership position. At the same time, our Board of Directors believes that it is important to maintain flexibility in its leadership structure to allow for a member of management to serve in a leadership position alongside the Lead Director if our Board of Directors determines that such a leadership structure best meets the then current needs of our Board of Directors, our business, our employees and our shareholders.

Our Board of Directors has determined that this leadership structure is currently more efficient and effective than a structure which employs a single, independent Chairman of the Board. Our Board of Directors views this structure as one that ensures both independence in leadership and a balance of knowledge, power and authority. For example, our leadership structure employs both a Chairman of the Board who possesses an intimate, working knowledge of our day-to-day business, plans, strategies and initiatives, and a Lead Director who has a strong working relationship with our non-management, independent Directors. These two individuals combine and utilize their unique knowledge bases and perspectives to ensure that management and our independent Directors work together as effectively as possible. Among other things, our Chairman of the Board ensures that our Board of Directors addresses strategic issues that management considers critical, while our Lead Director ensures that our Board of Directors addresses strategic issues that our independent Directors consider critical.

Our Board of Directors recognizes, however, that no single leadership model may always be appropriate. Accordingly, our Board of Directors regularly reviews its leadership structure to ensure that it continues to represent the most efficient and effective structure for our Board of Directors, our business, our employees and our shareholders.

SELECTION AND NOMINATION OF DIRECTORS.

The Corporate Governance and Nominating Committee of our Board of Directors is responsible for identifying, evaluating and recommending potential Director candidates. The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating candidates. The Corporate Governance and Nominating Committee regularly reviews whether the size of our Board of Directors is appropriate and whether any vacancies on our Board of Directors are expected due to retirement or otherwise. In the event that any vacancies are anticipated or otherwise arise, the Corporate Governance and Nominating Committee will consider various potential candidates.

In evaluating Director nominees, the Corporate Governance and Nominating Committee will consider a variety of factors such as those described below under the caption “Director Qualifications; Board Diversity.” The Corporate Governance and Nominating Committee will consider the entirety of each proposed candidate’s credentials and will consider all available information that may be relevant to the candidate’s nomination. Following such consideration, the Corporate Governance and Nominating Committee may seek additional information regarding, and may request interviews with, any candidate it wishes to further pursue. Based upon all information reviewed and interviews conducted, the Corporate Governance and Nominating Committee will collectively determine whether to recommend the candidate to our entire Board of Directors.

During fiscal year 2010, the Corporate Governance and Nominating Committee retained Howard & O’Brien Associates, Inc., a third-party search firm, to assist in identifying, evaluating and recommending potential Director candidates. Candidates may also be recommended by other third-party search firms and current members of our Board of Directors. In addition, the Corporate Governance and Nominating Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as Directors, provided that such recommendations comply with the procedures set forth under the caption “Shareholder Recommendations for Director Nominees” beginning on page 78 of this Proxy Statement. The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders on the same basis as candidates from other sources. The Corporate Governance and Nominating Committee generally will not, however, consider recommendations for Director nominees submitted by individuals who are not affiliated with us.

DIRECTOR QUALIFICATIONS; BOARD DIVERSITY.

We believe that oversight from a highly-qualified and highly-diverse Board of Directors is essential for the short-term and long-term success of our business. The size and scope of our global operations, markets, product offerings and employee base produce a wide range of issues and considerations for our business. Consequently, we strive to attract and retain Directors who are highly-qualified and diverse to ensure that they represent a broad range of backgrounds, educations, experiences, skills and viewpoints that will enable them to individually and collectively understand and address the issues and considerations affecting our Board of Directors, our business, our employees and our shareholders.

Our Board of Directors, through its Corporate Governance and Nominating Committee, diligently evaluates each Director and Director nominee and our Board of Directors as a whole to ensure that our Board of Directors has a complementary mix of qualified and diverse individuals designed to optimize the functioning and the decision-making and oversight roles of our Board of Directors and its Committees. Our Board of Directors does not have any formal policies with respect to Director qualifications or diversity. As a general matter, however, the Corporate Governance and Nominating Committee considers a broad range of factors such as judgment, skill, integrity, independence, possible conflicts of interest, experience with businesses and other organizations of comparable size or character, the interplay of the candidate’s experience and approach to addressing business issues with the experience and approach of incumbent members of our Board of Directors and other new Director candidates, and the candidate’s ability to effectively monitor and oversee the risks facing our business. More specifically, our Board of Directors seeks to identify nominees who have one or more of the following attributes:

•	current or recent service as a Chief Executive Officer or in other senior executive positions;

•	current or recent service in senior leadership positions in successful global industrial companies of significant size;

•	significant experience in companies headquartered in and/or serving the key regions in which our business operates;

•	significant experience in operations, finance, accounting and other key areas;

•	ability to effectively monitor and oversee the most critical current risks facing our business; and/or

•	other relevant skills and experiences, including leadership positions in growth-oriented companies or companies involved in certain technologies and industries.

Our Board of Directors Guidelines on Significant Corporate Governance Issues also require each of our Directors to comply with our Code of Conduct and otherwise act with the commitment, integrity, honesty, judgment and professionalism necessary to serve the long-term interests of our Board of Directors, our business, our employees and our shareholders.

Our Board of Directors has concluded that the nominees presented in the “Election of Directors” section beginning on page 10 of this Proxy Statement collectively represent a highly-qualified and highly-diverse group of individuals that will effectively serve our Board of Directors, our business, our employees and our shareholders in fiscal year 2011. Our Board of Directors believes that each nominee should serve on our Board of Directors in fiscal year 2011 based on his or her record of effective past service on our Board of Directors and the specific experiences, qualifications, attributes and skills described in his or her biographical information presented in that section.

RISK MANAGEMENT.

Management and our Board of Directors and its Committees are collectively engaged in identifying, overseeing, evaluating and managing the material risks facing our business and ensuring that our strategies and objectives work to minimize such risks. Our Board of Directors has the ultimate responsibility to monitor the risks facing our business.

Various members of our management are responsible for our day-to-day risk management activities, including members of our Enterprise Compliance, Human Resources, Internal Audit, Legal, Tax, Risk Management, Treasury and Finance departments. Those individuals are charged with identifying, overseeing, evaluating and managing risks in their functional areas and for ensuring that any significant risks are addressed with the appropriate Committee of our Board of Directors. The risk areas for which each Committee is responsible are specifically described in the “Committees of the Board of Directors” section beginning on page 6 of this Proxy Statement. Management and the Chair of the applicable Committee ensure that any significant risks are reported to and addressed with the entire Board of Directors. Our Lead Director and the other Committee Chairs ensure that risk management is a recurring agenda item for meetings of our Board of Directors and its Committees.

Management and our Board of Directors and its Committees also engage outside advisors where appropriate to assist in the identification, oversight, evaluation and management of the risks facing our business. These outside advisors include our independent registered public accounting firm, external legal counsel and insurance providers, and the independent executive compensation consultant retained by the Human Resources and Compensation Committee of our Board of Directors.

Our Board of Directors believes that its current level of independence, leadership structure and qualifications and diversity of its members further facilitate the effective identification, oversight, evaluation and management of risk. Our Lead Director meets regularly with our other independent Directors without management to discuss current and potential risks and the means of mitigating those risks, and has the authority to direct and evaluate management’s risk management efforts.

Management and our Board of Directors and its Committees view the risk management role of our Board of Directors and its Committees, and their relationship with management in the identification, oversight, evaluation and management of risk, as paramount to the short-term and long-term viability of our business. As a result, the ability to effectively monitor and oversee the most critical current risks facing our business is a key consideration for our Board of Directors and its Committees in identifying potential Board nominees and evaluating current Directors and Committee assignments.

COMMITTEES OF THE BOARD OF DIRECTORS

BOARD COMMITTEES; COMMITTEE CHARTERS.

Our Board of Directors has established, and has delegated certain authorities and responsibilities to, its Human Resources and Compensation Committee, Finance Committee, Corporate Governance and Nominating Committee and Audit Committee. Our Board of Directors has also adopted a written charter for each of these Committees, which are posted and available on the Corporate Governance page of our investor relations website at www.phstock.com. Shareholders may request copies of these charters, free of charge, by writing to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary, or by calling (216) 896-3000.

THE HUMAN RESOURCES AND COMPENSATION COMMITTEE.

The Human Resources and Compensation Committee of our Board of Directors is our standing compensation committee. The Human Resources and Compensation Committee met four times during fiscal year 2010. The Human Resources and Compensation Committee consists of five Directors, each of whom is independent as defined in our Independence Standards for Directors and in the listing standards of the New York Stock Exchange.

As described beginning on page 23 of this Proxy Statement, the Human Resources and Compensation Committee has various duties and responsibilities with respect to the administration, oversight and determination of executive compensation. In addition, the Human Resources and Compensation Committee works with its independent executive compensation consultant and our Human Resources, Legal and other management personnel to oversee and evaluate risks arising from:

•	our compensation policies and practices for all employees;

•	our succession planning and talent development strategies and initiatives; and

•	other human resources issues facing our business.

In particular, the Human Resources and Compensation Committee monitors any significant existing or potential risks arising from our compensation policies and practices for all employees through its oversight of an annual compensation risk review conducted by management and its independent executive compensation consultant. The results of this review are evaluated and discussed among management, the Human Resources and Compensation Committee and its independent executive compensation consultant and, if any significant risks are identified, the full Board of Directors. Based on the review conducted during fiscal year 2010, we do not believe that any risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our business.

The annual compensation risk review begins with a global assessment of any plans or programs that could potentially encourage excessive risk-taking or otherwise present significant risks to our business. The review also surveys our individual business units to determine whether any of them carries a significant portion of our risk profile, structures compensation significantly different than others or is significantly more profitable than others. The review then evaluates whether the applicable plans and programs are likely to encourage excessive risk-taking or detrimental behavior, vary significantly from the company’s risk-reward structure, or otherwise present significant risks to our business.

During our fiscal year 2010 compensation risk review, we also identified and evaluated various mechanisms that we currently have in place that may serve to mitigate any existing or potential risks arising from our compensation policies and practices, including the following:

•

our executive officers and other management-level employees are generally compensated with a balanced mix of annual and long-term incentives, fixed and at-risk compensation, cash and equity compensation, and multiple forms of equity compensation;

•	compensation packages gradually become more focused on long-term, at-risk and equity compensation as our employees ascend to and through management-level positions;

•	our global compensation plans and programs generally utilize the same or substantially similar performance measures;

•

we use multiple performance measures to determine payout levels under certain elements of incentive compensation and different performance measures for our annual incentives as compared to our long-term incentives;

•	the performance of our employees is not evaluated or measured based solely on changes in our stock price;

•

our incentive compensation programs generally limit payouts to a specified maximum, while those that do not are mitigated by other factors (e.g., stock appreciation rights are mitigated by long-term vesting periods and stock ownership guidelines);

•	we do not offer “guaranteed” bonuses and all of our incentive compensation elements carry downside risk for participants;

•

our executive officers are subject to specific stock ownership guidelines, a “claw-back” policy and provisions requiring forfeiture of certain elements of incentive compensation upon termination for cause;

•	our compensation packages, including severance packages and supplemental pensions, are within market ranges;

•

the Human Resources and Compensation Committee has both positive and negative discretion to assess the quality of our results in our various performance measures and the risks taken to attain those results in approving final incentive payouts;

•	our de-centralized organizational structure would lessen the impact of any excessive risks taken by individual business units or operating groups; and

•

our employees are evaluated, measured, assessed and otherwise responsible for complying with our Code of Conduct and other internal policies and controls, and otherwise acting in the best interests of our business and our shareholders.

During the annual compensation risk review, we also consider whether any changes to our compensation plans and programs may be necessary to further mitigate risk. The Human Resources and Compensation Committee did not make any such changes based on the results of our fiscal year 2010 review.

The Human Resources and Compensation Committee also provides regular reports of its activities to the full Board of Directors, as the full Board of Directors has the ultimate responsibility for monitoring the risks facing our business.

THE FINANCE COMMITTEE.

The Finance Committee of our Board of Directors met twice during fiscal year 2010. The Finance Committee consists of five Directors, each of whom is independent as defined in our Independence Standards for Directors and in the listing standards of the New York Stock Exchange.

Among other things, the Finance Committee is responsible for reviewing our capital structure and tax and risk management strategies and for reviewing and approving our debt and equity offerings, share repurchase programs and funding and investment policies for our employee benefit plans and programs. In addition, the Finance Committee works with our Legal, Tax, Risk Management, Treasury and Finance and other management personnel to oversee and evaluate risks arising from:

•	balance sheet and other financial statement issues;

•	structure and amount of our debt and equity;

•	our retirement and other benefit plans (including funding and investment risks);

•	our insurance coverage and costs;

•	tax, credit and liquidity issues; and

•	other strategies for our financial risk management (including any use of hedges and derivative instruments).

The Finance Committee also provides regular reports of its activities to the full Board of Directors, as the full Board of Directors has the ultimate responsibility for monitoring the risks facing our business.

THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE.

The Corporate Governance and Nominating Committee of our Board of Directors is our standing nominating committee. The Corporate Governance and Nominating Committee met four times during fiscal year 2010. The Corporate Governance and Nominating Committee consists of five Directors, each of whom is independent as defined in our Independence Standards for Directors and in the listing standards of the New York Stock Exchange.

Among other things, the Corporate Governance and Nominating Committee is responsible for evaluating and recommending to our Board of Directors qualified nominees for election as Directors and qualified Directors for Committee membership, establishing evaluation procedures and completing an annual evaluation of the performance of our Board of Directors, developing corporate governance principles, recommending those principles to our Board of Directors and considering other matters pertaining to the size and composition of our Board of Directors. In addition, the Corporate Governance and Nominating Committee works with our Legal and other management personnel to oversee and evaluate risks arising from:

•	Director independence, qualifications and diversity issues;

•	Board of Directors and Committee leadership, composition, function and effectiveness;

•	alignment of the interests of our shareholders with the performance of our Board of Directors;

•	compliance with applicable corporate governance rules and standards; and

•	other corporate governance issues and trends.

The Corporate Governance and Nominating Committee also provides regular reports of its activities to the full Board of Directors, as the full Board of Directors has the ultimate responsibility for monitoring the risks facing our business.

THE AUDIT COMMITTEE.

The Audit Committee of our Board of Directors is our standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee met seven times during fiscal year 2010. The Audit Committee consists of five Directors, each of whom is independent as defined in our Independence Standards for Directors, in compliance with the listing standards of the New York Stock Exchange and under the federal securities laws.

Our Board of Directors has determined that Linda S. Harty, the Chair of the Audit Committee, is an audit committee financial expert as defined in the federal securities laws.

Among other things, the Audit Committee is responsible for appointing, determining the compensation of and overseeing the work of our independent registered public accounting firm and ensuring its independence, approving all non-audit engagements with our independent registered public accounting firm and reviewing with our financial management and our independent registered public accounting firm annual and quarterly financial statements, the proposed internal audit plan for each calendar year, the proposed independent audit plan for each fiscal year, the results of the audits and the adequacy of our internal control structure.

In addition, the Audit Committee works with our independent registered public accounting firm and our Enterprise Compliance, Internal Audit, Legal and other management personnel to oversee and evaluate risks arising from:

•	internal controls over financial reporting;

•	Form 10-K, Form 10-Q, earnings releases and other public filings and disclosures;

•	compliance with our Code of Conduct and other policies; and

•	litigation and claims.

In this risk management role, the Audit Committee also oversees the operation of our global compliance and internal audit programs. These programs are designed to identify, oversee, evaluate and manage the primary risks associated with our business and our particular business units and functional areas. Our Vice President—Enterprise Compliance and our Vice President—Internal Audit supervise these programs and functionally report directly to the Audit Committee. The Audit Committee also meets privately at each of its meetings with representatives from our independent registered public accounting firm and our Vice President—Internal Audit.

The Audit Committee also provides regular reports of its activities to the full Board of Directors, as the full Board of Directors has the ultimate responsibility for monitoring the risks facing our business.

OTHER GOVERNANCE MATTERS

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS.

The Charter of the Corporate Governance and Nominating Committee provides that the Corporate Governance and Nominating Committee is responsible for considering questions of possible conflicts of interest of Directors and management and for making recommendations to prevent, minimize or eliminate such conflicts of interest. Our Code of Conduct provides that our Directors, officers, employees and their spouses and other close family members must avoid interests or activities that create any actual or potential conflict of interest. These restrictions cover, among other things, interests or activities that result in receipt of improper personal benefits by any person as a result of his or her position as our Director, officer, employee or as a spouse or other close family member of any of our Directors, officers or employees. Our Code of Conduct also requires our Directors, officers and employees to promptly disclose any potential conflicts of interest to our General Counsel. We also require that each of our executive officers and Directors complete a detailed annual questionnaire that requires, among other things, disclosure of any transactions with a related person meeting the minimum threshold for disclosure under the relevant Securities and Exchange Commission, or SEC, rules. All responses to the annual questionnaires are reviewed and analyzed by our legal counsel and, if necessary or appropriate, presented to the Corporate Governance and Nominating Committee for analysis, consideration and, if appropriate, approval.

The Corporate Governance and Nominating Committee will consider the following in determining if any transaction presented should be approved, ratified or rejected:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment or the exercise of the fiduciary obligations of any Director or executive officer;

•	the possible alternatives to entering into the transaction;

•	whether the transaction is on terms comparable to those available to third parties; and

•	the potential for an actual or apparent conflict of interest.

During fiscal year 2010, the only potential related-party transactions identified were those described in the “Director Independence” section beginning on page 2 and those described in the “Certain Relationships and Related Transactions” section below. Based on Management’s review and analysis, none of these potential related-party transactions were presented to the Corporate Governance and Nominating Committee for analysis, consideration or approval.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Russell G. Chester, our Vice President—Enterprise Compliance, is the spouse of Pamela J. Huggins, our Vice President and Treasurer. Mr. Chester’s salary and bonus for fiscal year 2010 was $296,407. We have taken the appropriate steps to ensure the avoidance of any conflicting interests resulting from this relationship.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, Directors and beneficial owners of more than 10% of our Common Shares to file initial stock ownership reports and reports of changes in ownership with the SEC. SEC regulations require that we are furnished with copies of these reports. Based solely on a review of these reports and written representations from our executive officers and Directors, we believe that there was compliance with all such filing requirements for fiscal year 2010, except that Marwan M. Kashkoush, Executive Vice President—Sales, Marketing and Operations Support, inadvertently filed one late Form 4 to report a sale of his Common Shares.

ELECTION OF DIRECTORS

Shareholder approval is sought to elect Robert G. Bohn, Linda S. Harty, William E. Kassling, Robert J. Kohlhepp, Klaus-Peter Müller, Candy M. Obourn, Joseph M. Scaminace, Wolfgang R. Schmitt, Åke Svensson, Markos I. Tambakeras, James L. Wainscott and Donald E. Washkewicz for a term of office that will expire at the Annual Meeting of Shareholders in 2011. A plurality of the Common Shares voted in person or by proxy is required to elect a Director.

Should any nominee become unable to accept nomination or election, the proxies will be voted for the election of another person for Director as our Board of Directors may recommend. However, our Board of Directors has no reason to believe that this circumstance will occur.

NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 2011

ROBERT G. BOHN, 57, was elected to our Board of Directors in August 2010. Mr. Bohn has been Chairman of the Board of Oshkosh Corporation (specialty vehicles and vehicle bodies manufacturing) since January 2000 and Chief Executive Officer of Oshkosh since November 1997. Mr. Bohn is also a Director of Carlisle Companies, Inc. and was formerly a Director of Graco Inc.

Our Board of Directors believes that Mr. Bohn will effectively serve our Board of Directors, our business, our employees and our shareholders in fiscal year 2011 based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•   extensive service as Chief Executive Officer of Oshkosh Corporation, a successful global industrial company of significant size;

•   past and present service on other public company boards;

•   independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•   ability to work efficiently and effectively with our other Directors; and

•   high level of commitment, integrity, honesty, judgment and professionalism.

LINDA S. HARTY, 50, has served as a Director since 2007. She is Chair of the Audit Committee and a member of the Finance Committee. Ms. Harty has been Treasurer of Medtronic, Inc. (medical technology) since February 2010. She was previously Executive Vice President and Treasurer of Cardinal Health, Inc. (health-care products and services) from May 2008 to December 2009; Executive Vice President—Finance and Chief Financial Officer—Healthcare Supply Chain Services of Cardinal Health from March 2007 to May 2008; Executive Vice President and Treasurer of Cardinal Health from August 2006 to March 2007; and Senior Vice President of Cardinal Health from January 2005 to August 2006.

Our Board of Directors believes that Ms. Harty will effectively serve our Board of Directors, our business, our employees and our shareholders in fiscal year 2011 based on her significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•   extensive service in senior finance and accounting leadership positions at both Cardinal Health, Inc. and Medtronic, Inc., successful global healthcare and medical technology companies of significant size;

•   qualification as an audit committee financial expert as defined in the federal securities laws;

•   independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•   proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•   high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

WILLIAM E. KASSLING, 66, has served as a Director since 2001. He is a member of the Audit Committee and the Corporate Governance and Nominating Committee. Mr. Kassling has been Chairman of the Board of Wabtec Corporation (technology-based equipment for the rail industry) since 1990. He was previously Chief Executive Officer and President of Wabtec from May 2004 to February 2006. Mr. Kassling was formerly a Director of Scientific Atlanta, Inc.

Our Board of Directors believes that Mr. Kassling will effectively serve our Board of Directors, our business, our employees and our shareholders in fiscal year 2011 based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•   extensive service as Chief Executive Officer and Chairman of the Board of Wabtec Corporation, a successful global industrial company of significant size;

•   independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•   proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•   high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

ROBERT J. KOHLHEPP, 66, has served as a Director since 2002. He is Chair of the Corporate Governance and Nominating Committee and, therefore, serves as our Lead Director. He is also a member of the Human Resources and Compensation Committee. Mr. Kohlhepp has been Chairman of Cintas Corporation (uniform rental) since October 2009 and has been a Director of Cintas since 1979. He was previously Vice Chairman of Cintas from July 2003 to October 2009. Mr. Kohlhepp was formerly a Director of Eagle Hospitality Properties Trust, Inc.

Our Board of Directors believes that Mr. Kohlhepp will effectively serve our Board of Directors, our business, our employees and our shareholders in fiscal year 2011 based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•   extensive service as Chief Executive Officer, Chairman, Vice Chairman and a Director of Cintas Corporation, a successful global industrial company of significant size;

•   independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•   proven ability to effectively serve as our Lead Director and to otherwise work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•   high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

KLAUS-PETER MÜLLER, 65, has served as a Director since 1998. He is Chair of the Finance Committee and a member of the Corporate Governance and Nominating Committee. Mr. Müller has been Chairman of the Supervisory Board of Commerzbank AG (international banking) in Frankfurt, Germany since May 2008. He was previously Chairman of the Board of Managing Directors of Commerzbank from May 2001 to May 2008 and a member of the Board of Managing Directors of Commerzbank from 1990 to May 2008. He is also Chairman of the Executive Committee German Transport Forum, Berlin, Germany and Chairman of the German Corporate Governance Code Government Commission, Berlin, Germany.

Our Board of Directors believes that Mr. Müller will effectively serve our Board of Directors, our business, our employees and our shareholders in fiscal year 2011 based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•   extensive service in senior leadership positions with Commerzbank AG, a significant financial institution in Europe;

•   strong finance background and extensive knowledge of European businesses and related issues and trends;

•   independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•   proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•   high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

CANDY M. OBOURN, 60, has served as a Director since 2002. She is Chair of the Human Resources and Compensation Committee and a member of the Corporate Governance and Nominating Committee. Ms. Obourn has been President of Isoflux Incorporated (coating technologies) since August 2010. She was previously Chief Executive Officer and President of ActivEase Healthcare, Inc. (women’s health care products) from February 2006 to August 2010; General Manager, Film Capture, Digital & Film Imaging Systems of Eastman Kodak Company (photography and digital imaging) from November 2004 to February 2006; and Senior Vice President of Eastman Kodak from January 2000 to February 2006. She is also a Director of ESL Federal Credit Union, a member of ESL Federal Credit Union’s Human Resources and Compensation Committee, and a member of the Dean’s Forum of Business Advisors at University of Rochester—Simon Graduate School of Business Administration.

Our Board of Directors believes that Ms. Obourn will effectively serve our Board of Directors, our business, our employees and our shareholders in fiscal year 2011 based on her significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•   service as President of a coating technologies company, Chief Executive Officer and President of a health care products company and in senior leadership positions at Eastman Kodak Company, a successful global company of significant size;

•   independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•   proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•   high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

JOSEPH M. SCAMINACE, 57, has served as a Director since 2004. He is a member of the Corporate Governance and Nominating Committee and the Human Resources and Compensation Committee. Mr. Scaminace has been a Director and Chief Executive Officer of OM Group, Inc. (metal-based specialty chemicals) since June 2005 and Chairman of the Board of OM Group since August 2005. Mr. Scaminace is also a Director of The Cleveland Clinic Foundation and Cintas Corporation and was formerly a Director of The Boler Company.

Our Board of Directors believes that Mr. Scaminace will effectively serve our Board of Directors, our business, our employees and our shareholders in fiscal year 2011 based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•   extensive service as Chief Executive Officer and Chairman of the Board of OM Group, Inc., and President and Chief Operating Officer of The Sherwin Williams Company, successful global industrial companies of significant size;

•   past and present service on other public company boards;

•   independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•   proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•   high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

WOLFGANG R. SCHMITT, 66, has served as a Director since 1992. He is a member of the Audit Committee and the Human Resources and Compensation Committee. Mr. Schmitt has been the Chief Executive Officer of Trends 2 Innovation (strategic growth consultants) since May 2000.

Our Board of Directors believes that Mr. Schmitt will effectively serve our Board of Directors, our business, our employees and our shareholders in fiscal year 2011 based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•   extensive service as Chief Executive Officer of a strategic growth consulting company and in various senior leadership positions (including Chairman and Chief Executive officer) of Newell Rubbermaid Inc., a successful global industrial company of significant size;

•   independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•   proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•   high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

ÅKE SVENSSON, 58, was elected to our Board of Directors in August 2010. Mr. Svensson has been Director General of the Association of Swedish Engineering Industries since September 2010. He was previously the Chief Executive Officer and President of Saab AB (aerospace, defense and security industry) from July 2003 to September 2010. Mr. Svensson is also a Director of Saab AB.

Our Board of Directors believes that Mr. Svensson will effectively serve our Board of Directors, our business, our employees and our shareholders in fiscal year 2011 based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•   extensive service as Chief Executive Officer and President of Saab AB, a successful European aerospace, defense and security company of significant size;

•   extensive knowledge of European aerospace, defense and security businesses and related issues and trends;

•   independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•   ability to work efficiently and effectively with our other Directors; and

•   high level of commitment, integrity, honesty, judgment and professionalism.

MARKOS I. TAMBAKERAS, 59, has served as a Director since 2005. He is a member of the Audit Committee and the Finance Committee. Now retired, Mr. Tambakeras was the Chairman of the Board of Kennametal Inc. (global tooling solutions supplier) from July 2002 to December 2006 and the President and Chief Executive Officer of Kennametal from July 1999 to December 2005. Mr. Tambakeras is also a Director of ITT Corporation and serves on the Board of Trustees of Arizona State University and was formerly a Director of Kennametal Inc. and Newport Corporation.

Our Board of Directors believes that Mr. Tambakeras will effectively serve our Board of Directors, our business, our employees and our shareholders in fiscal year 2011 based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•   extensive service as Chairman of the Board and Chief Executive Officer of Kennametal Inc., a successful global industrial company of significant size;

•   independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•   proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•   high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

JAMES L. WAINSCOTT, 53, was elected to our Board of Directors in April 2009. He is a member of the Finance Committee and the Human Resources and Compensation Committee. Mr. Wainscott has been Chairman of the Board of AK Steel Holding Corporation (steel producer) since January 2006 and President and Chief Executive Officer of AK Steel Holding since October 2003.

Our Board of Directors believes that Mr. Wainscott will effectively serve our Board of Directors, our business, our employees and our shareholders in fiscal year 2011 based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•   extensive service as Chief Executive Officer and Chairman of the Board of AK Steel Holding Corporation, a successful global industrial company of significant size;

•   independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•   proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•   high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

DONALD E. WASHKEWICZ, 60, has served as a Director since 2000. Mr. Washkewicz has been our Chairman of the Board of Directors since October 2004, our Chief Executive Officer since July 2001 and our President since January 2007.

Our Board of Directors believes that Mr. Washkewicz will effectively serve our Board of Directors, our business, our employees and our shareholders in fiscal year 2011 based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•   extensive service as Chairman of the Board and Chief Executive Officer and in various operational leadership positions during his 38-year career with us;

•   intimate, working knowledge of our day-to-day business, plans, strategies and initiatives;

•   proven ability to work efficiently and effectively with our Lead Director and our other Directors to oversee and address issues and risks facing our business; and

•   high level of commitment to our Board of Directors, our business, our employees and our shareholders, and a high level of integrity, honesty, judgment and professionalism.

The Board of Directors unanimously recommends a vote FOR each of the nominees to the Board of Directors.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of our Board of Directors is composed of five Directors, each of whom is independent as defined in our Independence Standards for Directors and in compliance with the independence standards applicable to audit committee members in the listing standards of the New York Stock Exchange and under the federal securities laws. The responsibilities of the Audit Committee are set forth in the written Audit Committee Charter, a copy of which is available on the Corporate Governance page of our investor relations website at www.phstock.com.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended June 30, 2010 with management and with Deloitte & Touche LLP, or D&T, our independent registered public accounting firm for the fiscal year ended June 30, 2010.

The Audit Committee has discussed with D&T the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received and reviewed the written disclosures and the letter from D&T required by applicable requirements of the Public Company Accounting Oversight Board regarding D&T’s communications with the Audit Committee concerning independence, and has discussed with D&T their independence.

Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements for the fiscal year ended June 30, 2010 be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 filed with the SEC.

Audit Committee:

Linda S. Harty, Chair

William E. Kassling

Giulio Mazzalupi

Wolfgang R. Schmitt

Markos I. Tambakeras

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY—FISCAL YEAR 2010.

Objectives and Philosophies of the Executive Compensation Program.

In fiscal year 2001, we introduced the “Win Strategy” as the foundation of our business. The Win Strategy represents the unified vision of our employees worldwide, and defines the key goals, operational priorities and metrics used to profitably grow our business. The Win Strategy can be illustrated as follows:

The Win Strategy centers on three fundamental goals: premier customer service; financial performance; and profitable growth. The Win Strategy outlines various individual initiatives intended to advance those goals in all aspects of our business, including on-time delivery of quality products, value-added services and systems, strategic procurement of goods and services, lean operations, strategic pricing, product innovation and strong distribution. Our employees all over the world, who are empowered to implement these strategies and are ultimately responsible for achieving these goals, represent the foundation of the Win Strategy. We are confident that a worldwide focus on the Win Strategy will maximize the long-term value of our shareholders’ investments by helping us to realize top-quartile performance among our competitors and peers and steady appreciation of our stock price.

The Win Strategy also provides the means by which we can measure and reward success. In fact, the objective of our executive compensation program is to encourage and reward performance that implements the strategies and advances the goals of the Win Strategy. The program is designed to:

•

align the financial interests of our executive officers and our shareholders by encouraging and rewarding our executive officers for performance that achieves or exceeds significant financial and operational performance goals and by holding them accountable if performance falls short of expectations;

•

encourage and reward our executive officers for experience, expertise, level of responsibility, tenure, leadership qualities, advancement, individual accomplishment and other significant contributions to the enhancement of shareholder value and to the success of our business;

•

attract, retain and motivate highly-talented and ethical individuals at all levels who are focused on the long-term success of our business and who are equipped, motivated and poised to lead and manage our business presently and in the future;

•	offer compensation that keeps us competitive with companies that compete with us for talented employees and shareholder investment;

•

promote internal equity by allocating a greater proportion of the compensation for executive officers, as compared to other employees, to elements that are dependent on the performance of our business; and

•	maintain a level of flexibility sufficient to adjust for trends and changes in the continuously evolving global business and regulatory environment.

Categories and Elements of Executive Compensation.

Our executive compensation program covers all compensation paid to our executive officers. Our executive officers include the Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers identified in the Summary Compensation Table for Fiscal Year 2010 on page 46, which we refer to as the Named Executive Officers.

Our executive compensation program offers the categories and elements of compensation identified in the following table. Each element of compensation is more specifically defined and described in the “Elements of Executive Compensation” section of this Compensation Discussion and Analysis beginning on the page indicated below.

Category of Compensation	Element(s) of Compensation	Defined/Described Beginning on:
Base Salaries	Base Salaries	Page 29
Annual Cash Incentive Compensation	Target Incentive Bonuses General RONA Bonuses Converted RONA Bonuses Volume Incentive Bonuses Sales Company Incentive Bonuses	Page 30 Page 31 Page 31 Page 33 Page 33
Long-Term Incentive Compensation	LTIP Awards Stock Incentives	Page 34 Page 34
Employee Benefits	Various	Page 38
Executive Perquisites	Various	Page 43

“Pay-for-Performance” Structure.

Our executive compensation program is structured to ensure that a significant portion of the compensation for executive officers is dependent upon the performance of our business. The program is also structured to ensure that it is not overly weighted towards annual cash incentive compensation and does not otherwise have the potential to threaten long-term shareholder value by promoting unnecessary or excessive risk-taking by our executive officers. The “Allocation of Executive Compensation” section beginning on page 26 describes our policies and practices for allocating executive compensation among the various categories and elements.

To illustrate, the first table below shows the mix of fixed and at-risk, annual and long-term and cash and equity compensation represented by base salaries and the elements of annual cash incentive compensation and long-term incentive compensation. The second table below shows the percentage of each Named Executive Officer’s total base salary, target annual cash incentive compensation and target long-term incentive compensation at the beginning of fiscal year 2010 which represented fixed and at-risk, annual and long-term, and cash and equity compensation.

Element of Compensation	Fixed / At-Risk	Annual / Long-Term	Cash / Equity
Base Salaries	Fixed	Annual	Cash
Target Incentive Bonuses	At-Risk	Annual	Cash
General RONA Bonuses	At-Risk	Annual	Cash
Converted RONA Bonuses	At-Risk	Annual	Cash
Volume Incentive Bonuses	At-Risk	Annual	Cash
Sales Company Incentive Bonuses	At-Risk	Annual	Cash
LTIP Awards	At-Risk	Long-Term	Equity
Stock Incentives	At-Risk	Long-Term	Equity

Named Executive Officer	Fixed / At-Risk		Annual / Long-Term		Cash / Equity
Donald E. Washkewicz	12%	88%	29%	71%	29%	71%
Timothy K. Pistell	18%	82%	33%	67%	33%	67%
Lee C. Banks	23%	77%	39%	61%	39%	61%
Marwan M. Kashkoush	24%	76%	40%	60%	40%	60%
Thomas L. Williams	23%	77%	39%	61%	39%	61%

The “Elements of Executive Compensation” section beginning on page 29 provides detailed discussion and analysis as to how each element of compensation encourages and rewards performance that implements the strategies and advances the goals of the Win Strategy. To summarize, we provide base salaries, Converted RONA Bonuses, employee benefits and executive perquisites primarily to ensure that our executive compensation program remains competitive to attract, retain and motivate the individuals needed to implement and advance our strategies and goals. In addition, as described in the following table, we provide each other element of annual cash incentive compensation and each element of long-term incentive compensation primarily to encourage and reward performance that implements and advances the strategies and goals relating to financial performance and profitable growth.

Element of Compensation	Encourages executive officers to maximize . . ..	Impacts financial performance and profitable growth goals by encouraging and rewarding . . .
Target Incentive Bonuses	free cash flow.	continuous improvement in net income, lean initiatives, inventory controls, collection of receivables, control of payables and capital expenditures, and the ability to finance dividends, acquisitions, share repurchases and innovations.
General RONA Bonuses	return on net assets.	continuous improvement in segment revenues, average net asset levels, sales levels and control of materials handling and other costs.
Volume Incentive Bonuses	sales growth (organic and through acquisitions).	performance at our operating groups which approaches or exceeds our annual sales growth goals and drives continuous improvement in market share, return on invested capital and our stock price.
Sales Company Incentive Bonuses	sales growth (organic).	sales company performance which results in year-over-year sales growth and drives continuous improvement in market share, return on invested capital and our stock price.
LTIP Awards	long-term revenue growth, earnings per share growth and return on invested capital.	on-time delivery of quality products, value-added services and systems, strategic procurement of goods and services, lean operations, strategic pricing, product innovation and strong distribution.
Stock Incentives	our stock price.	financial and operational performance that contributes to appreciation of our stock price.

KEY DEVELOPMENTS—FISCAL YEAR 2010.

Effect of Worldwide Economic Conditions and Financial Performance.

We have closely monitored worldwide economic conditions and their impact on our business. During the latter part of fiscal year 2010, we began to see signs of an economic recovery. Throughout the worldwide economic downturn, we focused on maintaining our financial strength by adjusting our cost structure to reflect changing demand levels, maintaining a strong balance sheet and managing our cash. Our Win Strategy initiatives relating to growth and margin improvement as well as the implementation of a number of business realignment initiatives, including plant closures and general workforce reductions, continue to help meet this objective.

The worldwide economic downturn required us to implement a “wage freeze” for all executive officers and other employees from March 1, 2009 through February 28, 2010 and a 10% base salary reduction for all executive officers and many other employees from March 1, 2009 through December 31, 2009. As a result of our improving financial performance and outlook during fiscal year 2010, we discontinued the wage freeze as of March 1, 2010 and the 10% base salary reduction as of January 1, 2010.

Our stronger financial performance during fiscal year 2010 also drove improvements in certain key metrics that we use to measure the performance of our business. Consequently, our executive officers were rewarded for that performance, where appropriate, through their annual cash incentive compensation and long-term incentive compensation payouts. The following table summarizes the impact of our fiscal year 2010 performance on each of our at-risk elements of compensation.

Element of At-Risk Compensation	Impact of Fiscal Year 2010 Performance
Target Incentive Bonuses	Our operating cash flows in fiscal year 2010 were $1.2 billion or 12.2% of sales, as compared to $1.1 billion or 11.0% of sales in fiscal year 2009. These strong cash flows helped us to achieve a fiscal year 2010 free cash flow margin of 11.90%, resulting in Target Incentive Bonus payouts at 200% of target.
General RONA Bonuses and Converted RONA Bonuses	We achieved returns on net assets at or near target, resulting in General RONA Bonus payouts to our executive officers at an average of approximately 100% of target and Converted RONA Bonus payouts to our executive officers at an average of approximately 98% of target.
Volume Incentive Bonuses	Our aggregate fiscal year 2010 sales were $10.0 billion, a decline of 3.1% from our fiscal year 2009 sales of $10.3 billion. Only our eligible group presidents whose operating groups exceeded their sales for the prior year by at least 7.5% received Volume Incentive Bonuses, while all others did not.
Sales Company Incentive Bonuses	Our eligible group president received only that portion of his Sales Company Incentive Bonus consisting of an additional General RONA Bonus, and did not receive any additional cash bonus because his local sales companies did not realize positive sales growth in fiscal year 2010.
LTIP Awards	LTIP Award payouts for the three-year performance period ended June 30, 2010 were 78.67% of target, based on our level of revenue growth and return on invested capital as compared to our peer companies.
Stock Incentives	Our per share stock price fluctuated significantly throughout fiscal year 2010, ranging from a high of $72.50 to a low of $39.53. As a result, the value of many outstanding Stock Incentives fluctuated significantly and were “under water” at various times during fiscal year 2010.

“Claw-Back” Policy.

On August 13, 2009, our Board of Directors adopted a “claw-back policy.” This policy allows us to recover or withhold any Target Incentive Bonuses, General RONA Bonuses, Converted RONA Bonuses or LTIP Awards granted on or after July 1, 2009 which are paid or payable to an executive officer if:

•	payment, grant or vesting was based on the achievement of financial results that were subsequently the subject of a restatement of any of our financial statements filed with the SEC;

•	our Board of Directors determines in its sole discretion that the fraud or misconduct of the executive officer caused or contributed to the need for the restatement;

•	the amount that would have been paid or payable to the executive officer would have been less if the financial results had been properly reported; and

•

our Board of Directors determines in its sole discretion that it is in our best interests and in the best interests of our shareholders to require the executive officer to repay or forfeit all or any portion of the amount paid or payable.

ADMINISTRATION, OVERSIGHT AND DETERMINATION OF EXECUTIVE COMPENSATION.

Human Resources and Compensation Committee.

The Human Resources and Compensation Committee of our Board of Directors, which we refer to in this Compensation Discussion and Analysis as the Committee, has various duties and responsibilities with respect to the administration, oversight and determination of executive compensation. As described in the Committee’s Charter, which is posted and available on the Corporate Governance page of our investor relations website at www.phstock.com, these duties and responsibilities include:

•	establishing our executive compensation program and overseeing its development and implementation;

•	reviewing and approving the relevant performance goals of our Chief Executive Officer and determining whether or not they have been achieved;

•	setting and reviewing the compensation of our Chief Executive Officer, and reviewing and approving the compensation programs for our other executive officers;

•	reviewing and evaluating the performance of our Chief Executive Officer, and reviewing performance evaluations of our other executive officers; and

•	performing other duties and responsibilities assigned by our Board of Directors.

The Committee also retains the discretion to authorize periodic compensation adjustments due to promotions or increases in the responsibilities of our executive officers.

In fulfilling its duties and responsibilities, the Committee seeks periodic input, advice and recommendations from various sources, including our Board of Directors, our executive officers and the Committee’s independent executive compensation consultant. The Committee is not bound by that input or advice or those recommendations. The Committee at all times exercises independent discretion in its executive compensation decisions.

Board of Directors.

Our Board of Directors approves all incentive compensation plans and equity-based plans reviewed and recommended by the Committee and all other plans and programs which, by their terms, require approval of our Board of Directors. Our Board of Directors does not authorize or approve any other specific executive compensation matters. Our Board of Directors oversees the Committee’s activities and performance, including the identification, evaluation and monitoring of risks arising from our compensation policies and practices, and reviews all material information relating to executive compensation matters approved by the Committee. This oversight ensures that the Committee fulfills its duties and responsibilities and that the executive compensation program is reasonable and appropriate, meets its objectives and effectively serves the interests of our business and our shareholders.

Executive Officers.

Our executive officers also play a role in the administration, oversight and determination of executive compensation. At the beginning of each fiscal year, each executive officer sets annual performance goals for his or her direct reports, which may include other executive officers. The performance goals are designed to promote individual performance consistent with the strategies and goals of the Win Strategy. Throughout the fiscal year, each executive officer’s performance is reviewed and evaluated against his or her performance goals. At the end of the fiscal year, each executive officer conducts a final performance review for each of his or her direct reports. Based on those reviews, our executive officers, other than our Chief Executive Officer, recommend any annual compensation adjustments and awards for their executive officer direct reports to our Chief Executive Officer.

Our Chief Executive Officer similarly reviews and evaluates his direct reports, which include each of the other Named Executive Officers. Our Chief Executive Officer also reviews and evaluates the recommendations made with respect to all of our other executive officers and makes any modifications that he deems appropriate. Our Chief Executive Officer then recommends to the Committee annual compensation adjustments and awards for all of our executive officers other than himself.

Our Chief Executive Officer, our Vice President—Human Resources and our Secretary attend all meetings of the Committee other than those relating to the performance or compensation of our Chief Executive Officer and other appropriate executive sessions. Our executive officers prepare and provide to the Committee tally sheets for certain executive officers, which are used by the Committee to understand and measure the performance and effectiveness of our annual cash incentive compensation and long-term incentive compensation. Our executive officers also periodically consult with and assist the Committee in calculating incentive compensation payouts, establishing and monitoring performance goals and addressing other appropriate executive compensation matters.

COMPENSATION CONSULTANTS AND BENCHMARKING.

The Committee regularly monitors, reviews and evaluates our executive compensation program to ensure that it provides reasonable compensation ranges at appropriate levels and remains competitive and effective. The Committee engages Mercer Human Resource Consulting, an independent human resources and compensation consulting firm which we refer to as Mercer, to assist the Committee in its monitoring, review and evaluation and to otherwise provide assistance and guidance to the Committee on executive officer and director compensation matters. Mercer reports directly to the Committee and attends all meetings of the Committee. The Committee has sole authority for the appointment, compensation and oversight of Mercer and its affiliates for executive officer and director compensation matters.

Mercer and its affiliates provide a wide range of executive officer and director compensation consulting services for the Committee. Mercer prepares and provides to the Committee a comprehensive annual review of base salaries, target annual cash incentive compensation, target long-term incentive compensation and target total cash and direct compensation for all of our executive officers. Mercer uses this annual review to advise the Committee with respect to the effectiveness and competitiveness of our executive compensation program. The Committee uses this annual review to establish compensation levels and to otherwise ensure that our executive compensation program remains competitive and effective.

Mercer prepares the annual review by using proxy statement data and surveys published by leading human resources and compensation consultants to conduct market analyses of base salaries, target annual bonuses, target long-term incentive compensation and target total cash and direct compensation offered to executives of other companies operating in the industrial machinery industry with revenues and market values comparable to ours, which we refer to as the Peer Group. Mercer also uses broader market data on companies outside of the Peer Group to the extent that it is available and appropriate. The Committee regularly reviews and updates the Peer Group to make sure that it consists of companies which directly compete with us for talented employees and shareholder investment and that it otherwise represents a meaningful group of peers. The Peer Group for fiscal year 2010, which was the same as the Peer Group for fiscal year 2009, consisted of the following companies:

• Caterpillar Inc.	• Emerson Electric Co.	• Johnson Controls, Inc.
• Cooper Industries, Ltd.	• Flowserve Corporation	• Pall Corporation
• Cummins Inc.	• Goodrich Corporation	• Rockwell Automation, Inc.
• Danaher Corporation	• Honeywell International, Inc.	• SPX Corporation
• Deere & Company	• Illinois Tool Works Inc.	• Textron, Inc.
• Dover Corporation	• Ingersoll-Rand Company Limited
• Eaton Corporation	• ITT Corporation

Other executive officer and director compensation consulting services provided for the Committee by Mercer and its affiliates during fiscal year 2010 included:

•	preparing for and participating in all Committee meetings and all necessary prior or subsequent meetings and debriefings with the Chair of the Committee and/or management;

•	preparing and providing to the Committee a comprehensive review of compensation provided to our non-management Directors;

•	reviewing, analyzing and reporting on market trends and perspectives in executive and director compensation;

•	working with management to conduct the annual compensation risk review described beginning on page 7 of this Proxy Statement;

•	periodically working with management to gather information on proposals that management may make to the Committee and to better understand our executive compensation program and its objectives; and

•	periodically assisting management in calculating incentive compensation payouts and addressing other appropriate executive and director compensation matters.

During fiscal year 2010, we paid approximately $157,000 in fees, administrative charges, out-of-pocket expenses and other costs to Mercer and its affiliates for executive and director compensation consulting services.

Management directly engages Mercer and its affiliates in the ordinary course, without the approval of our Board of Directors or the Committee, to provide services in areas other than executive officer and director compensation. These additional services include:

•	consulting services regarding life insurance, prescription drug and other benefits programs for our employees generally;

•	consulting services regarding investment options available under our benefit plans for our employees generally;

•	providing benchmarking surveys for information on compensation and benefits for our employees generally;

•	providing benchmarking and job leveling systems and applications; and

•	providing services as an insurance broker.

During fiscal year 2010, we paid approximately $939,885 in fees, administrative charges, out-of-pocket expenses and other costs to Mercer and its affiliates for these additional services.

The Committee also periodically reviews the relationship with Mercer to determine whether there are sufficient internal safeguards in place to ensure that Mercer provides services to the Committee independent of any influence from management. The Committee identified the following safeguards:

•	Mercer reports directly to the Committee and not to management on executive officer and director compensation matters;

•	at each meeting of the Committee, Mercer and the Committee meet in executive session without members of management present;

•	all non-executive compensation services are provided by Mercer consultants who are not involved in providing executive officer and director compensation consulting services;

•	the Committee has exclusive authority to retain and set the compensation for Mercer’s executive officer and director compensation consulting services;

•	the Mercer consultants to the Committee do not provide any services to us other than those provided for the Committee;

•	the Mercer consultants to the Committee do not participate in any client development activities related to non-executive officer or director compensation services; and

•	the amounts paid to the Mercer consultants by the Committee are not directly impacted by any growth in the fees we pay to Mercer.

GENERAL POLICIES AND PRACTICES RELATING TO EXECUTIVE COMPENSATION.

Allocation of Executive Compensation.

The Committee seeks to provide base salaries, annual cash incentive compensation and long-term incentive compensation to each executive officer, and to all executive officers as a group, at approximately the median of the companies included in Mercer’s annual review. The Committee does not take into account Converted RONA Bonuses in measuring whether or not it meets this objective. The Committee seeks to provide a package of Converted RONA Bonuses, employee benefits and executive perquisites which is adequate to keep us competitive in attracting, retaining and motivating present and future executive officers.

When deciding whether to materially increase or decrease the amount of any element of compensation, the Committee evaluates Mercer’s annual review, the annual performance reviews of the executive officers and the performance of our business as a whole. The Committee does not consider amounts realized from prior compensation in determining the levels of compensation paid to executive officers.

To ensure that our executive compensation program meets its objective to drive and support the Win Strategy, the Committee allocates the majority of compensation for executive officers to annual cash incentive compensation and long-term incentive compensation. Each of the at-risk elements of compensation within those categories is directly tied to appreciation of our stock price and/or to significant financial and operational performance goals. More than one-half of the targeted total compensation for the executive officers is, therefore, “at risk” and may significantly fluctuate from year to year based on our financial, operational and stock performance. In addition, the Committee makes sure that executive officers, as compared to other employees, have a greater proportion of their total compensation allocated to these at-risk elements. The Committee structures the program in this manner to better align the financial interests of our executive officers with the financial interests of our shareholders, to better ensure a “pay-for-performance” result and to promote internal equity by recognizing that our executive officers, as compared to other employees, have greater responsibility and influence over the performance of our business.

Our executive compensation program is also structured to offer a reasonable balance of annual and long-term as well as cash and equity elements of compensation. The program provides a mix of those elements specifically designed to encourage and reward performance that contributes to the advancement of the Win Strategy. The Committee does not have any formal policies or guidelines with respect to the allocation of executive compensation between annual and long-term elements, cash and equity elements or different forms of equity elements. In practice, however, the Committee has taken the following approaches.

•

Allocation between annual and long-term elements. The Committee uses Mercer’s annual review to set the total of each executive officer’s base salary and annual cash incentive compensation, other than Converted RONA Bonuses, at approximately the midpoint value of his or her comparable position within the companies included in the annual review. The Committee also uses Mercer’s annual review to set the total target value of each executive officer’s long-term incentive compensation as a multiple of the midpoint of the base salary range of his or her comparable position within the companies included in the annual review.

•

Allocation between cash and equity elements. Base salaries and annual cash incentive compensation are paid in cash. Long-term incentive compensation is generally paid in equity because of the long-term nature of equity awards and our desire to encourage performance that drives long-term appreciation of our stock price.

•

Allocation between different forms of equity elements. The Committee generally allocates 50% of the total target value of each executive officer’s long-term incentive compensation to LTIP Awards and 50% to Stock Incentives. The Committee takes this approach to balance the allocation between elements based on long-term financial, operational and strategic metrics and those based on long-term performance of our common stock. The Committee also uses a balanced approach to avoid any appearance that the executive compensation program is a positive or negative indicator of current stock value or anticipated stock price performance.

The Committee generally makes all elements of executive compensation available to all executive officers and makes executive compensation decisions on a consistent and equitable basis. The Committee generally does not offer any element to an executive officer that is not available to other executive officers. As described on page 33, however, the Committee does provide Volume Incentive Bonuses and Sales Company Incentive Bonuses only to certain group presidents.

Accounting and Tax Considerations.

Our executive compensation program is structured to achieve flexibility, maximize benefits and minimize detriments to our business and our executive officers from a tax and accounting perspective. As a result, we continuously review and evaluate the impact of changes in tax laws and accounting practices and interpretations and similar factors affecting our executive compensation program. For example, Financial Accounting Standards Board ASC Topic 718, which results in recognition of compensation expense for Stock Incentives, and Section 409A of the Internal Revenue Code, which impacts deferred compensation arrangements, are considered as we evaluate, structure and implement changes to the program.

In addition, we try to structure the program and each element of compensation in a way that allows us to deduct compensation payments for tax purposes. The Committee takes into account whether particular elements are “performance-based” compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) sets a limit of $1,000,000 on the amount we can deduct for compensation paid to each of the Chief Executive Officer and the three other most highly compensated executive officers other than the Chief Financial Officer. Compensation that qualifies as “performance-based” compensation under Section 162(m) does not count toward the $1,000,000 limit.

Base salary does not qualify as “performance-based” compensation under Section 162(m). The Committee, therefore, generally tries to make sure that annual cash incentive compensation and long-term incentive compensation qualify as fully deductible “performance-based” compensation under Section 162(m).

At the 2005 Annual Meeting of Shareholders, the shareholders approved our Performance Bonus Plan. The Performance Bonus Plan is designed to ensure that annual cash incentive compensation and long-term incentive compensation awarded under the plan are “performance-based” compensation exempt from the $1,000,000 deduction limit under Section 162(m). The Committee grants all LTIP Awards under the Performance Bonus Plan because it is difficult to predict over a long-term period which executive officers will be covered by Section 162(m) and whether or not annual compensation to those executive officers in future years will exceed $1,000,000. The Committee also grants Target Incentive Bonuses and General RONA Bonuses under the Performance Bonus Plan to executive officers who may potentially be subject to Section 162(m), and then only to the extent that the Committee deems necessary to ensure their deductibility under Section 162(m). The Committee, however, reserves the right to award compensation outside of the Performance Bonus Plan, even if the awards cannot be deducted by the Company, if the Committee determines that the awards are reasonable and appropriate. Since our Performance Bonus Plan is set to expire in October 2010, we are currently seeking approval of our 2010 Performance Bonus Plan at this Annual Meeting of Shareholders as described beginning on page 69.

In fiscal year 2010, the Committee awarded Target Incentive Bonuses and General RONA Bonuses under the Performance Bonus Plan to each of the Named Executive Officers. Because the Committee did not award any Converted RONA Bonuses, Volume Incentive Bonuses or Sales Company Incentive Bonuses under the Performance Bonus Plan in fiscal year 2010, these bonuses do not qualify as “performance-based” compensation under Section 162(m).

Committee Discretion.

The Committee does not change the pre-determined performance goals or increase the amount of any at-risk compensation following the grant date except as permitted by applicable laws and regulations. The Committee may increase the amount of any award of annual cash incentive compensation made outside of the Performance Bonus Plan if appropriate to account for corporate policy changes, executive compensation program changes and major corporate programs, and to account for the negative impact of acquisitions on good-

will and amortization expense, losses on dispositions of real property during plant moves or shutdowns and other unexpected occurrences that negatively impact awards. The Committee has historically exercised this discretion only with respect to General RONA Bonuses. The Committee exercises this discretion to encourage our employees to engage in activities and initiatives that drive and support the Win Strategy but have an adverse impact on General RONA Bonuses, such as significant restructuring initiatives.

The Committee may reduce the amount of any award of annual cash incentive compensation or long-term incentive compensation made outside of the Performance Bonus Plan other than Stock Incentives. The Committee also may reduce the amount of any award made under the Performance Bonus Plan as long as the award would continue to qualify as “performance-based” compensation under Section 162(m). The Committee retains this discretion for the following purposes:

•

to ensure greater control over final performance-based compensation amounts based on its assessment of the quality of our results in our various performance measures, the risks taken to attain those results and our overall financial performance;

•	to ensure that performance-based compensation continues to effectively serve the interests of our business and our shareholders; and

•	to avoid inappropriately rewarding executive officers based on events or circumstances that were not expected at the beginning of the performance period.

The Committee has historically exercised this discretion only with respect to General RONA Bonuses awarded under the Performance Bonus Plan to the Chief Executive Officer, the Chief Financial Officer and certain other executive officers. At the beginning of the year, the Committee determines for each of these executive officers a General RONA Bonus award opportunity that is large enough to ensure that we meet our objectives for annual cash incentive compensation and, at the same time, preserve the ability of the Committee to exercise its discretion to reduce the amount of the award payout to an appropriate level as compared to the final payouts made to executive officers who receive General RONA Bonuses outside the Performance Bonus Plan.

STOCK OWNERSHIP GUIDELINES.

In August 1996, the Committee recommended and our Board of Directors adopted stock ownership guidelines to further align the financial interests of our executive officers, directors and shareholders by encouraging the accumulation and retention of our common stock by our directors and executive officers. On August 15, 2007, the Committee increased the guidelines for our executive officers. The current guidelines for our directors and executive officers are as follows:

Participants	Guidelines
Chief Executive Officer	Five times annual base salary
Executive or Senior Vice Presidents	Three times annual base salary
Other executive officers	Two times annual base salary
Non-management directors	Four times annual retainer

To accommodate for the increases, the Committee also extended the recommended time period for achieving compliance with the guidelines to June 30, 2012 for all individuals who were serving as executive officers on August 15, 2007. For all other executive officers and all non-management directors, the recommended time period for achieving compliance with the guidelines is five years from election or appointment to the position that is subject to the guidelines. The Committee reviews share ownership information with the Chief Executive Officer in August of each year to ensure compliance with the guidelines. As of June 30, 2010, all executive officers and directors in their positions for at least five years were in compliance with the guidelines.

STOCK OWNERSHIP RESTRICTIONS.

We maintain an insider trading policy which, among other things, restricts our executive officers from hedging their stock ownership positions or engaging in other speculative transactions that could lead to inadvertent violations of insider trading laws.

ELEMENTS OF EXECUTIVE COMPENSATION.

Our executive compensation program provides the Named Executive Officers with the elements of compensation described below. All of these elements are designed to work together to contribute to our continuing effort to achieve top-quartile performance among our peers and increase our stock price by pursuing the strategies and goals of the Win Strategy.

Base Salaries.

Each of the Named Executive Officers receives an annual base salary, paid monthly, as compensation for services rendered during the fiscal year. We provide base salaries to:

•	encourage and reward attainment of individual performance goals established during the annual performance review process;

•

recognize experience, expertise, level of responsibility, tenure, leadership qualities, advancement, individual accomplishment and other significant contributions to the enhancement of shareholder value and the success of our business; and

•	ensure that the executive compensation program remains competitive to attract, retain and motivate the highly-talented and ethical individuals necessary to advance the goals of the Win Strategy.

The Committee establishes a base salary range for each Named Executive Officer by using Mercer’s annual review to analyze base salaries of persons holding comparable positions within the companies included in the annual review. The Committee determines the base salary for each Named Executive Officer for the next fiscal year based on the Named Executive Officer’s annual performance review, and compares the amount to the applicable market range to make sure that it is reasonable. The Committee may also increase base salaries, where appropriate, periodically throughout the fiscal year based on the results of interim performance reviews. The Committee generally tries to target base salary amounts at approximately the median of the companies included in Mercer’s annual review.

At the beginning of fiscal year 2010, however, the Committee elected to simply maintain base salaries for all executive officers at the levels established at the beginning of fiscal year 2009 in accordance with the “wage freeze” and 10% base salary reduction then in effect. During fiscal year 2010, the Named Executive Officers received the base salaries included in the “Salary” column of the Summary Compensation Table for Fiscal Year 2010 on page 46. Those amounts reflect the following percentage decreases in base salaries of the Named Executive Officers paid during fiscal year 2010 as compared to their base salaries paid during fiscal year 2009, which resulted from our continuation of the 10% base salary reduction through December 31, 2009:

Named Executive Officer	Percentage Decrease in Base Salary
Donald E. Washkewicz	(1.72)%
Timothy K. Pistell	(1.72)%
Lee C. Banks	(0.32)%
Marwan M. Kashkoush	(0.39)%
Thomas L. Williams	(0.32)%

Annual Cash Incentive Compensation.

Our executive officers are eligible to receive annual cash incentive compensation based on pre-determined financial and growth objectives relating to free cash flow, return on net assets and revenue growth. This category of compensation consists of five specific elements, which we refer to as Target Incentive Bonuses, General RONA Bonuses, Converted RONA Bonuses, Volume Incentive Bonuses and Sales Company Incentive Bonuses. All of the Named Executive Officers are eligible to receive Target Incentive Bonuses, General RONA Bonuses and Converted RONA Bonuses. As described on page 34, however, none of the Named Executive Officers is eligible to receive a Volume Incentive Bonus or a Sales Company Incentive Bonus.

The Committee allocates a significant portion of the total compensation for executive officers to annual cash incentive compensation, which is wholly dependent on achieving pre-determined financial and operational goals. At the beginning of fiscal year 2010, for example, target values of General RONA Bonuses and Target Incentive Bonuses represented 127% of base salary for the Chief Executive Officer, 42%-75% of base salary for the Chief Financial Officer, the Executive Vice Presidents and other executive officers with operational profit and loss responsibility, and 39%-59% of base salary for all other executive officers. The following table reflects the target percentage of base salary represented by Target Incentive Bonuses and General RONA Bonuses for each Named Executive Officer at the beginning of fiscal year 2010:

Named Executive Officer	Target Percentage of Base Salary— Target Incentive Bonuses and General RONA Bonuses
Donald E. Washkewicz	127%
Timothy K. Pistell	75%
Lee C. Banks	67%
Marwan M. Kashkoush	59%
Thomas L. Williams	67%

The Committee pre-determines the performance measures applicable to each element by analyzing our annual goals and objectives for each performance measure and, for Target Incentive Bonuses, Mercer’s annual review. The Committee directly and materially links annual cash incentive compensation to performance that drives and supports the Win Strategy.

Target Incentive Bonuses.

During fiscal year 2010, the Named Executive Officers received annual cash incentive compensation based on our free cash flow margin, which we refer to as Target Incentive Bonuses. Free cash flow margin is calculated as the percentage of sales represented by actual operating cash flow less capital expenditures, excluding discretionary pension contributions made during the fiscal year.

The Committee identified free cash flow margin as a performance measure critical to the financial performance and profitable growth goals of the Win Strategy. Maximizing free cash flow allows us to continue to pay annual dividends, acquire our outstanding shares to minimize shareholder dilution caused by Stock Incentives, and reinvest in our business by funding innovation and financing growth through acquisitions of businesses and technologies. Target Incentive Bonuses encourage executive officers to maximize free cash flow by increasing net income, implementing lean initiatives, controlling inventory, collecting receivables, controlling accounts payable and limiting capital expenditures. We have also identified a strong correlation between increases in free cash flow and increases in operating earnings.

At the beginning of fiscal year 2010, the Committee elected to simply maintain the Target Incentive Bonus target awards for all executive officers at the levels established at the beginning of fiscal year 2009 in accordance with the “wage freeze” then in effect. During the first quarter of fiscal year 2010, therefore, the Committee approved the following target awards for each of the Named Executive Officers:

Named Executive Officer	Target Awards—Target Incentive Bonuses
Donald E. Washkewicz	$630,000
Timothy K. Pistell	$235,000
Lee C. Banks	$140,000
Marwan M. Kashkoush	$120,000
Thomas L. Williams	$140,000

The Committee also elected to calculate the payouts for Target Incentive Bonuses in fiscal year 2010 consistent with the calculation methodology used at the end of fiscal year 2009. As disclosed in our Proxy Statement for fiscal year 2009, the Committee developed the following table to illustrate how final Target Incentive Bonus amounts would be calculated at the end of fiscal year 2009, which it maintained for fiscal year 2010 payouts:

FY10 Free Cash Flow Margin:	Less than 4.00%	4.00%	4.83%	5.67%	6.50%	7.13%	7.75%	8.38%	Greater than or equal to 9.00%
Payout %	0%	25%	50%	75%	100%	125%	150%	175%	200%

This table illustrates that each recipient of a Target Incentive Bonus would receive a year-end payout of 100% of his or her target award if our free cash flow margin for fiscal year 2010 was 6.50%, and a maximum payout of 200% of his or her target award if our free cash flow margin was greater than or equal to 9.00%. This table also illustrates that no Target Incentive Bonuses would be paid if our free cash flow margin for fiscal year 2010 was less than 4.00%. The payouts are calculated on a sliding-scale basis using this table. For example, a free cash flow margin of 7.00% would result in a payout of 120% of the applicable target award.

The Committee designed Target Incentive Bonuses to reward executive officers directly for performance in relation to our annual plan and against the historical performance of the Peer Group. The Committee determined that a 6.50% free cash flow margin would meet our fiscal year 2010 annual plan. The Committee also estimated that 4.00%, 6.50% and 9.00% margins would represent bottom-quartile, median and top-quartile free cash flow margin results, respectively, within the Peer Group during fiscal year 2010.

Our actual free cash flow margin for fiscal year 2010 was 11.90%. As a result, each of the Named Executive Officers received 200% of his target award, which is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2010 on page 46.

Target Incentive Bonuses are paid in one lump sum in August for each executive officer whose Target Incentive Bonus is awarded under the Performance Bonus Plan, and are paid in three installments in March, June and August for all other executive officers. The March and June payments are estimated based on year-to-date results and the August payment represents the balance of the Target Incentive Bonus payable based on the actual results for the entire fiscal year. We generally hold back 25% of the year-to-date estimate from each March and June payment to ensure that we have the flexibility to reconcile the August payments to final year-end results. All payments are made in cash, except that the August payment may, at the election of the recipient, be deferred as a credit to the recipient’s account under the Executive Deferral Plan, which we describe on page 41.

General RONA Bonuses and Converted RONA Bonuses.

During fiscal year 2010, each of the Named Executive Officers received annual cash incentive compensation, which we refer to as General RONA Bonuses and Converted RONA Bonuses. The Committee awards General RONA Bonuses to our executive officers to encourage and reward performance which maximizes our returns on net assets. As previously disclosed in our Compensation Discussion and Analysis for fiscal year 2008, the Committee awards Converted RONA Bonuses to our executive officers in place of certain executive perquisites that were eliminated by the Committee effective January 1, 2008. The performance measure used to determine the amount of the payouts on Converted RONA Bonuses is the return on average net assets for all of our divisions. The performance measures used to determine the amount of the payouts on General RONA Bonuses are as follows:

•	for the Chief Executive Officer, the Chief Financial Officer and the Executive Vice Presidents, return on consolidated net assets;

•	for each operating group president who is not an Executive Vice President, the return on average division net assets for the divisions in his or her operating group; and

•	for all other executive officers, return on average net assets for all divisions.

Return on net assets is calculated by dividing earnings (operating income for the fiscal year) by average assets (average of inventory, accounts receivable, prepaid expenses, property, plant and equipment, goodwill and in-

tangibles, less trade accounts payable and contract reserves, at the beginning of the fiscal year and at the end of each quarter of the fiscal year).

The Committee identified return on net assets as a performance measure critical to the financial performance and profitable growth goals of the Win Strategy. The Committee uses General RONA Bonuses and Converted RONA Bonuses to encourage executive officers and other employees to increase segment income and control net average assets by reducing investments in assets and increasing efficiency in managing those investments. In addition, General RONA Bonuses and Converted RONA Bonuses encourage executive officers and other employees to increase sales and to reduce materials handling and other costs associated with excess inventory levels by taking profit margins, asset turnover and outside leveraging into account in measuring overall performance. The Committee also believes that offering Converted RONA Bonuses in lieu of certain eliminated executive perquisites is appropriate to keep us competitive in attracting, retaining and motivating present and future executive officers and to hold our executive officers accountable for results.

General RONA Bonuses awarded under the Performance Bonus Plan are paid in one lump sum in August. General RONA Bonuses awarded outside the Performance Bonus Plan and Converted RONA Bonuses, that are not awarded under the Performance Bonus Plan, are paid in four installments in October, January, April and August. Each installment is based on actual year-to-date results. We generally hold back 25% of the year-end estimate from each October, January and April installment to ensure that we have the flexibility to reconcile the August payments to final year-end results. All payments are made in cash, except that General RONA Bonus payments made in August may, at the election of the recipient, be deferred as a credit to the recipient’s Executive Deferral Plan account.

Converted RONA Bonus payments are not eligible for deferral under the Executive Deferral Plan, the Retirement Savings Plan described on page 39 or the Savings Restoration Plan described on page 40. Converted RONA Bonuses are also not considered in calculating benefits under the Pension Plan described on page 39, the Pension Restoration Plan described on page 41, the Supplemental Retirement Program described on page 41, the Executive Long-Term Disability Plan described on page 42 and the Change in Control Agreements described on page 42. The Committee determined that it would not be appropriate to allow Converted RONA Bonuses to be deferred under those plans or considered in those calculations because they are awarded in place of executive perquisites which, historically, were not used or taken into account for those purposes.

The Committee calculates General RONA Bonuses and Converted RONA Bonuses at each payment date as follows:

•	The applicable target payout amount awarded to the recipient at the beginning of the fiscal year is converted into a number of “RONA shares” based on our annual goals for return on net assets.

•

The applicable return on net assets is calculated by dividing earnings (year-to-date segment operating income) by average assets (average of inventory, accounts receivable, prepaid expenses, property, plant and equipment, goodwill and intangibles, less trade accounts payable and contract reserves, at the beginning of the fiscal year and at the end of each applicable quarter-end to date).

•	The multiple is calculated as follows:

•	For that portion of the applicable return on net assets which is less than or equal to 35%, the multiple is 1% for every 5.6% of return on net assets.

•	For that portion of return on net assets in excess of 35%, the multiple is 1% for every 11.2% of the excess.

•

For General RONA Bonuses, the amount of the payout is calculated by multiplying the number of General RONA Bonus shares determined for the recipient by the multiple, and multiplying that total by the recipient’s base salary for the fiscal year.

•

For Converted RONA Bonuses, the amount of the payout is calculated by multiplying the number of Converted RONA Bonus shares determined for the recipient by the multiple, and multiplying that total by the midpoint of the base salary range applicable to the recipient’s position.

At the beginning of fiscal year 2010, the Committee elected to simply maintain the General RONA Bonus target payout amounts and the Converted RONA Bonus target payout amounts for all executive officers at levels consistent with those established at the beginning of fiscal year 2009 in accordance with the “wage freeze” then in effect, and taking into account the 10% base salary reduction then in effect. During the first quarter of fiscal year 2010, therefore, the Committee established for each of the Named Executive Officers the following General RONA Bonus target payout amounts:

Named Executive Officer	General RONA Bonus Target Payout Amount
Donald E. Washkewicz	$831,600
Timothy K. Pistell	$275,441
Lee C. Banks	$215,258
Marwan M. Kashkoush	$184,824
Thomas L. Williams	$215,258

During the first quarter of fiscal year 2010, the Committee also awarded to each of the Named Executive Officers the following Converted RONA Bonus target payout amounts:

Named Executive Officer	Converted RONA Bonus Target Payout Amount
Donald E. Washkewicz	$76,800
Timothy K. Pistell	$61,563
Lee C. Banks	$41,113
Marwan M. Kashkoush	$41,040
Thomas L. Williams	$41,113

Each of the Named Executive Officers received the General RONA Bonuses and Converted RONA Bonuses included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2010 on page 46. In arriving at these amounts, the Committee compared the original award opportunities for executive officers receiving General RONA Bonuses under the Performance Bonus Plan (including the Named Executive Officers) with the final payout amounts for the other executive officers. Based on that comparison, the Committee determined that it would be appropriate to reduce the final General RONA Bonus payout amounts for General RONA Bonuses awarded under the Performance Bonus Plan by 36%. The amounts reported in the table represent the final amounts paid to the Named Executive Officers following that exercise of discretion.

Volume Incentive Bonuses and Sales Company Incentive Bonuses.

During fiscal year 2010, our operating and regional group presidents who were not also Executive Vice Presidents were eligible to receive additional annual cash incentive compensation under either our Volume Incentive Plan, which we refer to as Volume Incentive Bonuses, or our Sales Company Incentive Plan, which we refer to as Sales Company Incentive Bonuses.

Volume Incentive Bonuses encourage our eligible group presidents to maximize sales growth internally and through acquisitions within their operating groups. Sales Company Incentive Bonuses encourage our eligible group presidents to maximize sales growth internally through his or her local sales companies. Based on our continued focus on increased market share, returns on invested capital and our stock price, the Committee identified sales growth as a performance measure critical to advance the financial performance and profitable growth goals of the Win Strategy. The Committee uses Volume Incentive Bonuses and Sales Company Incentive Bonuses to reward our eligible group presidents for performance that approaches or exceeds our annual sales growth goals.

Each participant in the Volume Incentive Plan receives a Volume Incentive Bonus equal to 1% of base salary for each 1% of sales by which his or her operating group exceeds its sales for the prior year by between 7.5% and 15%, and 2% of base salary for each 1% of sales by which his or her operating group exceeds its sales for the prior year by more than 15%. Payouts are calculated on a sliding-scale basis so that, for example, if fiscal year sales for a particular operating group exceed its sales for the prior fiscal year by 8.0%, then the participant would receive a Volume Incentive Bonus equal to 0.5% of his or her base salary. Volume Incentive Bonuses are capped at an overall maximum of 15% of base salary. Volume Incentive Bonuses are paid in cash and in one lump sum in August.

Each participant in the Sales Company Incentive Plan receives a Sales Company Incentive Bonus which consists of a cash bonus equal to 1% of base salary for each 1% of sales by which our local sales companies exceed their sales for the prior year, plus an additional General RONA Bonus. We do not take the impact of acquisitions into account in calculating the additional cash bonus. Similar to Volume Incentive Bonuses, payouts are calculated on a sliding-scale basis. Sales Company Incentive Bonuses are capped at an overall maximum of 30% of base salary, and are paid in cash and in one lump sum in August.

In fiscal year 2010, no Named Executive Officer was eligible to receive a Volume Incentive Bonus or a Sales Company Incentive Bonus.

Long-Term Incentive Compensation.

The Named Executive Officers receive long-term incentive compensation consisting of long-term incentive performance awards, which we refer to as LTIP Awards, and stock options with tandem stock appreciation rights, which we refer to as Stock Incentives. The target amounts of LTIP Awards and the number of Stock Incentives awarded to the Named Executive Officers are typically based on similar compensation awarded to persons holding comparable positions within the companies included in Mercer’s annual review. In fiscal year 2010, however, the Committee determined that it was appropriate to maintain target award values in fiscal year 2010 consistent with those awarded in fiscal year 2009 in accordance with the “wage freeze” then in effect.

LTIP Awards and Stock Incentives encourage long-term focus on shareholder value and are directly and materially linked to performance that advances both the financial performance and profitable growth goals of the Win Strategy over the long-term. LTIP Award payouts are based on a comparison of our performance against the Peer Group in certain annual revenue, earnings and return on invested capital results over a three-year performance period. The holders of Stock Incentives realize a payout only if our stock price increases above the applicable grant price over a long-term vesting period. LTIP Awards and Stock Incentives work together to align the long-term financial interests of our executive officers and shareholders.

LTIP Awards have historically been granted to eligible employees on an annual basis at the first meeting of the Committee following our public earnings release for the fourth-quarter of the preceding fiscal year. This meeting is typically held in August of each year and is scheduled at least one year in advance. Historically, the only exceptions to this practice have been that pro-rated LTIP Awards have been granted to individuals who become executive officers, are promoted to new executive officer positions or are given increased responsibilities during a performance period.

On August 12, 2009, however, the Committee realigned the performance periods used to calculate LTIP Award payouts so that our results will be measured on a calendar year basis and the results of the Peer Group will continue to be measured on a fiscal year basis. The Committee believes that the realignment provides a more accurate measure of our performance against the Peer Group and better aligns pay with performance by measuring the Company and most members of the Peer Group on exactly the same performance period. As a result, LTIP Awards will now be granted to eligible employees on an annual basis at the first meeting of the Committee following our public earnings release for the fourth quarter of the preceding calendar year. This meeting is typically held in January of each year and is scheduled at least one year in advance.

Stock Incentives are granted to eligible employees on an annual basis at the first meeting of the Committee following our public earnings release for the fourth-quarter of the preceding fiscal year. This meeting is typically held in August of each year and is scheduled at least one year in advance. The only exceptions to this practice are that reload grants of Stock Incentives occur automatically upon certain exercises of Stock Incentives.

The Committee does not grant LTIP Awards or Stock Incentives to executive officers in anticipation of the release of significant positive earnings announcements or other material non-public information likely to result in changes to the price of our common stock. Similarly, the Committee does not time the release of material non-public information based on Stock Incentive grant dates.

At the 2009 Annual Meeting of Shareholders, our shareholders approved the Parker-Hannifin Corporation 2009 Omnibus Stock Incentive Plan. As disclosed in our Proxy Statement for fiscal year 2009, the plan reflects a number of philosophical and structural changes as compared to our 2003 Stock Incentive Plan and 1993 Stock Incentive Program. Among other things, the plan provides the Committee with the flexibility to issue restricted stock units, permits LTIP Award payouts to be made in unrestricted shares and does not permit reload grants of Stock Incentives.

LTIP Awards.

As disclosed in our Proxy Statement for fiscal year 2009, the transition from a fiscal year to a calendar year measurement period for LTIP Awards resulted in each of the Named Executive Officers receiving a full target LTIP Award during the first quarter of fiscal year 2010 and a partial target LTIP Award during the third quarter of fiscal year 2010. The actual LTIP Award payouts will be calculated following the three-year performance periods ending June 30, 2012 for the first quarter award and December 31, 2012 for the third quarter award by comparing our revenue growth, growth in fully diluted earnings per share from continuing operations and average return on invested capital from continuing operations against the corresponding results for all members of the Peer Group during their three most recent fiscal years.

The Committee has identified long-term revenue growth, earnings per share growth and returns on invested capital as performance measures critical to the financial performance and profitable growth goals of the Win Strategy. The Committee uses LTIP Awards to encourage executive officers to maximize those measures by providing on-time delivery of quality products, value-added services and systems, strategic procurement of goods and services, lean operations, strategic pricing, product innovation and strong distribution.

Except as disclosed in the following table, at the beginning of fiscal year 2010, the Committee elected to simply maintain target LTIP Award values and performance measures for all executive officers at levels consistent with those established at the beginning of fiscal year 2009 in accordance with the “wage freeze” then in effect. During the first quarter of fiscal year 2010, therefore, the Committee approved weights of 20% for revenue growth, 40% for growth in fully diluted earnings per share from continuing operations and 40% for average return on invested capital from continuing operations for the fiscal year 2010-11-12 performance period, and granted to each of the Named Executive Officers, under our 2009 Omnibus Stock Incentive Plan, the following target LTIP Awards based on the following target LTIP Award values:

Named Executive Officer	Target LTIP Award Shares	Target LTIP Award Values
Donald E. Washkewicz	79,083	$ 3,299,255
Timothy K. Pistell*	29,961	$ 1,250,000
Lee C. Banks	17,121	$ 714,315
Marwan M. Kashkoush	15,083	$ 629,278
Thomas L. Williams	17,121	$ 714,315

*	The Committee elected to increase Mr. Pistell’s target LTIP Award value for the fiscal year 2010-11-12 performance period by approximately 22% as compared to his fiscal year 2009 target LTIP Award value based on his tenure and relative position within the Company.

During the third quarter of fiscal year 2010, the Committee also approved weights of 20% for revenue growth, 40% for growth in fully diluted earnings per share from continuing operations and 40% for average return on invested capital from continuing operations for the calendar year 2010-11-12 performance period and granted to each of the Named Executive Officers, under our 2009 Omnibus Stock Incentive Plan, the following target LTIP Awards based on the following target LTIP Award values:

Named Executive Officer	Target LTIP Award Shares	Target LTIP Award Values
Donald E. Washkewicz	36,097	$ 1,649,628
Timothy K. Pistell	13,676	$ 625,000
Lee C. Banks	7,815	$ 357,158
Marwan M. Kashkoush	6,885	$ 314,639
Thomas L. Williams	7,815	$ 357,158

The target LTIP Award shares shown in these tables are also included in the “Estimated Future Payouts Under Equity Incentive Plan Awards—Target” column of the Grants of Plan-Based Awards for Fiscal Year 2010 table on page 48. The “Stock Awards” column of the Summary Compensation Table for Fiscal Year 2010 on page 46 includes the aggregate grant date fair value of these awards in fiscal year 2010.

For LTIP Awards granted during fiscal year 2010, the Committee maintained the following table, which was originally developed by the Committee during fiscal year 2009 to illustrate how final LTIP Award payouts for the fiscal year 2009-10-11 performance period would be calculated:

Peer Group Percentile Rank:	Less than or equal to 35	42.5	50	62.5	Greater than or equal to 75
Payout %	0%	50%	100%	150%	200%

At the end of the fiscal year 2010-11-12 and calendar year 2010-11-12 performance periods, the Committee will determine our percentile rank as compared to the Peer Group for each of the three performance measures. Using this table, the Committee will calculate the portion of the target LTIP Award value earned with respect to each performance measure. The Committee will multiply each portion by its applicable weight and add up the total to determine the total LTIP Award payout for the performance period. This table illustrates that LTIP Award participants will receive the maximum payout of 200% of the applicable target LTIP Award value if we rank at or above the 75th percentile among the Peer Group in the aggregate based on all three performance measures, and will receive no payout if we rank at or below the 35th percentile in the aggregate based on all three performance measures.

LTIP Award payouts for performance periods ending prior to the fiscal year 2009-10-11 period may be paid after the end of the applicable three-year performance period in restricted shares or as a contribution to the recipient’s Executive Deferral Plan account if the recipient so elects, or in the case of a retiree, in cash, as provided in the terms of the awards. All restricted shares issued in payment of an LTIP Award have a three-year vesting period and entitle the holder to receive non-refundable dividends and vote the shares during that vesting period. The amount of any Executive Deferral Plan contribution will be the number of restricted shares earned multiplied by the closing price of our common stock on June 30 of the final year of the applicable performance period. LTIP Award payouts for the fiscal year 2009-10-11 performance period may only be paid after the end of the applicable three-year performance period in restricted shares. LTIP Award payouts for the fiscal year 2010-11-12 and calendar year 2010-11-12 performance periods may only be paid after the end of the applicable three-year performance period in unrestricted shares of our common stock.

The Committee designed LTIP Awards to reward executive officers directly in relation to our long-term performance against the Peer Group. The Committee determined that requiring performance in excess of the 50th percentile for a payout in excess of 100% would encourage executive officers to achieve performance above median Peer Group performance. The Committee also determined that requiring performance at the 75th percentile for a maximum payout, and awarding no payout for performance at or below the 35th percentile, would further encourage executive officers to achieve top-quartile performance within the Peer Group.

In addition, each of the Named Executive Officers received a payout under LTIP Awards granted in fiscal year 2008 for the three-year performance period ended June 30, 2010. The Committee determined that we achieved the following percentile rankings among the Peer Group with respect to the LTIP Award performance measures for that performance period:

Performance Measure	Result	Percentile Rank	Weighted Payout Percentage
Revenue growth	(2.31)%	25th	0.00%
Growth in fully diluted EPS	(27.25)%	56th	50.51%
Average return on invested capital	15.41%	45th	28.16%

As a result, each of the Named Executive Officers received the LTIP Award payout in fiscal year 2010 included in the “Stock Awards—Number of Shares or Units of Stock That Have Not Vested” column of the Outstanding Equity Awards at June 30, 2010 table on page 50. Each payment represents a total payout of 78.67% of the target LTIP Award values for the three-year performance period ended June 30, 2010.

Stock Incentives.

Each of the Named Executive Officers received Stock Incentives under our 2003 Stock Incentive Plan during the first quarter of fiscal year 2010. The Committee grants Stock Incentives to executive officers to encourage and reward efforts and accomplishments that advance the goals of the Win Strategy and make other contributions to maximize our stock price.

The number of Stock Incentives granted by the Committee is determined by utilizing the Black-Scholes valuation model to convert a target dollar value into the number of Stock Incentives to be granted. Except as disclosed in the following table, at the beginning of fiscal year 2010, however, the Committee elected to simply maintain target values for all executive officers at levels consistent with those established at the beginning of fiscal year 2009 in accordance with the “wage freeze” then in effect. The following table shows the Black-Scholes Value and the number of Stock Incentives granted to each of the Named Executive Officers in the first quarter of fiscal year 2010:

Named Executive Officer	Black-Scholes Target Value	Stock Incentive Grants (# of Underlying Shares)
Donald E. Washkewicz	$3,303,180	197,931
Timothy K. Pistell*	$1,250,000	74,902
Lee C. Banks	$ 713,650	42,763
Marwan M. Kashkoush	$ 639,227	38,303
Thomas L. Williams	$ 713,650	42,763

*	The Committee elected to increase Mr. Pistell’s target value for fiscal year 2010 by approximately 50% as compared to his fiscal year 2009 target value based on his tenure and relative position within the Company.

The fiscal year 2010 Stock Incentive grants shown in this table are also included in the “All Other Option Awards: Number of Securities Underlying Options” column of the Grants of Plan-Based Awards for Fiscal Year 2010 table on page 48 and the “Option Awards—Number of Securities Underlying Unexercised Options—Unexercisable” column of the Outstanding Equity Awards at June 30, 2010 table on page 50. The “Option Awards” column of the Summary Compensation Table for Fiscal Year 2010 on page 46 includes the aggregate grant date fair value of these awards in fiscal year 2010.

As required by the terms of our 2003 Stock Incentive Plan, all Stock Incentives have an exercise price equal to the closing price of our common stock on the date of grant. The plan does not permit the re-pricing of Stock Incentives. The Committee analyzes the terms of our 2003 Stock Incentive Plan and Mercer’s annual review to establish all other terms of Stock Incentives. Stock Incentives have a ten-year term and vest in one-third increments over three years following the grant date. Upon vesting, the holder may exercise all or any portion of the award as either a stock option or a stock appreciation right, but not both. When vested, each op-

tion entitles the holder to purchase the shares underlying the option at the grant price. When vested, each stock appreciation right entitles the holder to receive the increase in value of one common share from the grant date to the date of exercise.

Upon exercise of options or stock appreciation rights, common shares are issued directly to the holder. The appreciation in stock appreciation rights is calculated by subtracting the grant price from the fair market value of the common shares at exercise, and multiplying the result by the number of stock appreciation rights exercised. The number of common shares to be issued is determined by dividing that appreciation by the market price of the common shares at exercise.

If an executive officer exercises a Stock Incentive granted under either our 2003 Stock Incentive Plan or our 1993 Stock Incentive Program as an option by surrendering shares to satisfy the exercise price, the executive officer will receive a reload grant of stock appreciation rights to restore the appreciation lost on the shares that were surrendered to pay the option cost. The number of stock appreciation rights granted is equal to the number of shares surrendered. The reload grant has the same expiration date as the underlying grant. The reload grant price is equal to the closing stock price of our common stock on the date of exercise of the underlying grant. The reload grant vests one year from the date of exercise if the executive officer remains employed with us and retains ownership of the shares received from the exercise for one year, less shares surrendered or sold to pay income taxes. Grants of stock options or stock appreciation rights made prior to the executive officer’s appointment as an executive officer do not offer these reload grants.

During fiscal year 2010, certain Named Executive Officers exercised Stock Incentives previously granted under our 2003 Stock Incentive Plan and 1993 Stock Incentive Program, which are included in the “Option Awards—Number of Shares Acquired on Exercise” column of the Option Exercises and Stock Vested for Fiscal Year 2010 table on page 52.

Employee Benefits.

The Named Executive Officers are eligible to participate in various employee benefit plans and programs. These plans and programs reward experience, expertise, level of responsibility, longevity and advancement. We use these plans to ensure that our executive compensation program remains sufficiently competitive to attract, retain and motivate the executive officers and other employees necessary to advance the goals of the Win Strategy.

Qualified Benefit Plans.

During fiscal year 2010, the Named Executive Officers participated in the following tax-qualified benefit plans and programs:

•	The Parker-Hannifin Consolidated Pension Plan, which we refer to as the Pension Plan; and

•	The Parker Retirement Savings Plan, which we refer to as the Retirement Savings Plan.

The Pension Plan is a qualified defined benefit pension plan in which most full-time non-union U.S. salaried employees hired prior to April 1, 2004 participate. The Pension Plan offers normal retirement, early retirement and death benefits. The monthly normal retirement benefit is the greater of a minimum benefit and an amount based on final average pay. The calculation of the minimum benefit and final average pay amounts can be summarized as follows:

Minimum Benefit:	$21.00 multiplied by years of service, up to a maximum of 40 years.
Final Average Pay Amount:

•   0.75% of the highest five consecutive year average of monthly base salary, Target Incentive Bonuses and General RONA Bonuses up to the social security wage base, multiplied by years of service up to a maximum of 35 years; plus

•   1.36% of the highest five consecutive year average of monthly base salary, Target Incentive Bonuses and General RONA Bonuses in excess of the social security wage base, multiplied by years of service up to a maximum of 35 years; plus

•   0.50% of the highest five consecutive year average of monthly base salary, Target Incentive Bonuses and General RONA Bonuses, multiplied by years of service in excess of 35 up to a maximum of 5 years.

The amount of the benefit is reduced by 6% per year for each year prior to age 65 if retirement occurs before age 65 and after age 55. We elected to freeze new participation in the Pension Plan in 2004. All participants as of April 1, 2004 were given the option to either remain in the Pension Plan or terminate in favor of maintaining a retirement income account under the Retirement Savings Plan. Employees hired after April 1, 2004 were not eligible to participate in the Pension Plan and instead maintain a retirement income account under the Retirement Savings Plan. Each of the Named Executive Officers other than Mr. Kashkoush elected to remain in and continue to accrue benefits under the Pension Plan. Mr. Kashkoush elected to terminate his participation in the Pension Plan and maintain a retirement income account under the Retirement Savings Plan. All benefits accrued by Mr. Kashkoush and the other employees who elected to terminate participation in the Pension Plan were frozen as of June 30, 2004. Those employees initiated their retirement income accounts on July 1, 2004.

The Retirement Savings Plan is a qualified defined contribution pension plan under Section 401(k) of the Internal Revenue Code. Most full-time U.S. employees are eligible to participate in the Retirement Savings Plan. Participants may make pre-tax contributions to the Retirement Savings Plan up to the applicable statutory limit. Converted RONA Bonuses are not eligible for deferral under the Retirement Savings Plan. We provide to each participant a matching contribution of 100% on the first 3% of pay contributed and 50% on the 4th and 5th percent of pay contributed. As described above, certain participants also maintain a retirement income account within the Retirement Savings Plan. We provide to each holder of a retirement income account an annual contribution equal to a percentage of the amount of the participant’s annual compensation up to the Internal Revenue Service statutory limit (currently $245,000 per year) determined based on age and length of service. These contributions range from 0.5% to 6% of the participant’s compensation which does not exceed that limit. Participants accrue earnings on contributions based on the performance of various investment funds available within the Retirement Savings Plan. The contributions made by us under the Retirement Savings Plan for the Named Executive Officers during fiscal year 2010 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2010 on page 46.

Non-Qualified Benefit Plans.

During fiscal year 2010, the Named Executive Officers participated in the following non-qualified benefit plans and programs:

•	The Parker Hannifin Savings Restoration Plan, which we refer to as the Savings Restoration Plan;

•	The Parker Hannifin Executive Deferral Plan, which we refer to as the Executive Deferral Plan;

•	The Parker-Hannifin Corporation Pension Restoration Plan, which we refer to as the Pension Restoration Plan; and

•	The Parker-Hannifin Corporation Supplemental Executive Retirement Benefits Program, which we refer to as the Supplemental Retirement Program.

The Savings Restoration Plan is available to employees who earn base salaries in excess of $130,000 per year and who are otherwise eligible to participate in the plan. The Savings Restoration Plan was established to restore deferral opportunities and matching contributions lost because of statutory limits in the Retirement Savings Plan. Specifically, the Savings Restoration Plan allows executive officers to defer a portion of their pre-tax compensation and receive matching contributions from us that would have been available under the Retirement Savings Plan if the Internal Revenue Service statutory limit did not exist. Converted RONA Bonuses are not eligible for deferral under the Savings Restoration Plan. Each Named Executive Officer may annually defer to his or her Savings Restoration Plan account any portion of the compensation that he cannot defer under the Retirement Savings Plan due to the statutory limit, other than Converted RONA Bonuses, up to the greater of 20% of base pay or $25,000. We provide to each participant a matching contribution of common stock equal to 100% on the first 3% of pay contributed and 50% on the 4th and 5th percent of pay contributed, reduced by the maximum matching contribution available to the participant under the Retirement Savings Plan. We also take into account the matching contributions made under the Retirement Savings Plan to ensure that the maximum match under both plans does not exceed $17,000. In addition, all participants who maintain a retirement income account within the Retirement Savings Plan also maintain a separate retirement income account within the Savings Restoration Plan. We provide to each holder of a retirement income account an annual contribution equal to a percentage of the amount of the participant’s annual compensation in excess of the Internal Revenue Service statutory limit determined based on age and length of service. These contributions range from 0.5% to 6% of the amount of the participant’s compensation in excess of that limit. All deferrals and contributions are made under the Savings Restoration Plan by accounting entry rather than any physical exchange of cash or common stock. Participants also accrue earnings, on an accounting-entry basis, on deferrals based on the performance of various investment fund choices and on contributions based on the performance of our common stock. Participants are our unsecured creditors for their respective account balances. Account balances are paid out upon any of the following events as follows:

Retirement:	Balances are distributed to the participant in either a lump sum or in periodic installments, based on a prior election by the participant. The participant can delay the commencement of payments at least five years following retirement. Balances continue to accumulate earnings under the various investment funds at all times during the payout period.
Termination Before Retirement:	Balances accruing on or prior to December 31, 2004 are, at our election, distributed to the participant in either a lump sum upon termination or in periodic installments. Account balances accruing on or after January 1, 2005 are distributed to the participant in a lump sum upon termination.
Disability:	If we determine that a participant is totally disabled, the participant’s account balance will be paid upon termination in the same manner as if he or she retired.
Withdrawals During Employment:	Balances can be withdrawn without penalty during employment only if we determine that the participant suffered severe financial hardship. Balances accruing on or prior to December 31, 2004 can also be withdrawn voluntarily during employment, subject to a 10% forfeiture penalty.
Death:	Balances are distributed to the participant’s beneficiary in a lump sum or, if elected by the participant, in installments.
Change in Control:	Balances accruing on or prior to December 31, 2004 are distributed to the participant in a lump sum without penalty if the participant expressly elected a lump sum. If the participant did not expressly elect a lump sum, distributions are treated as unscheduled withdrawals and are subject to a forfeiture penalty of 5% if they are withdrawn within 30 days or 10% if they are withdrawn beyond the 30-day period. Balances accruing on or after January 1, 2005 are distributed to the participant in a lump sum.

Our matching contributions made under the Savings Restoration Plan for the Named Executive Officers during fiscal year 2010 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2010 on page 46. All contributions, earnings, withdrawals, distributions and aggregate balances for the Named Executive Officers participating in the Savings Restoration Plan during fiscal year 2010 are included in the Nonqualified Deferred Compensation for Fiscal Year 2010 table on page 54.

The Executive Deferral Plan is available to executive officers and certain other key employees. The Executive Deferral Plan provides executive officers with an opportunity to defer a portion of their compensation (in addition to that deferred under the Retirement Savings Plan and the Savings Restoration Plan) on a pre-tax basis, including LTIP Award payouts for performance periods prior to the fiscal year 2009-10-11 period, Target Incentive Bonuses and General RONA Bonuses, and to accumulate tax-deferred earnings on the deferrals. LTIP Award payouts for the fiscal year 2009-10-11, fiscal year 2010-11-12 and calendar year 2010-11-12 performance periods and Converted RONA Bonuses are not eligible for deferral under the Executive Deferral Plan. Each executive may defer to his or her account up to 80% of base salary, 80% of General RONA Bonuses paid in August and Target Incentive Bonuses paid in August, and 100% of LTIP Award payouts for performance periods prior to the fiscal year 2009-10-11 period. Similar to the Savings Restoration Plan, all deferrals are made under the Executive Deferral Plan by accounting entry rather than any physical exchange of cash. Participants also accrue earnings on an accounting-entry basis based on the performance of various investment fund choices. Participants are our unsecured creditors for their respective account balances. Account balances are paid out upon the same events and in the same manner as account balances under the Savings Restoration Plan, except for distributions made upon a change in control. In that case, balances are distributed to the participant or the participant’s beneficiary in a lump sum. Prior to distribution, the balances are increased to reflect any “gross-up” amount necessary to offset federal excise taxes and any after-tax value the participant would have received if the account had remained in place and been paid as elected by the participant. All contributions, earnings, withdrawals, distributions and aggregate balances for the Named Executive Officers participating in the Executive Deferral Plan during fiscal year 2010 are included in the Nonqualified Deferred Compensation for Fiscal Year 2010 table on page 54.

The Pension Restoration Plan is available to all individuals who participate in the Pension Plan or any other qualified benefit plan and who are otherwise eligible to participate in the Pension Restoration Plan. The Pension Restoration Plan was established to restore benefits lost because of statutory limits on the Pension Plan. Specifically, the benefits available under the Pension Restoration Plan equal the amount that would be payable to the participant under the Pension Plan in excess of the Internal Revenue Service statutory limit if that limit did not exist and the participant had not elected to defer any compensation under the Savings Restoration Plan and the Executive Deferral Plan. Similar to the Pension Plan, Converted RONA Bonuses are not considered in calculating the benefits available under the Pension Restoration Plan.

The Supplemental Retirement Program was established to provide executive officers with retirement benefits supplemental to the benefits under the Pension Plan. The benefit provided under the Supplemental Retirement Program is intended, at age 65, to provide to participants with at least 15 years of service 55% of the average of the three highest years of base salary plus annual cash incentive compensation. Similar to the Pension Plan and the Pension Restoration Plan, Converted RONA Bonuses are not considered in calculating the benefits available under the Supplemental Retirement Program. Volume Incentive Bonuses, Sales Company Incentive Bonuses, LTIP Awards and Stock Incentives are also not considered in calculating the benefits available under the Supplemental Retirement Program. The benefit is subject to reduction for early retirement, less than 15 years of service, benefits under the Pension Plan, the Pension Restoration Plan and any of our non-U.S. pension plans, 50% of primary social security benefits and 100% of any similar non-U.S. state-provided retirement benefits, and contributions to the participant’s retirement income accounts under the Retirement Savings Plan and the Savings Restoration Plan. Participants vest at age 60, or at age 55 with the consent of the Committee, and with five years of participation in the Supplemental Retirement Program, or a lesser period established by the Committee at the time they become participants. To receive a benefit under the Supplemental Retirement Program, however, a vested participant must have at least 5 years of service. During fiscal year 2007, the Finance Committee of our Board of Directors adopted an amendment to the Pension Plan which allows us to shift some of our obligations under the Supplemental Retirement Program to the Pension Plan. Under the amendment, as participants vest under the Supplemental Retirement Program, their Pension Plan formulas will be modified to shift a portion of their benefits from the Supplemental Retirement Program to the

Pension Plan (up to the limits established by statute and under the Pension Plan). We incurred no additional cost or liability and participants receive no additional value under the Supplemental Retirement Program as a result of the amendment. We and the participants do, however, receive various tax benefits as a result of the amendment.

Health and Welfare Benefits.

The Named Executive Officers participated in various health and welfare programs generally available to all employees during fiscal year 2010. The Named Executive Officers also participated in our Officer Life Insurance Plan and Executive Long-Term Disability Plan.

Under the Officer Life Insurance Plan, we pay all required premiums for life insurance on executive officers who were participants prior to January 1, 2008, which includes the Named Executive Officers, for the longer of 10 years or until the executive officer reaches age 65. The premiums are designed to allow for accumulation of cash surrender values sufficient to fund the policies during retirement up to age 95, assuming that the participant invests only in the policy’s fixed income account, and to maintain death benefits equal to:

•	five times base salary during employment and two times final base salary after retirement at age 65 for the Chief Executive Officer;

•

four times base salary during employment and two times final base salary after retirement at age 65 for the Chief Financial Officer and the Executive Vice President—Sales, Marketing and Operations Support; and

•	three times base salary during employment and two times final base salary after retirement at age 65 for all other Named Executive Officers and other participants.

We will not make any post-retirement premium payments on behalf of any executive officer who becomes a participant on or after January 1, 2008 and retires prior to reaching age 65 or 10 years of participation in the plan.

If the participant retires between ages 55 and 65, the post-retirement death benefit is reduced by 10% of base salary for each year prior to age 65 that the participant retires. The amount of the death benefit is adjusted each year on January 1st based on the participant’s base salary as of the preceding December 1st. The policies underlying the plan are cash value life insurance policies owned by the participants. Cash surrender values accrue earnings based on their investment in various funds offered within the policies. The premiums we paid on behalf of the Named Executive Officers during fiscal year 2010 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2010 on page 46.

The Executive Long-Term Disability Plan is intended to replace a reasonable amount of an executive officer’s income upon disability. The plan provides a total benefit in the event of a qualifying disability of two-thirds of base salary plus Target Incentive Bonuses and General RONA Bonuses paid during the calendar year ending December 31 of the year prior to the disability, up to a maximum benefit of $33,000 per month. Our executive officers are not eligible to receive the long-term disability benefit generally available to other employees.

Change in Control Agreements.

We are not a party to any written employment agreements with our executive officers. We have, however, entered into separate Change in Control Severance Agreements with our executive officers, which we refer to as the Change in Control Agreements. We are not obligated to pay severance to executive officers under any agreement other than the Change in Control Agreements. The executive officers are, however, eligible to receive severance upon termination for reasons other than a change in control in accordance with our general severance policy for salaried employees. The Change in Control Agreements are designed to attract, retain and motivate executive officers, provide for stability and continuity of management in the event of any actual or threatened change in control, encourage executive officers to remain in service after a change in control and ensure that executive officers are able to devote their entire attention to maximizing shareholder value and safeguarding employee interests in the event of a change in control. The Committee determined that the amounts payable under the Change in Control Agreements are reasonable and necessary to achieve those ob-

jectives. The Potential Payments upon Termination or Change of Control at June 30, 2010 tables and the related narrative descriptions beginning on page 55 provide additional information on the Change in Control Agreements, including a brief discussion of the material provisions of the Change in Control Agreements beginning on pages 58 and 59 under the captions “Payments upon a Change in Control” and “Payments upon a Qualifying Termination in Connection with a Change in Control”.

Indemnification Agreements.

We enter into separate Indemnification Agreements with each of our executive officers. Each agreement remains in effect during and after employment with respect to any action taken while the individual serves as an executive officer. The agreements are designed to attract, retain and motivate executive officers by encouraging reasonable and measured risk-taking in the interests of our business and our shareholders, and protecting against liabilities incurred in the performance of their duties to the maximum extent permitted by Ohio law.

The agreements provide for indemnification for all expenses, including attorney fees, judgments, fines and settlement amounts, that the executive officer incurs by reason of his or her service:

•

in a civil action or proceeding by another party (unless it is proven that the officer’s act or failure to act was taken with deliberate intent to cause injury to our business or in reckless disregard for the best interest of our business); or

•	in a criminal action or proceeding (unless the officer had reasonable cause to believe his or her conduct was unlawful).

Executive Perquisites.

During fiscal year 2010, we made various executive perquisites available to each of the Named Executive Officers. These perquisites are offered to promote the business objectives for each perquisite as described below and to ensure that our executive compensation program remains competitive to attract, retain and motivate the individuals necessary to advance the goals of the Win Strategy. The costs of these perquisites for the Named Executive Officers reportable for fiscal year 2010 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2010 on page 46.

Private Clubs. We pay or reimburse initiation fees for one private club for each executive officer. We also provide a gross up payment to account for taxes assessed against the executive officers with respect to those fees. We offer these perquisites to encourage executive officers to entertain business colleagues and customers, engage in social interaction with peers from other companies, local leadership and the community, and hold business meetings at offsite locations. We also pay or reimburse the initiation fees and provide gross up payments on those fees for additional clubs for the Chief Executive Officer, the Chief Financial Officer and at the Executive and Senior Vice President levels on a business-needs basis and only with appropriate advance approval.

Spousal Travel. In limited circumstances and only with appropriate advance approval, we reimburse our executive officers for transportation, lodging, meals, entertainment and other travel expenses for their spouses or other family members who accompany them on out-of-town business. We offer these perquisites to encourage executive officers to spend an appropriate amount of time with their direct reports in locations away from corporate headquarters, to allow executive officers and their spouses to develop a more personal relationship with the executive officers’ subordinates and their families, and to encourage spouses to attend retirement parties, funerals, business dinners and other corporate functions at locations away from their homes.

Executive Physicals. We pay for annual physicals, colonoscopies, mammograms and pap smears, and any necessary travel vaccinations, for each of our executive officers and certain other key employees. We offer this benefit as part of our overall preventive medicine program to promptly identify and address medical issues and to preserve our investment in our executive officers by encouraging executive officers to maintain healthy lifestyles and be proactive in addressing actual or potential health issues.

Leased Vehicles. We lease an automobile for each of our executive officers and for certain other key employees. We offer this perquisite to provide executive officers with use of a company car for business travel needs, recognizing that the vehicles can also be used for personal purposes. We pay or reimburse each of the executive officers for lease payments on one automobile, typically for a three-year term. All executive officers have a maximum allowance of $1,570 per month. We also reimburse the executive officers for the cost of tires and maintenance and provide insurance on each vehicle during the lease term. We require each executive officer to take title to his or her vehicle at the end of the lease term because we amortize the entire cost of the vehicle over the lease term. The executive officer is responsible for the payment of all taxes assessed during the lease term and all taxes assessed on the fair market value of the vehicle at the time of title transfer.

Company Apartments. We maintain apartments in Cleveland, Ohio, Newport Beach, California and London, England to provide accommodations to employees working off-site at or relocating to our primary facilities. The apartments are also available to the executive officers for personal use with appropriate advance approval if they are not otherwise being used for business purposes.

Entertainment Venues. We maintain loges, boxes and tickets at various entertainment venues to provide civic support to arts, entertainment and other cultural activities at certain significant business locations and to provide a favorable setting for our employees to entertain customers and other business associates. The loges, boxes and tickets are, however, available to executive officers for personal use if they are not otherwise being used for business purposes. We pay all costs of admission, but all costs of food are paid by the executive officer using the venue only for personal use.

Corporate Aircraft. In limited circumstances, we provide our executive officers with use of corporate aircraft for non-business purposes at no cost. The executive officers may only use corporate aircraft for non-business travel if the flight was previously authorized for business purposes, there are available seats that are not being used for those business purposes and the officer’s use does not involve a deviation or extension of the planned business-travel itinerary.

CHANGES TO EXECUTIVE COMPENSATION PROGRAM FOR FISCAL YEAR 2011.

•

Calculation of Target Incentive Bonuses: On August 11, 2010, the Committee evaluated our fiscal year 2011 annual plan for free cash flow margin and developed the following table to illustrate how final Target Incentive Bonus amounts will be calculated at the end of fiscal year 2011:

FY10 Free Cash Flow Margin:	Less than 6.00%	6.00%	6.67%	7.33%	8.00%	8.50%	9.00%	9.50%	Greater than or equal to 10.00%
Payout %	0%	25%	50%	75%	100%	125%	150%	175%	200%

•

Parker-Hannifin Corporation 2010 Performance Bonus Plan: On August 12, 2010, our Board of Directors adopted and approved the Parker-Hannifin Corporation 2010 Performance Bonus Plan and approved the submission of the plan for approval by our shareholders at the 2010 Annual Meeting of Shareholders. Awards will be issued under the new plan beginning in January 2011 if approved by our shareholders at this 2010 Annual Meeting of Shareholders. Our Board of Directors’ recommendation of the plan for approval by our shareholders at this 2010 Annual Meeting of Shareholders, as well as a summary of the terms of the plan, are provided beginning on page 69 of this Proxy Statement. The full text of the plan is attached as Appendix A of this Proxy Statement.

•

August 2010 Stock Incentive Grants: On August 11, 2010, the Committee awarded Stock Incentives to our executive officers under our 2009 Omnibus Stock Incentive Plan which consisted only of stock appreciation rights. These Stock Incentives differ from those historically awarded to our executive officers in that they do not offer a tandem stock option feature or reload grants of stock appreciation rights.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Corporation’s management and, based on such review and discussions, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Human Resources and Compensation Committee:

Candy M. Obourn, Chair

Robert J. Kohlhepp

Joseph M. Scaminace

Wolfgang R. Schmitt

James L. Wainscott

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2010

The following table sets forth compensation information for our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensa- tion Earnings ($)	All Other Compen- sation ($)	Total ($)
Donald E. Washkewicz, Chief Executive Officer, President and Chairman of the Board	2010 2009 2008	1,097,250(1) 1,116,500 1,155,000	5,983,413(2) 3,168,990 3,381,615	5,912,573(3) 2,732,940 2,725,155	2,197,768(4) 1,933,120 2,230,069	2,016,512(5) 3,446,355 2,795,390	105,100(6) 163,056 231,758	17,312,616 12,560,961 12,518,987
Timothy K. Pistell, Chief Financial Officer and Executive Vice President – Finance and Administration	2010 2009 2008	646,095(1) 657,430 646,000	2,266,873(2) 983,367 1,235,564	1,197,683(3) 691,670 2,291,190	816,079(4) 717,248 727,143	993,724(5) 1,612,366 1,451,974	71,400(6) 114,476 184,375	5,991,854 4,776,557 6,536,246
Lee C. Banks, Executive Vice President and Operating Officer	2010 2009 2008	504,925(1) 506,533 502,000	1,295,386(2) 786,844 639,765	683,780(3) 590,450 1,004,718	543,589(4) 476,018 514,985	691,177(5) 589,772 286,869	57,469(6) 75,054 117,133	3,776,326 3,024,671 3,065,470
Marwan M. Kashkoush, Executive Vice President – Sales, Marketing and Operations Support	2010 2009 2008	487,730(1) 489,637 462,000	1,141,204(2) 604,395 809,152	612,465(3) 528,875 438,519	471,959(4) 413,465 416,666	809,044(5) 637,796 238,812	126,896(6) 148,145 187,180	3,649,298 2,822,313 2,552,329
Thomas L. Williams(7), Executive Vice President and Operating Officer	2010	504,925(1)	1,295,386(2)	683,780(3)	543,589(4)	818,274(5)	63,373(6)	3,909,327

(1)	Includes the following amounts deferred under the Savings Restoration Plan for fiscal year 2010: Mr. Washkewicz—$10,973; Mr. Pistell—$6,461; Mr. Banks—$25,246; Mr. Kashkoush—$24,387; and Mr. Williams—$25,246. These amounts are also reported in the “Executive Contributions in Last Fiscal Year” column of the Nonqualified Deferred Compensation for Fiscal Year 2010 table on page 54.

(2)	Amount reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of LTIP Awards granted during fiscal year 2010. The amount does not reflect whether a Named Executive Officer has actually realized a financial benefit from the LTIP awards. The amount was calculated by multiplying the closing price on the date of grant by the number of LTIP Awards received and assuming a payout of 100%. As described beginning on page 34, however, LTIP Award payouts will be calculated following the applicable three-year performance period and could range from a minimum of 0% to a maximum of 200%. The grant date fair value of the LTIP Awards granted during fiscal year 2010 at the maximum payout of 200% are: Mr. Washkewicz—$11,966,826; Mr. Pistell—$4,533,746; Mr. Banks—$2,590,772; Mr. Kashkoush—$2,282,408; and Mr. Williams—$2,590,772. Dividends are not accrued or paid on the LTIP Awards until after the performance period ends and the shares are issued.

(3)	Amount reflects the aggregate grant date fair value for fiscal year 2010 computed in accordance with FASB ASC Topic 718 of stock option and Stock Incentive grants under our 2003 Stock Incentive Plan. The amount does not reflect whether a Named Executive Officer has actually realized a financial benefit from the award. The amount was calculated using the Black-Scholes option pricing model with the following weighted-average assumptions:

Fiscal Year of Grant	Risk-free Interest Rate	Expected Life of Award	Expected Dividend Yield of Stock	Expected Volatility of Stock
2010	3.2%	5.7 years	1.4%	34.0%

During fiscal year 2010, Mr. Washkewicz had 42,205 stock options that were “under water” lapse and Mr. Pistell had 2,829 stock options that were “under water” lapse.

(4)	Amount consists of the following Target Incentive Bonuses, General RONA Bonuses and Converted RONA Bonuses for fiscal year 2010, which were paid in one or more installments with the final payment in August 2010:

Target Incentive Bonus for fiscal year 2010: Mr. Washkewicz—$1,260,000; Mr. Pistell—$470,000; Mr. Banks—$280,000; Mr. Kashkoush—$240,000; and Mr. Williams—$280,000.

General RONA Bonus for fiscal year 2010: Mr. Washkewicz—$862,350; Mr. Pistell—$285,625; Mr. Banks—$223,217; Mr. Kashkoush—$191,658; and Mr. Williams—$223,217.

Converted RONA Bonus for fiscal year 2010: Mr. Washkewicz—$75,418; Mr. Pistell—$60,454; Mr. Banks—$40,372; Mr. Kashkoush—$40,301; and Mr. Williams—$40,372.

(5)	Amount consists of the change in annual actuarial present value of pension benefits, as also reported in the Pension Benefits for Fiscal Year 2010 table on page 53. None of the Named Executive Officers received above-market or preferential earnings on deferred compensation.

(6)	The following table describes each component of the All Other Compensation column in the Summary Compensation Table for fiscal year 2010:

Name	Company Contributions to Defined Contribution Plans	Life Insurance Premiums Paid	Perquisites (a)	Total “All Other Compensation”
Donald E. Washkewicz	$16,670	$57,634	$30,796	$105,100
Timothy K. Pistell	17,089	32,720	21,591	71,400
Lee C. Banks	16,897	20,145	20,427	57,469
Marwan M. Kashkoush	63,411	22,870	40,615	126,896
Thomas L. Williams	16,868	21,438	25,067	63,373

(a)	Reported in this column are amounts reimbursed or incurred by us with respect to (i) executive long term disability insurance premiums and (ii) one or more of the following executive perquisites: (A) leased vehicle; (B) spousal travel; and (C) executive physicals. The Named Executive Officers also use our loge, box seats or tickets to various entertainment venues. However, there is no incremental cost to us for their use of these loges, box seats and tickets. Except for Company Contributions to Defined Contribution Plans and Life Insurance Premiums Paid, no Named Executive Officer received an executive perquisite in an amount that exceeds the greater of $25,000 or 10% of the total amount of executive perquisites received by the Named Executive Officer.

(7)	Mr. Williams was not a Named Executive Officer for fiscal years 2008 or 2009.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2010

The following table sets forth information with respect to non-equity and equity incentive plan awards granted to the Named Executive Officers during fiscal year 2010. The LTIP Awards listed below have been granted under the 2009 Omnibus Stock Incentive Plan and the Stock Incentives listed below have been granted under the 2003 Stock Incentive Plan.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Donald E. Washkewicz
Target Incentive Bonus	8/12/2009	0	630,000	1,260,000	—	—	—	—	—	—
General RONA Bonus	8/12/2009	0	831,600	(1)	—	—	—	—	—	—
Converted RONA Bonus	8/12/2009	0	76,800	(1)	—	—	—	—	—	—
LTIP Award (FY10-11-12)	8/12/2009	—	—	—	0	79,083	158,166	—	—	3,911,445(2)
LTIP Award (CY10-11-12)	1/27/2010	—	—	—	0	36,097	72,194	—	—	2,071,968(2)
Stock Incentives	8/12/2009	—	—	—	—	—	—	197,931	49.46	3,164,917
Stock Incentives(3)	4/26/2010	—	—	—	—	—	—	77,621	71.16	1,507,400
Stock Incentives(3)	4/26/2010	—	—	—	—	—	—	69,913	71.16	1,240,257
Timothy K. Pistell
Target Incentive Bonus	8/12/2009	0	235,000	470,000	—	—	—	—	—	—
General RONA Bonus	8/12/2009	0	275,441	(1)	—	—	—	—	—	—
Converted RONA Bonus	8/12/2009	0	61,563	(1)	—	—	—	—	—	—
LTIP Award (FY10-11-12)	8/12/2009	—	—	—	0	29,961	59,922	—	—	1,481,871(2)
LTIP Award (CY10-11-12)	1/27/2010	—	—	—	0	13,676	27,352	—	—	785,002(2)
Stock Incentives	8/12/2009	—	—	—	—	—	—	74,902	49.46	1,197,683
Lee C. Banks
Target Incentive Bonus	8/12/2009	0	140,000	280,000	—	—	—	—	—	—
General RONA Bonus	8/12/2009	0	215,258	(1)	—	—	—	—	—	—
Converted RONA Bonus	8/12/2009	0	41,113	(1)	—	—	—	—	—	—
LTIP Award (FY10-11-12)	8/12/2009	—	—	—	0	17,121	34,242	—	—	846,805(2)
LTIP Award (CY10-11-12)	1/27/2010	—	—	—	0	7,815	15,630	—	—	448,581(2)
Stock Incentives	8/12/2009	—	—	—	—	—	—	42,763	49.46	683,780
Marwan M. Kashkoush
Target Incentive Bonus	8/12/2009	0	120,000	240,000	—	—	—	—	—	—
General RONA Bonus	8/12/2009	0	184,824	(1)	—	—	—	—	—	—
Converted RONA Bonus	8/12/2009	0	41,040	(1)	—	—	—	—	—	—
LTIP Award (FY10-11-12)	8/12/2009	—	—	—	0	15,083	30,166	—	—	746,005(2)
LTIP Award (CY10-11-12)	1/27/2010	—	—	—	0	6,885	13,770	—	—	395,199(2)
Stock Incentives	8/12/2009	—	—	—	—	—	—	38,303	49.46	612,465

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas L. Williams
Target Incentive Bonus	8/12/2009	0	140,000	280,000	—	—	—	—	—	—
General RONA Bonus	8/12/2009	0	215,258	(1)	—	—	—	—	—	—
Converted RONA Bonus	8/12/2009	0	41,113	(1)	—	—	—	—	—	—
LTIP Award (FY10-11-12)	8/12/2009	—	—	—	0	17,121	34,242	—	—	846,805(2)
LTIP Award (CY10-11-12)	1/27/2010	—	—	—	0	7,815	15,630	—	—	448,581(2)
Stock Incentives	8/12/2009	—	—	—	—	—	—	42,763	49.46	683,780

(1)	There are no maximum amounts for General RONA Bonuses or Converted RONA Bonuses. General RONA Bonuses and Converted RONA Bonuses are calculated as described in the Compensation Discussion and Analysis beginning on page 31.
(2)	Calculated assuming a payout of 100% as described in footnote 2 to the Summary Compensation Table for Fiscal Year 2010 on page 46.
(3)	Represents reload grants of stock options which are exercisable on the date following completion of one year of continuous full-time employment after the exercise of the underlying stock option, provided, the Named Executive Officer retains ownership for one year of the shares resulting from the underlying option exercise, less shares surrendered or sold to satisfy tax obligations. Reload grants of stock options have accelerated vesting in the event of a Change in Control as defined on page 58.

The elements of executive compensation included in each Named Executive Officer’s total compensation as reported in the Summary Compensation Table for Fiscal Year 2010 on page 46 and the compensation programs under which the grants described in the Grants of Plan-Based Awards for Fiscal Year 2010 table above were made are described in the Compensation Discussion and Analysis, beginning on page 30.

OUTSTANDING EQUITY AWARDS AT JUNE 30, 2010

The following table sets forth information with respect to option awards and stock awards held by the Named Executive Officers as of June 30, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Donald E. Washkewicz	0 0 0 54,000 103,500 156,750 152,250 153,750 119,881 — — — — — — —	197,931(2) 77,621(3) 69,913(3) 108,000(4) 51,750(5) 0 0 0 0 — — — — — — —	49.4600 71.1600 71.1600 65.3400 60.9334 49.7534 43.7667 36.2600 63.2800 — — — — — — —	8/11/2019 8/12/2013 8/6/2012 8/12/2018 8/14/2017 8/15/2016 8/9/2015 8/10/2014 8/7/2011 — — — — — — —	— — — — — — — — — 85,824(6) 56,712(7) 20,204(8) 43,662(9) — — —	— — — — — — — — — 4,759,799 3,145,248 1,120,514 2,421,495 — — —	— — — — — — — — — — — — — 48,500(10) 79,083(10) 36,097(10)	— — — — — — — — — — — — — 2,689,810 4,385,943 2,001,940
Timothy K. Pistell	0 13,667 32,300 8,360 13,497 23,662 17,740 3,940 2,983 — — — — — — —	74,902(2) 27,333(4) 16,150(5) 0 0 0 0 0 0 — — — — — — —	49.4600 65.3400 60.9334 79.2400 79.2400 71.0534 71.0534 77.9900 77.9900 — — — — — — —	8/11/2019 8/12/2018 8/14/2017 8/15/2016 8/9/2015 8/10/2014 8/12/2013 8/7/2011 8/8/2010 — — — — — — —	— — — — — — — — — 18,695(6) 9,128(7) 3,096(8) 7,804(9) — — —	— — — — — — — — — 1,036,825 506,239 171,704 432,810 — — —	— — — — — — — — — — — — — 15,050(10) 29,961(10) 13,676(10)	— — — — — — — — — — — — — 834,673 1,661,637 758,471
Lee C. Banks	0 11,667 19,800 27,225 25,500 14,173 7,872 11,295 — — — — — —	42,763(2) 23,333(4) 9,900(5) 0 0 0 0 0 — — — — — —	49.4600 65.3400 60.9334 49.7534 43.7667 76.6334 76.6334 48.1734 — — — — — —	8/11/2019 8/12/2018 8/14/2017 8/15/2016 8/9/2015 8/10/2014 8/12/2013 8/6/2012 — — — — — —	— — — — — — — — 10,432(7) 3,907(8) 9,362(9) — — —	— — — — — — — — 578,559 216,682 519,217 — — —	— — — — — — — — — — — 10,500(10) 17,121(10) 7,815(10)	— — — — — — — — — — — 582,330 949,531 433,420

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Marwan M. Kaskhoush	0 10,450 11,600 18,225 5,750 5,889 10,338 26,461 12,174 — — — — —	38,303(2) 20,900(4) 5,800(5) 0 0 0 0 0 0 — — — — —	49.4600 65.3400 60.9334 49.7534 43.7667 85.1000 68.2734 46.5867 45.7800 — — — — —	8/11/2019 8/12/2018 8/14/2017 8/15/2016 8/9/2015 8/9/2015 8/10/2014 8/12/2013 8/6/2012 — — — — —	— — — — — — — — — 3,074(8) 7,956(9) — — —	— — — — — — — — — 170,484 441,240 — — —	— — — — — — — — — — — 9,250(10) 15,083(10) 6,885(10)	— — — — — — — — — — — 513,005 836,503 381,842
Thomas L. Williams	0 11,667 19,800 12,675 6,499 2,239 — — — — — — —	42,763(2) 23,333(4) 9,900(5) 0 0 0 — — — — — — —	49.4600 65.3400 60.9334 49.7534 43.7667 63.2800 — — — — — — —	8/11/2019 8/12/2018 8/14/2017 8/15/2016 8/9/2015 8/9/2015 — — — — — — —	— — — — — — 7,834(6) 7,707(7) 3,639(8) 9,362(9) — — —	— — — — — — 434,474 427,430 201,819 519,217 — — —	— — — — — — — — — — 10,500(10) 17,121(10) 7,815(10)	— — — — — — — — — — 582,330 949,531 433,420

(1)	The market value is calculated by multiplying the closing price of our Common Stock on June 30, 2010 ($55.46) times the number of shares.
(2)	Represents Stock Incentives granted on August 12, 2009. The grants will vest annually over a three-year period from the date of grant in 1/3 increments.
(3)	Represents reload grants of stock options made on April 26, 2010. Assuming continued full-time employment, the grants will vest on April 26, 2011.
(4)	Represents Stock Incentives granted on August 13, 2008. The grants will vest annually over a three-year period from the date of grant in 1/3 increments.
(5)	Represents Stock Incentives granted on August 15, 2007. The grants will vest annually over a three-year period from the date of grant in 1/3 increments.
(6)	Represents restricted shares issued in payment under our 2005-06-07 Long Term Incentive Plan that vested on August 15, 2010.
(7)	Represents restricted shares issued in payment under our 2006-07-08 LTIP Award, that will vest on August 13, 2011.
(8)	Represents restricted shares issued in payment under our 2007-08-09 LTIP Award that will vest on August 12, 2012.
(9)	Represents restricted shares issued in payment under our 2008-09-10 LTIP Award that will vest on August 11, 2013.
(10)	Assumes that we achieve our target performance goals and payout will be at 100% of the LTIP Awards. The vesting schedule, if any, for these awards will be determined at the time of payout.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2010

The following table sets forth information with respect to stock options exercised and LTIP Award restricted shares vested for the Named Executive Officers during fiscal year 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Donald E. Washkewicz	410,096	16,092,620	89,856	4,391,263
Timothy K. Pistell	38,949	909,823	22,030	1,078,010
Lee C. Banks	7,246	81,155	(3)	—
Marwan M. Kashkoush	—	—	(3)	—
Thomas L. Williams	—	—	4,056	198,217

(1)	Calculated by multiplying the number of shares acquired times the difference between the exercise price and closing price of our Common Stock on the exercise date.
(2)	Calculated by multiplying the number of shares acquired times the closing price of our Common Stock on the vesting date.
(3)	In August 2006, Mr. Banks and Mr. Kashkoush elected to defer the cash value of their LTIP Award payout under the 2004-05-06 Long Term Incentive Plan pursuant to the Executive Deferral Plan in accordance with the terms of the awards. As a result, they did not own LTIP Award restricted shares that were to vest during fiscal year 2010.

PENSION BENEFITS FOR FISCAL YEAR 2010

The following table sets forth the actuarial present value of the benefits accumulated by each of the Named Executive Officers under the Pension Plan, the Pension Restoration Plan and the Supplemental Retirement Program.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Donald E. Washkewicz	Pension Plan Pension Restoration Plan Supplemental Retirement Program	38 38 38	819,708 12,100,084 4,160,101	0 0 0
Timothy K. Pistell	Pension Plan Pension Restoration Plan Supplemental Retirement Program	41.1 41.1 41.1	1,875,627 5,169,788 1,013,364	0 0 0
Lee C. Banks	Pension Plan Pension Restoration Plan Supplemental Retirement Program	18.6 18.6 18.6	216,454 711,648 1,673,637	0 0 0
Marwan M. Kashkoush	Pension Plan Pension Restoration Plan Supplemental Retirement Program	26.7(2) 26.7(2) 32.7	1,368,460 458,450 1,375,376	0 0 0
Thomas L. Williams	Pension Plan Pension Restoration Plan Supplemental Retirement Program	6.6 6.6 6.6	96,831 269,397 1,839,624	0 0 0

(1)	The present value of the accumulated benefits is calculated under each plan using the following assumptions: (i) a discount rate of 5.3%; (ii) no pre-retirement decrements; and (iii) retirement at age 65.
For the Pension Plan additional assumptions include: (i) participants elect a life annuity; and (ii) the RP-2000 Combined Healthy Mortality Table for both males and females (post-retirement only) projected to 2010 using scale AA.
For the Pension Restoration Plan, using each Named Executive Officer’s participant elections under the Pension Restoration Plan, additional assumptions include: (i) calculating lump sums using IRC section 417(e) mortality (2010 unisex combined mortality) and (ii) a discount rate of 5.3%.
For the Supplemental Retirement Program, using each Named Executive Officer’s participant elections under the Supplemental Retirement Program, additional assumptions include: (i) calculating lump sums using a life expectancy based on 80% of the 1983 Group Annuity Mortality (male rates only) and (ii) a discount rate of 4.52%.
(2)	Mr. Kashkoush’s participation and years of credited service in the Pension Plan and the Pension Restoration Plan were frozen as of June 30, 2004 as described in the Compensation Discussion and Analysis on page 39.

The Pension Plan, the Pension Restoration Plan and the Supplemental Retirement Program are described in the Compensation Discussion and Analysis, beginning on page 39.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2010

The following table sets forth the contributions, earnings, withdrawals/distributions and aggregate balances for the Named Executive Officers participating in the Savings Restoration Plan and the Executive Deferral Plan during fiscal year 2010.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Donald E. Washkewicz
Savings Restoration Plan	10,973	6,840	68,348	0	398,443(3)
Executive Deferral Plan	0	0	312,417	0	2,615,870
Timothy K. Pistell
Savings Restoration Plan	6,461	6,840	56,807	0	401,514(3)
Executive Deferral Plan	0	0	166,548	0	1,297,098
Lee C. Banks
Savings Restoration Plan	25,246	7,271	37,514	0	282,257(3)
Executive Deferral Plan	0	0	368,341	0	3,090,943
Marwan M. Kashkoush
Savings Restoration Plan	24,387	40,214	35,893	0	333,863(3)
Executive Deferral Plan	0	0	256,663	0	2,146,088
Thomas L. Williams
Savings Restoration Plan	25,246	7,271	16,128	0	136,510
Executive Deferral Plan	0	0	1,177	0	9,221

(1)	For each of the Named Executive Officers, amounts are included in the “Salary” column and referenced in footnote 1 of the Summary Compensation Table for Fiscal Year 2010 on page 46.
(2)	Amounts are included along with our contributions to the Retirement Savings Plan, which is a qualified deferred compensation plan, in the “Company Contributions to Defined Contribution Plans” column in the All Other Compensation components table in footnote 6 to the Summary Compensation Table for Fiscal Year 2010 on page 46.
(3)	Includes the following amounts that were deferred during fiscal year 2009 under the Savings Restoration Plan: Mr. Washkewicz—$11,165; Mr. Pistell—$6,574; Mr. Banks—$24,852; and Mr. Kashkoush—$24,482.

The Savings Restoration Plan and the Executive Deferral Plan are described in the Compensation Discussion and Analysis, beginning on page 40. The investment options under both plans are identical. During fiscal year 2010, there were up to nine investment funds that a Named Executive Officer could choose with annual rates of return for the year ended June 30, 2010 ranging from 0.26% to 32.82%. Under the plans, participants have the ability to change their investments at any time.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

AT JUNE 30, 2010

Each of the Named Executive Officers may be entitled to payments under our executive compensation program upon a termination of employment or a change in control. The events which may trigger these payments include death, long-term disability, retirement, termination for cause, termination without cause, resignation, change in control or a qualifying termination in connection with a change in control. The following narratives and tables describe the payments the Named Executive Officers may receive under the written terms of our executive compensation program plans and arrangements as in effect on June 30, 2010 for each triggering event as if the triggering event occurred on June 30, 2010.

Payments Generally Available

A Named Executive Officer will generally receive the following upon termination of employment:

•	base salary earned but not yet paid as of the date of termination;

•	Target Incentive Bonuses, General RONA Bonuses, Converted RONA Bonuses and Volume Incentive Bonuses earned but not yet paid as of the date of termination;

•	LTIP Award payouts for the most recently completed three-year performance period not yet paid as of the date of termination;

•

amounts accrued and vested under the Pension Plan, the Pension Restoration Plan and the Supplemental Retirement Program as of the date of termination, as described in the Compensation Discussion and Analysis beginning on page 39;

•

account balances under the Retirement Savings Plan, the Savings Restoration Plan and the Executive Deferral Plan as of the date of termination, as described in the Compensation Discussion and Analysis beginning on page 39; and

•	any accrued and unused vacation pay as of the date of termination.

The Committee may, however, reduce any payments of a Target Incentive Bonus, Volume Incentive Bonus or LTIP Award payout in its sole discretion, up to and including a reduction to zero.

In determining the amounts reflected in the following tables, we used the following general assumptions and principles.

•

We assumed that each of the triggering events occurred on June 30, 2010. This includes our assumption that, upon a qualifying termination in connection with a change in control, the qualifying termination and change in control both occurred on June 30, 2010.

•

We did not include amounts for base salaries, Target Incentive Bonuses, General RONA Bonuses, Converted RONA Bonuses, Volume Incentive Bonuses or 2008-09-10 LTIP Award payouts in the following tables because the amounts are already earned and are not affected by the triggering events, which are assumed to occur on June 30, 2010.

•	Amounts were calculated based on each Named Executive Officer’s age, compensation and years of service as of June 30, 2010.

•

All present values of pension amounts shown for the Pension Plan assume a 5.30% discount rate, use the RP-2000 Combined Health Mortality Table for both males and females projected to 2010 using Scale AA, and assume that the annuity payment elected is 50% joint and survivor.

•

With the exception of the values for the Supplemental Retirement Program in the “Change in Control” and “Qualifying Termination in Connection with a Change in Control” columns, all lump sum values of pension amounts shown assume the following:

•	for the Pension Restoration Plan, segment rates (after phase-in) of 3.26%, 5.24% and 5.76%, and the 2010 Applicable Mortality Table under Internal Revenue Code Section 417(e); and

•	for the Supplemental Retirement Program, a 4.52% discount rate and life expectancy based on 80% of the 1983 Group Annuity Mortality Table (male rates only).

•

We did not include amounts for account balances in the Retirement Savings Plan because this plan is available to all salaried employees. We did not include amounts for account balances under the Savings Restoration Plan and the Executive Deferral Plan because these amounts, which are reported under the “Aggregate Balance at Last Fiscal Year End” column in the Nonqualified Deferred Compensation for Fiscal Year 2010 table on page 54, would not be increased in connection with any triggering event.

Payments upon Death

Upon the death of a Named Executive Officer, in addition to the “Payments Generally Available” described above, the estate or beneficiary of the Named Executive Officer will receive the following:

•

continuation of vesting schedule in all outstanding stock options and Stock Incentives and retention of all outstanding stock options and Stock Incentives for the earlier of (i) two years after the Named Executive Officer’s death or (ii) the expiration date listed in the grant letter;

•	accelerated vesting of the unvested portion of the Named Executive Officer’s account under our Executive Deferral Plan;

•	accelerated vesting of restricted shares issued in payment of LTIP Awards;

•

pro-rated LTIP Award payouts for the fiscal year 2009-10-11 and 2010-11-12 and calendar year 2010-11-12 performance periods, to be determined at the end of the respective performance periods, based on the number of full quarters served during the performance period; and

•	death benefits under the Officer Life Insurance Plan as described in the Compensation Discussion and Analysis on page 42.

In determining the amounts payable upon death reported in the following tables, the following assumptions and principles were used.

•	Where amounts were calculated based on our closing stock price, we used our closing stock price on June 30, 2010 ($55.46).

•	For restricted stock that vested on the triggering event, the shares were valued at an amount per share equal to $55.46.

•

To calculate the estimated value of the LTIP Awards, using historical data to track how we performed against the Peer Group for the last three performance periods, we assumed a payout of 100% of the pro-rated LTIP Award target amount and used $55.46 as the share price. Because the payout of the LTIP Awards is dependent upon our performance against the Peer Group during the three-year performance period, a Named Executive Officer’s actual payout could range from a minimum of zero to a maximum of 200% of the Named Executive Officer’s pro-rated LTIP Award target amount.

•

The death benefit payable under the Officer Life Insurance Plan is funded through individual life insurance policies owned by each of the Named Executive Officers that would be paid by the insurance company issuing the policy.

Payments upon Long-Term Disability

Upon the long-term disability of a Named Executive Officer, the Named Executive Officer will receive the “Payments Generally Available” described above and the “Payments Upon Death” described above, except that (i) the vesting schedule in all outstanding stock options and Stock Incentives will continue and the term for all outstanding stock options and Stock Incentives will continue for the remainder of their ten-year terms; and (ii) the Named Executive Officer will not receive death benefits under the Officer Life Insurance Plan. In addition, the Named Executive Officer will receive the following:

•	monthly benefits under the Executive Long Term Disability Plan;

•	six months of premium payments for medical and dental insurance based on the applicable COBRA rates for the Named Executive Officer; and

•	premium payments under the Officer Life Insurance Plan for the greater of ten years from commencement of plan participation or the number of years until the Named Executive Officer reaches age 65.

The benefit in the following tables for each of the Named Executive Officers under the Executive Long-Term Disability Plan represents one year of long term disability benefits which are capped at $396,000 for one year. The disability benefit payable under the plan is funded through group and individual long-term disability insurance policies owned by each of the Named Executive Officers that would be paid by the insurance company issuing the policies.

Payments upon Retirement

Upon the retirement of a Named Executive Officer, the Named Executive Officer will receive the “Payments Generally Available” described above and the “Payments Upon Death” described above, except that (i) the vesting schedule in all outstanding stock options and Stock Incentives will continue and the term for all outstanding stock options and Stock Incentives will continue for the remainder of their ten-year terms; and (ii) the Named Executive Officer will not receive death benefits under the Officer Life Insurance Plan until death subsequently occurs.

However, if the Named Executive Officer is less than 60 years of age on the date of retirement, then the Named Executive Officer must seek early retirement approval from the Human Resources and Compensation Committee to receive payments with respect to the following:

•	the Supplemental Retirement Program;

•	account balance in the unvested portion of the Named Executive Officer’s LTIP Award deferrals under our Executive Deferral Plan;

•	accelerated vesting of restricted shares issued under LTIP Awards; and

•

pro-rated LTIP Award payouts for the fiscal year 2009-10-11 and 2010-11-12 and calendar year 2010-11-12 performance periods, to be determined at the end of the respective performance periods, based on the number of full quarters served during the performance period.

In addition, the Named Executive Officer must be at least 55 years of age on the date of retirement to continue to receive premium payments under the Officer Life Insurance Plan which will continue for the greater of ten years from commencement of plan participation or the number of years until the Named Executive Officer reaches age 65.

In determining the amounts payable upon retirement reported in the following tables, we assumed that the Named Executive Officer did not receive Human Resources and Compensation Committee approval for early retirement.

Payments upon Termination for Cause or Resignation

Upon the termination for cause or the resignation of a Named Executive Officer, the Named Executive Officer will receive the “Payments Generally Available” described above, except:

•	If the termination for cause is the result of competition by the Named Executive Officer against us, the Named Executive Officer will forfeit his Supplemental Retirement Program benefit; and

•	The Named Executive Officer forfeits all LTIP Awards and Target Incentive Bonuses if the termination or resignation occurs during the applicable performance period.

In determining the amounts payable upon termination for cause under the Supplemental Retirement Program, we assumed that the termination did not result from competition against us.

Payments Upon Termination Without Cause

Upon the termination without cause of a Named Executive Officer, the Named Executive Officer will receive the “Payments Generally Available” described above, except that the Named Executive Officer will forfeit all LTIP Awards and Target Incentive Bonuses if the termination occurs during the applicable performance period. In addition, if the Named Executive Officer signs a release of all claims against us, the Named Executive Officer will receive a lump sum payment equal to one week’s pay for each full year of service up to a max-

imum of twenty-six weeks of pay and continuation of premium payments for medical and dental insurance based on the applicable COBRA rates for the Named Executive Officer for up to three months.

In determining the amounts payable upon termination without cause reported in the following tables, we assumed that the Named Executive Officer signed a release.

Payments upon a Change in Control

A Change in Control occurs if and when:

•

subject to certain exceptions, any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities representing 20% or more of the combined voting power of our then outstanding securities eligible to vote for the election of the Board of Directors;

•

during any period of 24 consecutive months, individuals who at the beginning of such 24-month period were our directors, which we refer to as the Incumbent Board, cease to constitute at least a majority of the Board of Directors, unless the election, or nomination for election, of any person becoming a director subsequent to the beginning of such 24-month period was approved by a vote of at least two-thirds of the Incumbent Board;

•	our shareholders approve a plan of complete liquidation or dissolution; or

•	we enter into a merger, consolidation or other reorganization, or sell all of our assets, unless:

•

immediately following the business combination, (1) more than 50% of the total voting power eligible to elect directors of the resulting entity is represented by shares that were common shares immediately prior to the business combination, (2) subject to certain exceptions, no person becomes the beneficial owner, directly or indirectly, of 20% or more of the voting power of the entity resulting from the business combination, and (3) at least a majority of the members of the board of directors of the resulting entity were members of the Incumbent Board at the time of the approval by the Board of Directors of the execution of the initial agreement providing for such business combination; or

•

the business combination is effected by means of the acquisition of common shares from us, and the Board of Directors approves a resolution providing expressly that such business combination does not constitute a Change in Control.

On July 21, 2008, we adopted certain amendments to our deferred compensation plans and arrangements to comply with Section 409A of the Internal Revenue Code. The amendments included certain modifications to the above definition of “Change in Control” for purposes of those plans and arrangements which were necessary to comply with the definition required by Section 409A.

A Change in Control, either with or without a qualifying termination of a Named Executive Officer (as described below in “Payments upon a Qualifying Termination in Connection with a Change in Control”), has the following effects under the executive compensation plans:

•	any outstanding unvested stock option, stock appreciation right or Stock Incentive held by an executive officer vests and becomes exercisable immediately upon a Change in Control;

•

any outstanding unvested shares of restricted stock issued or unvested Executive Deferral Plan amounts credited to an executive officer pursuant to LTIP Awards vest immediately in the event of a Change in Control;

•

any outstanding LTIP Award to an executive officer will be paid in full in cash upon a Change in Control, at the target amount or on the basis of corporate financial performance to the date of the Change in Control, whichever is greater, and at a stock price equal to the greater of the stock price on the date of a Change in Control or the stock price at the beginning of the three-year performance period;

•	upon a Change in Control, all amounts previously deferred by the executive under the Executive Deferral Plan, together with a “make whole” amount designed to compensate the executive for the lost opportunity to continue to defer receipt of such income (and the earnings thereon) pursuant to elections made under the Executive Deferral Plan, will be paid to the executive; and

•

upon a Change in Control, under the Supplemental Retirement Program each participant will receive three additional years of age and service credit, a lump-sum payment equal to the present value of the participant’s vested benefit under the Supplemental Retirement Program, and a “gross-up” payment to offset the effect, if any, of the excise tax imposed by Section 4999 of the Internal Revenue Code on such lump sum payment.

In determining the amounts payable upon a Change in Control reported in the following tables, the following assumptions or principles were used.

•	We used the same assumptions in “Payments Generally Available” described above.

•	We assumed that the Change in Control met the requirements of a Change in Control under Section 409A of the Internal Revenue Code unless otherwise noted.

•	Where benefits were calculated based on our closing stock price, we used our closing stock price on June 30, 2010 ($55.46).

•	For restricted stock that vested on the triggering event, we valued the shares at an amount per share equal to $55.46.

•

For stock options and Stock Incentives that vested on the triggering event, we valued the stock options and Stock Incentives at an amount per share equal to the difference between $55.46 and the grant price per share for each of the stock options and Stock Incentives.

•

For lump sum present values for the Supplemental Retirement Program, we assumed a 2.75% discount rate for a Change in Control that meets the requirements under Section 409A of the Internal Revenue Code and a 4.52% discount rate for a Change in Control that does not meet the requirements of 409A. In both instances, we used life expectancy based on 80% of the 1983 Group Annuity Mortality Table (male rates only).

•

To calculate the value of the LTIP Awards using historical data to compare how we performed against the Peer Group for the last three performance periods, we assumed a payout of 100% of the target LTIP Award and used $55.46 as the share price.

Payments upon a Qualifying Termination in Connection with a Change in Control

Each of the Change in Control Agreements requires two triggering events to result in any severance payments to the Named Executive Officers:

•	Change in Control; and

•	termination of the employment of the Named Executive Officer in connection with a Change in Control.

Each Change in Control Agreement provides that, if the employment of the Named Executive Officer is terminated during the three years following a Change in Control, or prior to a Change in Control, where the termination was in anticipation of the Change in Control, either by us without “Cause” (as defined in the Change in Control Agreements) or by the Named Executive Officer for “Good Reason” (as described below), the Named Executive Officer shall be entitled to receive the “Payments upon a Change in Control” described above and the following:

•	pro rata base salary, unused vacation, and annual cash and long-term incentive compensation for the year of termination of employment;

•	severance pay equal to three times the executive’s annual base salary and annual cash incentive compensation, other than Converted RONA Bonuses;

•	continuation of welfare benefits (e.g., medical, life insurance, disability coverage) for a period of three years;

•

to the extent not previously received, all amounts previously deferred under our non-qualified income deferral plans, together with a “make-whole” amount as described above, where the Named Executive Officer’s termination occurs within two years of a Change in Control that constitutes a “change in control” as defined under Section 409A of the Internal Revenue Code; and

•	a “gross-up” payment to offset the effect, if any, of the excise tax imposed by Section 4999 of the Internal Revenue Code.

“Good Reason” for termination of employment by the Named Executive Officer includes, without limitation, diminution in duties, reduction in compensation or benefits, relocation, or termination of employment by the executive for any or no reason during the 180-day period beginning on the 91st day after the Change in Control.

The following tables illustrate the payments that each Named Executive Officer would have received if any of the triggering events occurred on June 30, 2010.

Donald E. Washkewicz

	Death	Long-Term Disability	Retirement	Termination for Cause or Resignation	Termination without Cause	Change in Control		Qualifying Termination in Connection with a Change in Control
Severance Pay	—	—	—	—	577,481	—		9,365,603
Accelerated Vesting of Stock Incentives	—	—	—	—	—	1,187,586		1,187,586
Accelerated Vesting of Restricted Stock	9,025,560	9,025,560	—	—	—	9,025,560		9,025,560
Pension Plan	459,386	918,550	918,550	918,550	918,550	918,550		918,550
Pension Restoration Plan	6,246,169	12,413,808	12,413,808	12,413,808	12,413,808	12,413,808	(1)	12,413,808
Supplemental Retirement Program	12,586,653	9,385,372	—	—	9,385,372	15,167,325	(1)	15,167,325	(2)
Executive Deferral Plan	—	—	—	—	—	389,363	(1)	389,363
LTIP Awards	3,588,844	3,588,844	—	—	—	9,077,693		9,077,693
Executive Long-Term Disability Benefit	—	396,000	—	—	—	—		—
Executive Long-Term Disability Premiums	—	—	—	—	—	—		21,995
Medical and Dental Benefits	—	6,673	—	—	3,336	—		40,037
Officer Life Insurance Benefit	5,775,000	—	—	—	—	—		—
Officer Life Insurance Premiums	—	317,539	39,220	—	—	—		172,901
Excise and Related Income Tax Gross-Up	—	—	—	—	—	9,314,242		14,257,366
Vacation Pay	88,651	88,651	88,651	88,651	88,651	88,651		88,651
Total	37,770,264	36,140,998	13,460,229	13,421,009	23,387,198	57,582,778		72,126,438

(1)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0.” There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.
(2)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $11,056,792. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

Timothy K. Pistell

	Death	Long-Term Disability	Retirement	Termination for Cause or Resignation	Termination without Cause	Change in Control		Qualifying Termination in Connection with a Change in Control
Severance Pay	—	—	—	—	340,038	—		3,973,670
Accelerated Vesting of Stock Incentives	—	—	—	—	—	449,412		449,412
Accelerated Vesting of Restricted Stock	1,714,768	1,714,768	1,714,768	—	—	1,714,768		1,714,768
Pension Plan	986,894	2,031,057	2,031,057	2,031,057	2,031,057	2,031,057		2,031,057
Pension Restoration Plan	2,536,625	5,351,183	5,351,183	5,351,183	5,351,183	5,351,183	(1)	5,351,183
Supplemental Retirement Program	4,300,458	1,534,155	1,534,155	1,534,155	1,534,155	3,449,998	(1)	3,449,998	(2)
Executive Deferral Plan	—	—	—	—	—	65,463	(1)	65,463
LTIP Awards	1,236,740	1,236,740	1,236,740	—	—	3,254,781		3,254,781
Executive Long-Term Disability Benefit	—	396,000	—	—	—	—		—
Executive Long-Term Disability Premiums	—	—	—	—	—	—		23,412
Medical and Dental Benefits	—	4,222	—	—	2,111	—		25,335
Officer Life Insurance Benefit	2,720,400	—	—	—	—	—		—
Officer Life Insurance Premiums	—	230,961	154,673	—	—	—		98,160
Excise and Related Income Tax Gross-Up	—	—	—	—	—	0		0
Vacation Pay	52,201	52,201	52,201	52,201	52,201	52,201		52,201
Total	13,548,085	12,551,287	12,074,776	8,968,596	9,310,746	16,368,863		20,489,439

(1)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0.” There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.
(2)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $2,154,327. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

Lee C. Banks

	Death	Long-Term Disability	Retirement	Termination for Cause or Resignation	Termination without Cause	Change in Control		Qualifying Termination in Connection with a Change in Control
Severance Pay	—	—	—	—	173,754	—		2,909,963
Accelerated Vesting of Stock Incentives	—	—	—	—	—	256,578		256,578
Accelerated Vesting of Restricted Stock	795,241	795,241	—	—	—	795,241		795,241
Pension Plan	87,885	190,032	190,032	190,032	190,032	190,032		190,032
Pension Restoration Plan	254,363	581,873	562,923	562,923	562,923	562,923	(1)	562,923
Supplemental Retirement Program	2,787,561	2,090,671	—	—	—	5,091,383	(1)	5,091,383	(2)
Executive Deferral Plan	—	—	—	—	—	1,907,880	(1)	1,907,880
LTIP Awards	776,967	776,967	—	—	—	1,965,281		1,965,281
Executive Long-Term Disability Benefit	—	396,000	—	—	—	—		—
Executive Long-Term Disability Premiums	—	—	—	—	—	—		14,089
Medical and Dental Benefits	—	6,948	—	—	3,474	—		41,689
Officer Life Insurance Benefit	1,594,500	—	—	—	—	—		—
Officer Life Insurance Premiums	—	101,026	—	—	—	—		60,434
Excise and Related Income Tax Gross-Up	—	—	—	—	—	4,032,728		5,590,845
Vacation Pay	31,276	31,276	31,276	31,276	31,276	31,276		31,276
Total	6,327,793	4,970,034	784,231	784,231	961,459	14,833,322		19,417,614

(1)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0.” There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.
(2)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $3,953,754. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

Marwan M. Kashkoush

	Death	Long-Term Disability	Retirement	Termination for Cause or Resignation	Termination without Cause	Change in Control		Qualifying Termination in Connection with a Change in Control
Severance Pay	—	—	—	—	256,693	—		2,562,524
Accelerated Vesting of Stock Incentives	—	—	—	—	—	229,818		229,818
Accelerated Vesting of Restricted Stock	170,484	170,484	—	—	—	170,484		170,484
Pension Plan	669,774	1,349,522	1,349,522	1,349,522	1,349,522	1,349,522		1,349,522
Pension Restoration Plan	209,516	427,544	427,544	427,544	427,544	427,544	(1)	427,544
Supplemental Retirement Program	3,346,731	2,182,393	—	—	2,182,393	5,477,808	(1)	5,477,808	(2)
Executive Deferral Plan	—	—	—	—	—	1,064,248	(1)	1,064,248
LTIP Awards	684,478	684,478	—	—	—	1,731,350		1,731,350
Executive Long-Term Disability Benefit	—	396,000	—	—	—	—		—
Executive Long-Term Disability Premiums	—	—	—	—	—	—		19,631
Medical and Dental Benefits	—	4,406	—	—	2,203	—		26,436
Officer Life Insurance Benefit	2,053,600	—	—	—	—	—		—
Officer Life Insurance Premiums	—	159,935	15,674	—	—	—		68,609
Excise and Related Income Tax Gross-Up	—	—	—	—	—	3,424,464		4,781,331
Vacation Pay	39,406	39,406	39,406	39,406	39,406	39,406		39,406
Total	7,173,989	5,414,168	1,832,146	1,816,472	4,257,761	13,914,644		17,948,711

(1)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0.” There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.
(2)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $4,506,325. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

Thomas L. Williams

	Death	Long-Term Disability	Retirement	Termination for Cause or Resignation	Termination without Cause	Change in Control		Qualifying Termination in Connection with a Change in Control
Severance Pay	—	—	—	—	61,325	—		2,887,236
Accelerated Vesting of Stock Incentives	—	—	—	—	—	256,578		256,578
Accelerated Vesting of Restricted Stock	1,063,723	1,063,723	—	—	—	1,063,723		1,063,723
Pension Plan	43,394	87,453	87,453	87,453	87,453	87,453		87,453
Pension Restoration Plan	106,829	219,383	219,451	219,451	219,451	219,451	(1)	219,451
Supplemental Retirement Program	—	2,576,755	—	—	—	5,122,510	(1)	5,122,510	(2)
Executive Deferral Plan	—	—	—	—	—	4,000	(1)	4,000
LTIP Awards	776,967	776,967	—	—	—	1,965,281		1,965,281
Executive Long-Term Disability Benefit	—	396,000	—	—	—	—		—
Executive Long-Term Disability Premiums	—	—	—	—	—	—		17,772
Medical and Dental Benefits	—	7,313	—	—	3,656	—		43,876
Officer Life Insurance Benefit	1,594,500	—	—	—	—	—		—
Officer Life Insurance Premiums	—	153,792	—	—	—	—		64,315
Excise and Related Income Tax Gross-Up	—	—	—	—	—	3,379,018		4,930,454
Vacation Pay	20,397	20,397	20,397	20,397	20,397	20,397		20,397
Total	3,605,810	5,301,782	327,301	327,301	392,282	12,118,410		16,683,046

(1)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0.” There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.
(2)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $4,141,472. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2010

The following table sets forth compensation information for our non-employee Directors for fiscal year 2010.

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)	All Other Compensation ($)(5)	Total ($)
Linda S. Harty	112,500	102,100	—	1,520	216,120
William E. Kassling	65,000	102,100	—	1,520	168,620
Robert J. Kohlhepp	70,000	102,100	—	1,520	173,620
Giulio Mazzalupi	22,083	183,352	—	2,279	207,714
Klaus-Peter Müller	24,167	189,577	—	2,338	216,082
Candy M. Obourn	60,417	102,100	—	1,520	164,037
Joseph M. Scaminace	48,750	183,352	—	2,279	234,381
Wolfgang R. Schmitt	100,833	102,100	—	1,520	204,453
Markos I. Tambakeras	70,833	102,100	59,436(4)	1,520	233,889
James L. Wainscott	97,500	102,100	—	1,520	201,120

(1)	Donald E. Washkewicz, our Chairman of the Board, Chief Executive Officer and President, is not included in this table because he is a Named Executive Officer and received no additional compensation in his capacity as a Director. The compensation paid by us to Mr. Washkewicz in fiscal year 2010 is reflected in the Summary Compensation Table on page 46.
(2)	During fiscal year 2010, Messrs. Mazzalupi, Müller and Scaminace elected to convert a portion of their annual retainers for their one-year term into our common stock under our Non-Employee Directors’ Stock Plan. These amounts are reported in the “Stock Awards” column of this table. During fiscal year 2010, Mr. Kassling elected to defer a portion of his annual retainer ($48,750) under our Deferred Compensation Plan for Directors.
(3)	This column represents the aggregate grant date fair value for grants made in fiscal year 2010 computed in accordance with FASB ASC Topic 718 of restricted stock awards under our 2004 Non-Employee Directors’ Stock Incentive Plan and our Non-Employee Directors’ Stock Plan. The amount was calculated using the average of the high and low stock price on the date of grant. The grant date fair value for each of the plans is as follows:

2004 Non-Employee Directors’ Stock Incentive Plan: $102,100 (2,000 shares).

Non-Employee Directors’ Stock Plan: each of Messrs. Mazzalupi and Scaminace $81,252 (1,488 shares) and Mr. Müller $87,477 (1,602 shares).

There were no forfeitures of stock awards by the directors during fiscal year 2010. As of June 30, 2010, each director had the following aggregate number of unvested stock awards: each of Ms. Harty and Mr. Kohlhepp—5,000 shares; each of Messrs. Kassling and Schmitt—3,650 shares; Mr. Mazzalupi—6,488 shares; Mr. Müller—6,602 shares; Ms. Obourn—5,446 shares; Mr. Scaminace—5,138 shares; Mr. Tambakeras—6,299 shares; and Mr. Wainscott—2,000 shares.

(4)	Amount reflects the aggregate grant date fair value for fiscal year 2010 computed in accordance with FASB ASC Topic 718 of stock option grants under our 2004 Non-Employee Directors’ Stock Incentive Plan. The amount was calculated using the Black-Scholes option pricing model with the following assumptions:

Fiscal Year of Grant	Risk-free Interest Rate	Expected Life of Award	Expected Dividend Yield of Stock	Expected Volatility of Stock
2010	2.6%	5.6 years	1.4%	36.4%

During fiscal year 2010, Mr. Mazzalupi had 487 stock options that were “under water” lapse and Mr. Müller had 691 stock options that were “under water” lapse. As of June 30, 2010, each director had the following aggregate number of outstanding stock options: each of Ms. Harty and Mr. Wainscott—0 options; Mr. Kassling—13,350 options; each of Mr. Kohlhepp and Ms. Obourn—12,300 options; Mr. Mazzalupi—11,129 options; Mr. Müller—7,374 options; Mr. Scaminace—4,125 options; Mr. Schmitt—5,181 options; and Mr. Tambakeras—3,302 options.

(5)	The amounts reported in this column are the dividends earned on the restricted stock awards granted in fiscal year 2010 reported in footnote 3 to this table.

Compensation of Directors

Directors who are also our employees do not receive any additional compensation for their services as Directors. During fiscal year 2010, non-employee Directors received an annual retainer, meeting fees (if applicable), and a restricted stock award. The following annual retainers of the non-employee Directors were approved on August 14, 2008 and August 11, 2010, respectively:

	Approved August 14, 2008	Approved August 11, 2010
	From 10/01/2008 through 9/30/2010	Effective beginning 10/01/2010
Annual retainer for Corporate Governance and Nominating Committee Chair:	$105,000	$127,500
Annual retainer for Audit Committee Chair:	$112,500	$117,500
Annual retainer for Human Resources and Compensation Committee Chair:	$107,500	$112,500
Annual retainer for the Finance Committee:	$105,000	$110,000
Annual retainer for non-chair committee members:	$ 97,500	$102,500

In addition to the annual retainers described above, non-employee Directors are entitled to receive a $1,500 fee for attending each Board of Directors or Committee meeting that exceeds the number of regularly scheduled Board of Directors or Committee meetings in a fiscal year by more than two. During fiscal year 2010, neither the Board of Directors nor any of the Committees met more than two times beyond their regularly scheduled meetings.

Directors may elect to defer all or a portion of their annual retainers under our Deferred Compensation Plan for Directors or elect to convert all or a portion of their annual retainers into our common stock pursuant to our Non-Employee Directors’ Stock Plan. If a Director elects to convert under our Non-Employee Directors’ Stock Plan, the applicable portion of his or her retainer is converted into our common stock by using the average of the high and low stock price for our common stock on the beginning date of his or her election to convert under the plan. The Director receives restricted shares that vest on the date of our Annual Shareholders Meeting when the Director’s term ends. Upon death or disability, a pro-rated portion of the Director’s restricted shares will vest immediately and the remaining shares will be forfeited. In the event of a change in control, the vesting of the restricted shares will be accelerated.

Each Director who was serving as a Director on October 1, 2009 and who was not a current or retired employee was granted 2,000 shares of restricted stock as of October 1, 2009 under our 2004 Non-Employee Directors Stock Incentive Plan. The original terms of the shares provide that the shares will vest 100% on September 30, 2010, except that if a Director ceases to be a Director for any reason prior to September 30, 2010, a pro-rated portion of her or his restricted shares will vest immediately on the date of termination and the remaining shares will be forfeited. All shares of restricted stock earn dividends payable directly to each Director to whom they are issued.

RATIFICATION OF THE

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors recommends ratification of its appointment of D&T as the independent registered public accounting firm to audit our financial statements as of and for the fiscal year ending June 30, 2011. D&T served as the independent registered public accounting firm to audit our financial statements as of and for the fiscal year ended June 30, 2010. A representative of D&T is expected to be present at the Annual Meeting of Shareholders and available to respond to appropriate questions, and will have an opportunity to make a statement if he or she desires to do so. Ratification of the appointment of D&T as the independent registered public accounting firm for the fiscal year ending June 30, 2011 requires the affirmative vote of the holders of at least a majority of the shares of our common stock present or represented and entitled to vote on the proposal at the Annual Meeting of Shareholders.

Audit Fees.    The aggregate fees billed or expected to be billed by D&T for the fiscal years ended June 30, 2010 and June 30, 2009 for auditing our annual consolidated financial statements, reviewing our interim financial statements included in our Forms 10-Q filed with the SEC and services normally provided in connection with statutory and regulatory filings or engagements were $7,658,665 and $7,271,566, respectively.

Audit-Related Fees.    The aggregate fees billed by D&T during the fiscal years ended June 30, 2010 and June 30, 2009 for assurance and related services provided to us that are reasonably related to the performance of the audit or review of our financial statements and are not included in “Audit Fees” above were $264,294 and $322,702, respectively. The fees billed related primarily to audit procedures required to respond to or comply with financial, accounting or regulatory reporting matters and internal control reviews and reporting requirements.

Tax Fees.    The aggregate fees billed by D&T during the fiscal years ended June 30, 2010 and June 30, 2009 with respect to tax compliance services such as global assistance in preparing various types of tax returns were $1,354,975 and $1,629,771, respectively, and for tax planning services, generally related to our many acquisitions and restructurings, were $2,561,999 and $3,485,859, respectively.

All Other Fees.    D&T for the fiscal years ended June 30, 2010 and June 30, 2009 did not bill any fees for products and services provided to us that are not included in the above categories.

Audit Committee Pre-Approval Policies and Procedures.    In accordance with the SEC’s rules issued pursuant to the Sarbanes Oxley Act of 2002, which require, among other things, that the Audit Committee pre-approve all audit and non-audit services provided by our independent registered public accounting firm, the Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by our independent registered public accounting firm. The policy specifically pre-approves certain services up to a budgeted amount to be determined annually by the Audit Committee. All other services require Audit Committee approval on a case-by-case basis.

All of the services described in “Audit-Related Fees” and “Tax Fees” were approved by the Audit Committee in accordance with our formal policy on Auditor Independence.

The Board of Directors unanimously recommends a vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2011.

APPROVAL OF THE

PARKER-HANNIFIN CORPORATION 2010 PERFORMANCE BONUS PLAN

Subject to shareholder approval at this Annual Meeting of Shareholders, on August 12, 2010, our Board of Directors unanimously approved the Parker-Hannifin Corporation 2010 Performance Bonus Plan, which we refer to as the 2010 Plan, to be effective as of October 27, 2010. We currently maintain the Parker-Hannifin Corporation Performance Bonus Plan, which we refer to as the Current Plan. The Current Plan will expire on October 27, 2010, however, any awards granted under the Current Plan prior to October 27, 2010 will remain in effect until the expiration of such awards.

Purpose

The purpose of the 2010 Plan is to attract and retain key executives and to provide such persons with incentives for superior performance. Incentive bonuses paid under the 2010 Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, as amended, which we refer to as Section 162(m), and Section 1.162-27 of the Treasury Regulations promulgated thereunder. Section 162(m) sets a limit of $1,000,000 on the amount we can deduct for compensation paid to each of our Chief Executive Officer and the three other most highly compensated executive officers other than the Chief Financial Officer, unless that compensation constitutes “performance-based compensation.” Among other things, “performance-based compensation” must be paid pursuant to a plan approved by our shareholders.

Summary of Terms

The principal features of the 2010 Plan are summarized below. The full text of the 2010 Plan is attached as Appendix A to this Proxy Statement, and the following summary is qualified in its entirety by reference to Appendix A which is incorporated into this Proxy Statement by reference.

Administration

The 2010 Plan will be administered by the Human Resources and Compensation Committee or any other committee that is appointed by our Board of Directors to administer the 2010 Plan and that consists of at least two “outside directors” as defined under Section 162(m) and Section 1.162-27(e)(3) of the Treasury Regulations, which for purposes of this description of the 2010 Plan we refer to as the Human Resources and Compensation Committee. The Human Resources and Compensation Committee will have full power and authority to administer the 2010 Plan, including the exclusive right to establish Management Objectives (as defined below) and the amount of any incentive bonuses payable upon achievement of such objectives.

Eligible Executives

Participation in the 2010 Plan will be limited to “Eligible Executives,” which is defined as our Chief Executive Officer and any other executive officer or other employee designated by the Human Resources and Compensation Committee. If the 2010 Plan is approved at this Annual Meeting of Shareholders, we will initially have 23 Eligible Executives participating in the 2010 Plan.

Management Objectives

An Eligible Executive’s right to receive a bonus under the 2010 Plan is based on achievement of one or more established short-term or long-term performance goals, referred to as “Management Objectives.” Management Objectives may be described in terms of corporate-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the subsidiary, division, department or function in which the Eligible Executive is employed. The Management Objectives shall be limited to specified levels of, growth in, or relative peer company performance in one or more of the following:

•	earnings per share;

•	return on invested capital;

•	return on total capital;

•	return on total assets;

•	return on net assets;

•	return on equity;

•	total shareholder return;

•	revenue;

•	cash flow or free cash flow;

•	net income;

•	operating profit;

•	pre-tax income;

•	earnings before interest, taxes, depreciation and/or amortization costs;

•	productivity;

•	customer satisfaction;

•	employee satisfaction;

•	economic value added; and

•	stock price.

Awards

Not later than the earlier of (i) the 90th day of each “Performance Period,” which is defined as a period of time established by the Human Resources and Compensation Committee, in its sole discretion, within which the Management Objectives relating to an incentive bonus are to be achieved, or (ii) the expiration of 25% of the Performance Period, the Human Resources and Compensation Committee will establish the Management Objective(s) for each incentive bonus granted to an Eligible Executive for such Performance Period and the amount of incentive bonus payable (or formula for determining such amount) upon full achievement of the specified Management Objectives. With respect to any Performance Period, the Human Resources and Compensation Committee may grant to any Eligible Executive more than one short-term incentive bonus, and more than one long-term incentive bonus, as applicable. In the case of short-term awards, achievement of Management Objectives will be measured over a Performance Period of one year or less and, in the case of long-term awards, achievement of the Management Objectives will be measured over a Performance Period greater than one year. The Human Resources and Compensation Committee may further specify in respect of the specified Management Objectives for an incentive bonus a minimum acceptable level of achievement below which no incentive bonus payment will be made and will set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives. The Management Objectives established by the Human Resources and Compensation Committee for an incentive bonus will have any reasonable definitions that the Human Resources and Compensation Committee may specify within the period specified above, which may include or exclude any items specified by the Human Resources and Compensation Committee, including but not limited to any or all of the following items:

•	discontinued operations;

•	extraordinary, unusual, non-recurring or special items;

•	effects of accounting changes;

•	effects of currency or interest rate fluctuations;

•	effects of financing activities;

•	changes in tax rates;

•	expenses for restructuring or productivity initiatives;

•	litigation losses;

•	non-operating items;

•	effects of acquisitions or divestitures; and

•	changes of law or regulation affecting our business.

The Human Resources and Compensation Committee may not modify any terms of awards established, except to the extent that after such modification the incentive bonus would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m).

The Human Resources and Compensation Committee retains the discretion to reduce the amount of any incentive bonus that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero).

Notwithstanding any other provision of the 2010 Plan to the contrary, in no event will the aggregate amount of the short-term incentive bonuses paid to an Eligible Executive under the 2010 Plan for any Performance Period exceed:

(i)	in the case of the Chief Executive Officer, either $4 million or 300% of base salary; and

(ii)	in the case of all other Eligible Executives, either $2 million or 200% of base salary.

Notwithstanding any other provision of the 2010 Plan to the contrary, in no event will the aggregate amount of the long-term incentive bonuses paid to an Eligible Executive under the 2010 Plan for any Performance Period exceed:

(i)	in the case of the Chief Executive Officer, either $8.5 million in cash or, subject to adjustment, 200,000 shares of our common stock; and

(ii)	in the case of all other Eligible Executives, either $3.5 million in cash or, subject to adjustment, 100,000 shares of our common stock.

Committee Certification

As soon as reasonably practicable after the end of each Performance Period, the Human Resources and Compensation Committee will determine whether each Management Objective has been achieved and the amount of any incentive bonus to be paid to each Eligible Executive for such Performance Period and will certify such determinations in writing.

Payment of Incentive Bonuses

Short-term incentive bonuses will be paid in cash and long-term incentive bonuses may, at the discretion of the Human Resources and Compensation Committee, be paid in cash and/or shares of our common stock (or any award based on or denominated in shares of our common stock) issued pursuant to our equity compensation plans in existence at the time of the grant. Incentive bonuses paid in cash may be deferred under our Executive Deferral Plan, subject to the terms and conditions of such plan.

Amendment and Termination

The Human Resources and Compensation Committee may amend the 2010 Plan from time to time, provided that (a) any such amendment is subject to shareholder approval to the extent required to satisfy Section 162(m), (b) any such amendment will not, after the end of the applicable Performance Period, cause the amount payable to be increased as compared to the amount that would have been paid in accordance with the terms established within such period, and (c) the Human Resources and Compensation Committee may not amend or terminate the Plan in any manner that would cause any incentive bonus to fail to constitute “performance-based compensation” for purposes of Section 162(m). The Human Resources and Compensation Committee may also terminate the plan at any time.

Claw-back Policy

Each incentive bonus granted pursuant to the 2010 Plan will be subject to the terms and conditions of our “claw-back policy.”

Effective Date

Subject to approval by our shareholders, the 2010 Plan shall become effective for the Performance Periods commencing with or during fiscal year 2011, and will remain effective for all incentive bonuses awarded prior to the Annual Meeting of Shareholders held in the 2016 fiscal year, subject to any further shareholder approvals (or re-approvals) mandated for performance-based compensation under Section 162(m).

Federal Income Tax Consequences

Under present federal income tax law, a 2010 Plan participant will be taxed at ordinary income rates on the amount of any payment received pursuant to the 2010 Plan. Generally, and subject to the provisions of Section 162(m), we will receive a federal income tax deduction corresponding to the amount of income recognized by a 2010 Plan participant.

2010 Plan Benefits

Because the 2010 Plan gives the Human Resources and Compensation Committee discretion in designating the Eligible Executives and establishing target incentive bonuses (subject to the per person limits noted above) and the Human Resources and Compensation Committee has discretion to reduce the amount of benefits that will be payable under the 2010 Plan, it is not possible to determine the amount of the benefits that may become payable under the 2010 Plan.

No short-term or long-term incentive bonuses have been granted, awarded or received under the 2010 Plan. Future short-term and long-term incentive bonuses awarded under the 2010 Plan will be granted by the Human Resources and Compensation Committee, in its discretion, and the amount of any such short-term or long-term incentive bonuses to our Eligible Executives is not currently determinable.

If the 2010 Plan is not approved by our shareholders, no bonuses will be granted, awarded or received under the 2010 Plan.

Required Vote for Approval

Approval of the Parker-Hannifin Corporation 2010 Performance Bonus Plan requires the affirmative vote of the holders of at least a majority of the votes cast on the proposal at this Annual Meeting of Shareholders, provided that a majority of the outstanding shares is voted with respect to the proposal.

Our Board of Directors has approved the Parker-Hannifin Corporation 2010 Performance Bonus Plan and recommends a vote FOR approval of the Parker-Hannifin Corporation 2010 Performance Bonus Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding the Company’s equity compensation plans as of June 30, 2010, unless otherwise indicated.

	Column (a)		Column (b)	Column (c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	16,173,183	(1)	$49.60	8,559,973	(2)
Equity compensation plans not approved by security holders(3)	47,400		$33.69	0
Total	16,220,583		$49.55	8,559,973

(1)	Includes 157,489 shares, which consists of the actual payouts of restricted stock under the FY2008-09-10 LTIP Awards (which payout was made after June 30, 2010) and the maximum future payouts of restricted stock that may be issued under the FY2009-10-11, FY2010-11-12 and CY2010-11-12 LTIP Awards. Under the FY2009-10-11 LTIP Awards, payouts will be made in restricted stock. Under the FY2010-11-12 and CY2010-11-12 LTIP Awards, payouts will be made in common stock. Payouts are determined by comparing our results during the performance period to the performance of a group of our peers during the same period for the following weighted performance measures: (a) revenue growth (20% weight); (b) growth in fully-diluted earnings per share from continuing operations (40% weight); and (c) average return on invested capital from continuing operations (40% weight). Also includes 68,090 phantom shares held in an account pursuant to the Stock Option Deferral Plan (which plan has not been approved by shareholders). The phantom shares resulted from exercises of stock options granted under the 1990 Employees Stock Option Plan, which was approved by the shareholders. No further deferral elections may be made under the Stock Option Deferral Plan.
(2)	The maximum number of shares of our common stock that may be issued under the 2009 Omnibus Stock Incentive Plan is 5,500,000. The total number of securities available for issuance under the 2003 Stock Incentive Plan is equal to the sum of (i) 13,500,000; plus (ii) the amount of any shares that are not delivered to an employee by reason of (A) the expiration, termination, cancellation or forfeiture of an award under the 1993 Stock Incentive Program; and (B) the tendering or withholding of shares to satisfy all or a portion of the exercise price or tax withholding obligations relating to shares issued or distributed under an award under the 1993 Stock Incentive Program. The maximum number of shares that may be issued under the 2003 Stock Incentive Plan as restricted stock is limited to 7,500,000 shares. The maximum number of shares that may be issued under the 2004 Non-Employee Directors’ Stock Incentive Plan is 375,000. The maximum number of shares that may be issued under the Non-Employee Directors’ Stock Plan, as amended and restated, is 345,000, all of which are granted as common stock, subject to such conditions or restrictions as the Human Resources and Compensation Committee may determine.
(3)	The 1996 Non-Employee Directors Stock Option Plan provides for the issuance of up to 562,500 shares of our common stock pursuant to stock options granted to our Directors who are not current or retired employees. Each option was granted at an exercise price equal to 100% of the fair market value of our common stock on the date the options were granted. Grants have a ten-year term and vest 50% following one year of continued service and the remaining 50% following the second year of continued service from the date granted. No further options will be granted under the 1996 Non-Employee Directors Stock Option Plan.

SHAREHOLDER PROPOSAL

TO SEPARATE THE ROLES OF CHAIRMAN OF THE BOARD

AND CHIEF EXECUTIVE OFFICER

This proposal has been submitted on behalf of Norges Bank Investment Management with administrative offices at Postboks 1179 Sentrum, 0107 Oslo, Norway. Norges Bank Investment Management is one of our shareholders. We will provide to shareholders, promptly upon receiving an oral or written request, the number of shares of our common stock beneficially held by Norges Bank Investment Management as of August 31, 2010. In accordance with the applicable proxy rules, the proposed resolution and supporting statement, for which our Board of Directors accepts no responsibility, are set forth below.

Proposal Resolution

RESOLVED: Pursuant to Section 1701.11 of the Ohio Revised Code, the shareholders hereby amend the Code of Regulations to add the following text where designated:

To add a new Article IV, Section 3:

“Notwithstanding any other provision of these Regulations, the Chairman of the Board shall be a Director who is independent from the Corporation. For purposes of this Regulation, ‘independent’ has the meaning set forth in the New York Stock Exchange (“NYSE”) listing standards, unless the Corporation’s common stock ceases to be listed on the NYSE and is listed on another exchange, in which case such exchange’s definition of independence shall apply. If the Board of Directors determines that a Chairman of the Board who was independent at the time he or she was selected is no longer independent, the Board of Directors shall select a new Chairman of the Board who satisfies the requirements of this Regulation within 60 days of such determination. Compliance with this Regulation shall be excused if no Director who qualifies as independent is elected by the shareholders or if no Director who is independent is willing to serve as Chairman of the Board. This Regulation shall apply prospectively, so as not to violate any contractual obligation of the Corporation in effect when this Regulation was adopted.”

Proponent’s Supporting Statement

A goal of Norges Bank, the central bank of Norway, is to safeguard long-term financial interests through active ownership. In furtherance of that goal, Norges Bank believes that corporate boards should be structured to ensure independence and accountability to shareholders. The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of the responsibilities between these positions to ensure a balance of power and authority on the Board. Approximately 45% of S&P 1500 companies have separate CEO and Chairman positions.

The Board should be led by an independent Chairman. Such a structure will put the Board in a better position to make independent evaluations and decisions, hire management, decide a remuneration policy that encourages performance, provide strategic direction, and support management in taking a long-term view in the development of business strategies. An independently led Board is better able to oversee and give guidance to Corporation executives, help prevent conflict or the perception of conflict, and effectively strengthen the system of checks-and-balances within the corporate structure and thus protect shareholder value.

An independent Chairman will be a strength to the Corporation when the Board must make the necessary strategic decisions and prioritizations to create shareholder value over time.

We therefore urge shareholders to vote FOR this proposal.

Board of Directors Response

Our Board of Directors unanimously recommends that you vote AGAINST this Proposal because it is unnecessary and it is not in our best interests or in the best interests of our shareholders. At our 2009 Annual Meeting of Shareholders, a similar proposal was presented to and was not approved by our shareholders.

Our Board of Directors strongly favors a governance structure that includes a diligent and independent Board of Directors. Pursuant to our Board of Directors Guidelines on Significant Corporate Governance Issues, the Chairman of the Corporate Governance and Nominating Committee of our Board of Directors, an independent director, serves as our “Lead Director.” Our Lead Director serves as chairman of our non-management, independent Directors, who meet regularly in executive session without management. Our non-management, independent Directors met four times during fiscal year 2010. Our Lead Director, a separate and independent position from our Chairman of the Board, calls meetings, supervises the conduct of meetings of our non-management, independent Directors, and facilitates communication between our independent Directors, our Chairman of the Board and our management. Our Lead Director is also involved in various other corporate governance initiatives, such as preparing agendas for meetings of our Board of Directors, identifying and recruiting potential candidates for election to our Board of Directors and composing and structuring the leadership of the Committees of our Board of Directors.

The independent structure of our Board of Directors is also clearly evidenced by the composition of our current Board of Directors and its Committees. Our Board of Directors currently has 13 Directors, 12 of whom are independent based on our Board of Directors’ consideration of our Independence Standards for Directors and the applicable independence standards of the New York Stock Exchange. In addition, the Human Resources and Compensation Committee, the Corporate Governance and Nominating Committee, the Finance Committee and the Audit Committee are composed entirely of independent directors. Consequently, independent directors directly oversee critical matters such as, among others, the remuneration policy for executive officers, our corporate governance guidelines, policies and practices, our corporate finance strategies and initiatives and the integrity of our financial statements and internal controls over financial reporting.

For example, the Human Resources and Compensation Committee conducts an annual performance review of the Chairman and our Chief Executive Officer and, based on that review, establishes the Chairman and our Chief Executive Officer’s annual and long-term compensation, including salary, bonuses, equity awards and other compensation and benefits. Additionally, in August 2009, our Board of Directors, based on the recommendation of the Human Resources and Compensation Committee, adopted a policy on recovery of performance-based compensation from certain executive officers in the event of a restatement of our financial results if certain conditions are met.

In addition, the Corporate Governance and Nominating Committee regularly reviews our corporate governance guidelines, policies and practices and recommends to our Board of Directors modifications or additions to those guidelines, policies and practices. In 2007, based on the recommendation of the Corporate Governance and Nominating Committee, we amended our Code of Regulations to eliminate the classified board structure and provide for the annual election of all Directors.

Separating the role of Chairman and our Chief Executive Officer will not result in strengthening our corporate governance or in creating or enhancing long-term value for our shareholders. All of our Directors, independent or not, are required to exercise their fiduciary duties in a manner they believe to be in our best interests and in the best interests of our shareholders. Splitting the roles of Chairman and our Chief Executive Officer would not diminish or augment these fiduciary duties or enhance the independence or performance of our Board of Directors. Moreover, our Board of Directors does not believe such a requirement would ensure a balance of power and authority on our Board of Directors, as each Director is an equal participant in Board of Director meetings and decisions.

Finally, despite the proponent’s preference for an independent Chairman, there is currently no consensus in the United States that separating the role of Chairman from senior executives is a corporate governance “best practice” or that such a separation enhances shareholder value. Board structures vary greatly among U.S. corporations based on their particular facts and circumstances, and no “one-size-fits-all” board structure has been shown to enhance or guarantee corporate success. Accordingly, our Board of Directors sees no benefit in limiting its flexibility to choose the person it believes would best serve as Chairman.

The shareholder proposal would eliminate the ability of our Board of Directors to consider whether a member of management is best positioned to serve in the role of Chairman at any given time. Rigid application of the proposal would deprive our Board of Directors of the flexibility that it needs to evaluate our particular needs, the specific qualifications of the individuals in question and the particular facts and circumstances affecting our business, as it considers candidates for Chairman. We believe that shareholders are best served by a Board of Directors that can adapt its structure to our needs and the capabilities of its Directors and senior executives. Because this proposal narrows the governance options available to our Board of Directors, we do not believe its adoption is in our best interests or in the best interests of our shareholders.

As a result, in view of our highly independent board structure and our strong corporate governance guidelines and practices, our Board of Directors believes that the shareholder proposal is unnecessary and would not strengthen the independence or oversight functions of our Board of Directors, and is not in our best interests or in the best interests of our shareholders. Our Board of Directors and its independent Corporate Governance and Nominating Committee will continue to evaluate our corporate governance practices on an ongoing basis to ensure that those practices sufficiently address our needs.

For all of these reasons, our Board of Directors unanimously recommends a vote AGAINST this Proposal.

Under the Code of Regulations, this Proposal must be approved by the holders of shares entitling them to exercise a majority of the voting power on the Proposal. Accordingly, this Proposal will be approved, and the proposed amendments to the Code of Regulations adopted, upon the affirmative vote of the holders of a majority of our outstanding Common Shares.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of August 31, 2010 except as otherwise indicated, the name and address of each person believed to be a beneficial owner of more than 5% of our Common Shares, the number of shares and the percentage so owned, as well as the beneficial ownership of our Common Shares by the Directors, the Named Executive Officers and all Directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)		Percentage of Class(b)
Wellington Management Company, LLP 75 State Street Boston, MA 02109	10,507,825	(c)	6.54%

R.G. Bohn	0
L. S. Harty	15,979
W. E. Kassling	33,968	(d)
R. J. Kohlhepp	28,805	(e)
G. Mazzalupi	30,835	(f)
K. P. Müller	31,783	(g)
C. M. Obourn	25,437	(e)
J. M. Scaminace	13,837	(h)
W. R. Schmitt	23,813	(i)
Å. Svensson	0
M. I. Tambakeras	14,421
J. L. Wainscott	3,000
D. E. Washkewicz	1,526,282	(j)
T. K. Pistell	278,417	(k)
L. C. Banks	208,776	(l)
M. M. Kashkoush	159,742	(m)
T. L. Williams	121,988	(n)

All Directors and executive officers as a group (37 persons)	4,385,207	(o)	2.67%

(a)	Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(b)	No Director or executive officer beneficially owned more than 1% of our Common Shares as of August 31, 2010.

(c)	Pursuant to a statement filed by Wellington Management Company LLP with the SEC in accordance with Rule 13d-1(b) of the Securities Exchange Act of 1934, Wellington Management Company LLP has reported that, as of December 31, 2009, it had shared voting power over 5,243,131 Common Shares and shared investment power over 10,507,825 Common Shares.

(d)	This amount includes 6,750 Common Shares owned jointly by Mr. Kassling and his spouse and 13,350 Common Shares subject to options exercisable by Mr. Kassling on or prior to October 30, 2010 granted under our Non-Employee Directors stock option plans.

(e)	These amounts include 12,300 Common Shares subject to options exercisable by each of Mr. Kohlhepp and Ms. Obourn on or prior to October 30, 2010 granted under our Non-Employee Directors stock option plans.

(f)	This amount includes 10,625 Common Shares subject to options exercisable by Mr. Mazzalupi on or prior to October 30, 2010 granted under our Non-Employee Directors stock option plans.

(g)	This amount includes 7,374 Common Shares subject to options exercisable by Mr. Müller on or prior to October 30, 2010 granted under our Non-Employee Directors stock option plans.

(h)	This amount includes 4,125 Common Shares subject to options exercisable by Mr. Scaminace on or prior to October 30, 2010 granted under our Non-Employee Directors stock option plans.

(i)	This amount includes 4,938 Common Shares subject to options exercisable by Mr. Schmitt on or prior to October 30, 2010 granted under our Non-Employee Directors stock option plans.

(j)	This amount includes 1,477 Common Shares that represents Mr. Washkewicz’s proportionate interest in his mother’s revocable trust, 38,000 Common Shares owned indirectly by Mr. Washkewicz through the Pamela Washkewicz Revocable Trust, 39,964 Common Shares as to which Mr. Washkewicz holds voting power pursuant to the Retirement Savings Plan as of June 30, 2010, and 911,858 Common Shares subject to options or Stock Incentives exercisable by Mr. Washkewicz on or prior to October 30, 2010 granted under our stock option plans. Mr. Washkewicz has disclaimed beneficial ownership of 8,985 shares owned by his children.

(k)	This amount includes 3,514 Common Shares owned indirectly by Mr. Pistell through the Linda S. Pistell Revocable Trust, 7,738 Common Shares as to which Mr. Pistell holds voting power pursuant to the Retirement Savings Plan as of June 30, 2010 and 167,950 Common Shares subject to options, stock appreciation rights or Stock Incentives exercisable by Mr. Pistell on or prior to October 30, 2010 granted under our stock option plans and 40,568 Common Shares which Mr. Pistell has pledged as security.

(l)	This amount includes 6,823 Common Shares owned indirectly by Mr. Banks through the Elizabeth K. Banks Revocable Trust, 865 Common Shares owned indirectly by Mr. Banks through his three children living in his household, 7,643 Common Shares as to which Mr. Banks holds voting power pursuant to the Retirement Savings Plan as of June 30, 2010 and 153,353 Common Shares subject to options or Stock Incentives exercisable by Mr. Banks on or prior to October 30, 2010 granted under our stock option plans.

(m)	This amount includes 3,402 Common Shares as to which Mr. Kashkoush holds voting power pursuant to the Retirement Savings Plan as of June 30, 2010 and 129,905 Common Shares subject to options, stock appreciation rights or Stock Incentives exercisable by Mr. Kashkoush on or prior to October 30, 2010 granted under our stock option plans.

(n)	This amount includes 1,319 Common Shares as to which Mr. Williams holds voting power pursuant to the Retirement Savings Plan as of June 30, 2010 and 88,701 Common Shares subject to options, stock appreciation rights or Stock Incentives exercisable by Mr. Williams on or prior to October 30, 2010 granted under our stock option plans.

(o)	This amount includes 116,479 Common Shares for which voting and investment power are shared, 158,901 Common Shares as to which all executive officers as a group hold voting power pursuant to the Retirement Savings Plan as of June 30, 2010, and 2,895,058 Common Shares subject to options, stock appreciation rights or Stock Incentives exercisable on or prior to October 30, 2010 granted under our stock option plans held by all Directors and executive officers as a group.

SHAREHOLDERS’ PROPOSALS

We must receive at our principal executive offices by May 30, 2011 any proposal of a shareholder intended to be presented at our 2011 Annual Meeting of Shareholders, or the 2011 Meeting, and to be included in our proxy, notice of meeting and Proxy Statement related to the 2011 Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Such proposals should be submitted to us by certified mail, return receipt requested. Proposals of shareholders submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934, or Non-Rule 14a-8 Proposals, in connection with the 2011 Meeting must be received by us by August 13, 2011 or such proposals will be considered untimely under Rule 14a-4(c) of the Securities Exchange Act of 1934. Our proxy related to the 2011 Meeting will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after August 13, 2011. Our proxy related to the 2010 Annual Meeting of Shareholders gives discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after August 14, 2010.

SHAREHOLDER RECOMMENDATIONS FOR DIRECTOR NOMINEES

The Corporate Governance and Nominating Committee will consider shareholder recommendations for nominees for election to our Board of Directors if such recommendations are in writing and set forth the information listed below. Such recommendations must be submitted to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary, and must be received at our executive offices on or before June 30 of each year in anticipation of the following year’s Annual Meeting of Shareholders. All shareholder recommendations for Director nominees must set forth the following information:

1.	The name and address of the shareholder recommending the candidate for consideration as such information appears on our records, the telephone number where such shareholder can be reached during normal business hours, the number of Common Shares owned by such shareholder and the length of time such shares have been owned by the shareholder; if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s beneficial ownership of such shares or such person’s authority to act on behalf of such entity;

2.	Complete information as to the identity and qualifications of the proposed nominee, including the full legal name, age, business and residence addresses and telephone numbers and other contact information, and the principal occupation and employment of the candidate recommended for consideration, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations and business and other relevant experience (including directorships, employment and civic activities) and qualifications of the candidate;

3.	The reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a Director;

4.	The disclosure of any relationship of the candidate being recommended with us or any of our subsidiaries or affiliates, whether direct or indirect;

5.	A description of all relationships, arrangements and understandings between the proposing shareholder and the candidate and any other person(s) (naming such person(s)) pursuant to which the candidate is being proposed or would serve as a Director, if elected; and

6.	A written acknowledgement by the candidate being recommended that he or she has consented to being considered as a candidate, has consented to our undertaking of an investigation into that individual’s background, education, experience and other qualifications in the event that the Corporate Governance and Nominating Committee desires to do so, has consented to be named in our Proxy Statement and has consented to serve as a Director, if elected.

COMMUNICATIONS WITH DIRECTORS

Our shareholders and other interested parties may communicate with our Board of Directors as a group, with the non-management Directors as a group, or with any individual Director by sending written communications to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary. Complaints regarding accounting, internal accounting controls or auditing matters will be forwarded directly to the Chair of the Audit Committee. All other communications will be provided to the individual Director(s) or group of Directors to whom they are addressed. Copies of all communications will be provided to all other Directors; provided, however, that any such communications that are considered to be improper for submission to the intended recipients will not be provided to the Directors. Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to our business and/or our subsidiaries, or communications that relate to improper or irrelevant topics.

GENERAL

Our Board of Directors knows of no other matters which will be presented at the meeting. However, if any other matters properly come before the meeting or any adjournment, the person or persons voting the proxies will vote in accordance with their best judgment on such matters.

We will bear the expense of preparing, printing and mailing this Proxy Statement. In addition to solicitation by mail, our officers and employees may solicit the return of proxies. We will request banks, brokers and other custodians, nominees and fiduciaries to send proxy material to beneficial owners of Common Shares. We will, upon request, reimburse them for their expenses in so doing. We have retained Georgeson Inc., 199 Water Street, 26th Floor, New York, New York, to assist in the solicitation of proxies at an anticipated cost of $16,500, plus disbursements.

You are urged to vote your proxy promptly by internet, telephone or mail by following the instructions on the enclosed proxy card in order to make certain your shares will be voted at the meeting. Common Shares represented by properly voted proxies will be voted in accordance with any specification made thereon and, if no specification is made, will be voted:

•

in favor of the election of Robert G. Bohn, Linda S. Harty, William E. Kassling, Robert J. Kohlhepp, Klaus-Peter Müller, Candy M. Obourn, Joseph M. Scaminace, Wolfgang R. Schmitt, Åke Svensson, Markos I. Tambakeras, James L. Wainscott, and Donald E. Washkewicz as Directors for a term expiring at the Annual Meeting of Shareholders in 2011;

•	in favor of the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending June 30, 2011;

•	in favor of the Parker-Hannifin Corporation 2010 Performance Bonus Plan; and

•	against the shareholder proposal to amend the Code of Regulations to separate the roles of Chairman of the Board and Chief Executive Officer.

Abstentions and broker non-votes are counted in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote has the same effect as a vote against a proposal which requires the affirmative vote of a certain number of Common Shares, as each abstention or broker non-vote would be one less vote in favor of a proposal. You may revoke your proxy at any time prior to the close of voting at the Annual Meeting of Shareholders by giving us notice in writing, in open meeting, or by internet or telephone as set forth on the proxy card, without affecting any vote previously taken. However, your mere presence at the meeting will not operate to revoke your proxy.

Our Annual Report, including financial statements for the fiscal year ended June 30, 2010, is being mailed to shareholders with this Proxy Statement. If a single copy of the Annual Report and Proxy Statement was delivered to an address that you share with another shareholder, you may request a separate copy by notifying us in writing or by telephone at: Parker-Hannifin Corporation, Corporate Communications, 6035 Parkland Boulevard, Cleveland, Ohio 44124, (216) 896-3000.

You can elect to view our future Annual Reports and Proxy Statements over the internet, instead of receiving paper copies in the mail. Providing these documents over the internet will save us the cost of producing and mailing them. If you give your consent, in the future, when, and if, we elect to provide these documents, over the internet, you will receive notification which will contain the internet location where the documents are available. There is no cost to you for this service other than any charges you may incur from your internet provider, telephone and/or cable company. To give your consent, follow the prompts when you vote by telephone or over the internet or check the appropriate box located at the bottom of the enclosed proxy card when you vote by mail. Once you give your consent, it will remain in effect until you inform us otherwise in writing. If at any time you would like to receive a paper copy of our Annual Report or Proxy Statement, please contact Corporate Communications at the address or telephone number provided above.

By Order of the Board of Directors

Thomas A. Piraino, Jr.
Secretary

September 27, 2010

Appendix A

PARKER-HANNIFIN CORPORATION

2010 PERFORMANCE BONUS PLAN

1.          Purpose. The purpose of this 2010 Performance Bonus Plan (the “Plan”) is to attract and retain key executives for Parker-Hannifin Corporation, an Ohio corporation (the “Corporation”), and its Subsidiaries and to provide such persons with incentives for superior performance. Incentive Bonuses paid under the Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder, and the Plan shall be construed consistently with such intention.

2.          Definitions. The following capitalized words as used in this Plan shall have the following meanings:

      “Board” means the Board of Directors of the Corporation.

      “Code” means the Internal Revenue Code of 1986, as amended from time to time.

      “Committee” means the Human Resources and Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Corporation, each of whom shall qualify as an “outside director” for purposes of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Regulations.

      “Common Shares” means the Corporation’s common shares of the par value of $.50 per share.

      “Eligible Executive” means the Corporation’s Chief Executive Officer and any other executive officer or other employee of the Corporation designated by the Committee.

      “Incentive Bonus” shall mean, for each Eligible Executive, an award opportunity determined by the Committee pursuant to Section 5 below, which may be a Short-Term Incentive Bonus or a Long-Term Incentive Bonus.

      “Long-Term Incentive Bonus” shall mean, for each Eligible Executive, an Incentive Bonus designated as such by the Committee determined with respect to a Performance Period (or a combination of a Performance Period and an additional required period of service) longer than one year.

      “Management Objectives” means the achievement of a short-term or long-term performance objective or objectives established pursuant to this Plan for Eligible Executives. Management Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the Subsidiary, division, department or function within the Corporation or Subsidiary in which the Eligible Executive is employed. The Management Objectives shall be limited to specified levels of, growth in, or relative peer company performance in one or more of the following:

(i) earnings per share;

(ii) return on invested capital;

(iii) return on total capital;

(iv) return on total assets;

(v) return on net assets;

(vi) return on equity;

(vii) total shareholder return;

(viii) revenue;

(ix) cash flow or free cash flow;

(x) net income;

(xi) operating profit;

(xii) pre-tax income;

(xiii) earnings before interest, taxes, depreciation and/or amortization costs;

(xiv) productivity;

(xv) customer satisfaction;

(xvi) employee satisfaction;

(xvii) economic value added; and

(xviii) stock price.

      “Performance Period” means a period of time established by the Committee, in its sole discretion, within which the Management Objectives relating to an Incentive Bonus are to be achieved. The Committee may establish different Performance Periods for different Eligible Executives, and the Committee may establish concurrent or overlapping Performance Periods.

      “Regulations” mean the Treasury Regulations promulgated under the Code, as amended from time to time.

      “Short-Term Incentive Bonus” means, for each Eligible Executive, an Incentive Bonus designated as such by the Committee and determined with respect to a Performance Period (or a combination of a Performance Period and an additional required period of service) of one year or less.

      “Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Corporation has a direct or indirect ownership or other equity interest.

3.          Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and to adopt regulations for the administration of the Plan. The Committee shall have the exclusive right to establish Management Objectives and the amount of any Incentive Bonus payable to each Eligible Executive upon the achievement of the specified Management Objectives.

4.          Eligibility. Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.

5.          Awards.

      (a) Not later than the earlier of (i) the 90th day of each Performance Period, or (ii) the expiration of 25% of the Performance Period, the Committee shall establish the Management Objective or Management Objectives for each Incentive Bonus granted to an Eligible Executive for such Performance Period and the amount of the Incentive Bonus payable (or formula for determining such amount) upon full achievement of the specified Management Objectives. With respect to any Performance Period, the Committee may grant to any Eligible Executive more than one Short-Term Incentive Bonus, and more than one Long-Term Incentive Bonus, as applicable. The Committee may further specify in respect of the specified Management Objectives for an Incentive Bonus a minimum acceptable level of achievement below which no Incentive Bonus payment will be made and shall set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives. The Management Objectives established by the Committee for an Incentive Bonus shall have any reasonable definitions that the Committee may specify within the period specified in this Section 5(a), which may include or exclude any items specified by the Committee, including but not limited to any or all of the following items: discontinued operations, extraordinary, unusual, non-recurring or special items, effects of accounting changes, effects of currency or interest rate fluctuations, effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities), changes in tax rates, expenses for restructuring or productivity initiatives, litigation losses, non-operating items, effects of acquisitions or divestitures and changes of law or regulation affecting the Corporation’s business. The Committee may not modify any terms of awards established pursuant to this section, except to the extent that after such modification the Incentive Bonus would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Code.

(b) The Committee retains the discretion to reduce the amount of any Incentive Bonus that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero).

(c) Notwithstanding any other provision of the Plan to the contrary, in no event shall (i) the aggregate amount of the Short-Term Incentive Bonuses paid to the Chief Executive Officer under the Plan for a Performance Period exceed either $4 million or 300% of base salary; (ii) the aggregate amount of the Short-Term Incentive Bonuses paid to an Eligible Executive (other than the Chief Executive Officer) under the Plan for a Performance Period exceed either $2 million or 200% of base salary; (iii) the aggregate amount of the Long-Term Incentive Bonuses paid to the Chief Executive Officer under the Plan for a Performance Period exceed $8.5 million in cash or 200,000 Common Shares; or (iv) the aggregate amount of the Long-Term Incentive Bonuses paid to an Eligible Executive (other than the Chief Executive Officer) under the Plan for a Performance Period exceed $3.5 million in cash or 100,000 Common Shares. The limit on the number of Common Shares that may be paid to an Eligible Executive as Long-Term Incentive Bonuses and the kind of shares covered thereby shall be adjusted by the Committee as it may deem equitable to reflect any (a) stock dividend, stock split, combination of Common Shares, recapitalization or other change in the capital structure of the Corporation, or (b) merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) other corporate transaction or event having an effect similar to any of the foregoing.

6.          Committee Certification. As soon as reasonably practicable after the end of each Performance Period, the Committee shall determine whether each Management Objective has been achieved and the amount of any Incentive Bonus to be paid to each Eligible Executive for such Performance Period and shall certify such determinations in writing.

7.          Payment of Incentive Bonuses. Subject to a valid election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Incentive Bonus, Incentive Bonuses payable in cash shall be paid within 30 days after written certification pursuant to Section 6, but in no event later than two and a half months from the end of the Corporation’s last fiscal year to which the award relates. Short-Term Incentive Bonuses shall be paid in cash. Long-Term Incentive Bonuses may, at the discretion of the Committee, be paid in cash and/or Common Shares (or any award based on or denominated in Common Shares) issued pursuant to the Corporation’s equity compensation plans in existence at the time of grant. Incentive Bonuses paid in cash may be deferred under the Corporation’s Executive Deferral Plan, subject to the terms and conditions of such plan. An election to defer payment of all or any part of an Incentive Bonus under the Plan shall be made in accordance with such rules as may be established by the Committee in order to comply with Section 409A of the Code and such other requirements as the Committee shall deem applicable to the deferral.

8.          No Right to Incentive Bonus or Continued Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Corporation, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Corporation or any Subsidiary of the Corporation.

9.          Amendment and Termination. The Committee may amend the Plan from time to time, provided that any such amendment is subject to approval by the shareholders of the Corporation to the extent required to satisfy the requirements of Section 162(m) of the Code and the Regulations promulgated thereunder and provided further that any such amendment shall not, after the end of the 90-day (or shorter) period described in Section 5(a) of the Plan, cause the amount payable under an Incentive Bonus to be increased as compared to the amount that would have been paid in accordance with the terms established within such period. The Committee may also terminate the Plan at any time. Notwithstanding the foregoing, the Committee may not amend or terminate the Plan in any manner that would cause any Incentive Bonus granted under the Plan to fail to constitute “performance-based compensation” for purposes of Section 162(m) of the Code.

10.         Claw-back Policy. Each Incentive Bonus granted pursuant to this Plan shall be subject to the terms and conditions of the Corporation’s Claw-back Policy, as the same may be amended from time to time, as a result of which an Eligible Executive may be required to repay or forfeit an Incentive Bonus granted pursuant to this Plan.

11.         Effective Date. Subject to approval by the shareholders of the Corporation, this Plan shall become effective for Performance Periods commencing with or during the Corporation’s 2011 fiscal year, and shall remain effective for all Incentive Bonuses awarded prior to the first annual meeting of shareholders held in the 2016 fiscal year, subject to any further stockholder approvals (or re-approvals) mandated for performance-based compensation under Section 162(m) of the Code, and subject to the right of the Committee to terminate the Plan pursuant to Section 9.

Annual Meeting of Shareholders

October 27, 2010
Parker-Hannifin Corporation
6035 Parkland Boulevard
Cleveland, Ohio 44124-4141
(216) 896-3000

Directions to Corporate Headquarters

Lake Erie
Cleveland
I-90
Richmond Rd.
I-271
Kirtland
Mayfield Rd. (322)
Gates Mills
Rt. 6
Cedar Rd.
Landerhaven Corporate Ctr (Parker)
Beachwood
Pepper Pike
I-90
Chagrin Blvd.
Lander Rd.
Brainard Rd.
Chagrin Falls
I-480
I-480
Cleveland Hopkins Airport
237
Snow Rd.
Rockside Rd.
I-80
Rt. 83
I-77
I-71
I-271
I-80
N

Mayfield Rd.
I-271 To I-90
Brainard Rd.
Lander Rd.
SOM Center Rd.
Parkland Blvd.
Parkland Blvd.
Parker Hannifin
Parkland Blvd.
Allen-Bradley Dr.
Parkland Blvd.
Gates Mills
To I-480 and Ohio Turnpike
Landerhaven Drive
Cedar Rd.
N

- ***From the North exiting at Cedar/Brainard:***
  Take I-271 south to exit 32 (Landerhaven). Turn left onto Brainard Rd., then left onto Cedar Rd. At second light make left onto Lander Rd.; right onto Parkland Blvd. Turn left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From the North exiting at Mayfield Rd.:***
  Take I-271 south to Mayfield Rd. West. Take Mayfield Rd. to Lander. Turn left onto Lander Rd.; left onto Parkland Blvd. Turn left as road splits at Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From the South exiting at Cedar/Brainard:***
  Take I-271 north to exit 32 (Landerhaven). Turn right onto Brainard Rd., then left onto Cedar Rd. At second light make left onto Lander Rd.; right onto Parkland Blvd. Turn left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From the South exiting at Mayfield Rd.:***
  Take I-271 N to Mayfield Rd. West. Take Mayfield Rd. to Lander. Turn left onto Lander Rd.; left onto Parkland Blvd. Turn left as road splits at Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From Cleveland Airport:***
  Take I-480 east to I-271 north to exit 32 (Landerhaven). Turn right onto Brainard Rd; then left onto Cedar Rd. At second light make left onto Lander Rd; right on Parkland Blvd., turning left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From Downtown:***
  Take I-90 east to I-271 south to exit 32 (Landerhaven). Make left onto Brainard Rd., then left onto Cedar Rd. At second light, make left onto Lander Rd.; right onto Parkland Blvd. Turn left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.

VOTE BY TELEPHONE
c/o Corporate Election Services P.O. Box 1150 Pittsburgh, PA 15230	Have this proxy/voting instruction available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions presented to record your vote.
VOTE BY INTERNET
Have this proxy/voting instruction available when you access the website www.cesvote.com, and follow the simple instructions presented to record your vote.
VOTE BY MAIL
Please mark, sign and date this proxy/voting instruction and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15253.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return this Proxy/Voting
Touch-Tone phone:	cast your vote:	Instruction in the Postage-
1-888-693-8683	www.cesvote.com	paid envelope provided

Vote 24 hours a day, 7 days a week!

If you are a participant in one of the Parker-Hannifin Corporation employee saving plans, your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on October 25, 2010 to be counted in the final tabulation. Otherwise, your vote must be received by 6:00 a.m. Eastern Daylight Time on October 27, 2010 to be counted in the final tabulation.

If voting by telephone or Internet, please do not mail this proxy/voting instruction.

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Proxy/voting instruction must be signed and dated below. ¯ Please fold and detach card at perforation before mailing. ¯

PARKER-HANNIFIN CORPORATION	PROXY/VOTING INSTRUCTION

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on October 27, 2010.

The undersigned hereby appoints DONALD E. WASHKEWICZ, TIMOTHY K. PISTELL, and THOMAS A. PIRAINO, JR., and any of them, as proxies to represent and to vote all shares of stock of Parker-Hannifin Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on October 27, 2010, and at any adjournment(s) thereof, on the proposals more fully described in the Proxy Statement for the Meeting in the manner specified herein and on any other business that may properly come before the Meeting.

This card also serves as voting instructions to Fidelity Management Trust Company as Trustee for shares held in the Parker Retirement Savings Plan and to Sun Life Financial Trust, as Trustee for the Deferred Profit Sharing Plan, Employee Profit Sharing Plan, and the Registered Retirement Savings Plan. The Trustee of the Parker Retirement Savings Plan will vote all uninstructed and unallocated shares in the same proportion as the shares for which the Trustee receives voting instructions.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing on behalf of a corporation or as a fiduciary, attorney, executor, administrator, trustee or guardian, please also give your full title.

Signature(s)

Signature(s)

Date: , 2009

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You can elect to view future Parker-Hannifin Corporation Annual Reports and Proxy Statements over the Internet, instead of receiving paper copies in the mail. Providing these documents over the Internet can save the Corporation the cost of producing and mailing them. Participation is completely voluntary. If you give your consent, in the future, when, as and if, the Corporation elects to provide these documents, over the Internet, you will receive notification which will contain the Internet location where the documents are available. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise in writing.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy/voting instruction when you vote by mail.

Proxy/voting instruction must be signed and dated on the reverse side. ¯ Please fold and detach card at perforation before mailing. ¯

PARKER-HANNIFIN CORPORATION	PROXY/VOTING INSTRUCTION

IF NO DIRECTIONS ARE GIVEN, YOUR PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3 AND AGAINST ITEM 4.

1.	Election of the following individuals as Directors for a term expiring at the Annual Meeting of Shareholders in 2011.

Nominees:	(1) Robert G. Bohn	(2) Linda S. Harty	(3) William E. Kassling	(4) Robert J. Kohlhepp
	(5) Klaus-Peter Müller	(6) Candy M. Obourn	(7) Joseph M. Scaminace	(8) Wolfgang R. Schmitt
	(9) Åke Svensson	(10) Markos I. Tambakeras	(11) James L. Wainscott	(12) Donald E. Washkewicz

	☐ FOR all nominees listed above		☐ WITHHOLD AUTHORITY
	(except as otherwise marked above)		to vote for all nominees listed above
(Instructions: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.)

2.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending June 30, 2011.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Approval of the Parker-Hannifin Corporation 2010 Performance Bonus Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Shareholder proposal to amend the Code of Regulations to separate the roles of Chairman of the Board and Chief Executive Officer.

☐ FOR	☐ AGAINST	☐ ABSTAIN

☐	I consent to view future shareholder communications over the Internet as stated above and in the Proxy Statement

IMPORTANT – THIS PROXY/VOTING INSTRUCTION MUST BE SIGNED AND DATED ON THE REVERSE SIDE.